Exhibit 4.2

EXECUTED VERSION

QUEBECOR MEDIA INC.

as Borrower

– and –

THE FINANCIAL INSTITUTIONS IDENTIFIED

ON THE SIGNATURE PAGES HERETO

as Lenders

– and –

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

– and –

TD SECURITIES

– and –

THE BANK OF NOVA SCOTIA

as Joint Lead Arrangers and Joint Bookmanagers

– and –

BANK OF AMERICA, N.A.

as Administrative Agent

– and –

THE TORONTO-DOMINION BANK

– and –

THE BANK OF NOVA SCOTIA

as Syndication Agents

– and –

ROYAL BANK OF CANADA

– and –

CAISSE CENTRALE DESJARDINS

as Documentation Agents

Revolving Facility – C$300,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

June 14, 2013

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Section 10.10	Collateral and Guaranty Matters	77
Section 10.11	Replacement of Non-Schedule I Reference Banks	77
Section 10.12	Irrevocable Power of Attorney (fondé de pouvoir)	77
Section 10.13	Issuing Lender	78
Section 10.14	Borrower Materials	78

ARTICLE 11 CURRENCY AND EXCHANGE		78
Section 11.01	Rules of Conversion	78
Section 11.02	Determination of an Equivalent Currency	79

ARTICLE 12 MISCELLANEOUS		79
Section 12.01	Amendment Etc.	79
Section 12.02	Waiver	81
Section 12.03	Evidence of Debt and Accommodation Notices	81
Section 12.04	Notices, etc.	81
Section 12.05	Confidentiality	82
Section 12.06	Costs, Expenses and Indemnity	82
Section 12.07	Taxes	84
Section 12.08	Successors and Assigns	85
Section 12.09	Mitigation Obligations: Replacement of Lenders	87
Section 12.10	Right of Set-off	88
Section 12.11	Accommodations by Lenders	88
Section 12.12	Rateable Payments	89
Section 12.13	Interest on Accounts	89
Section 12.14	Governing Law	89
Section 12.15	Consent to Jurisdiction	89
Section 12.16	Counterparts	90
Section 12.17	Severability	89
Section 12.18	Assignment to Federal Reserve Bank	90
Section 12.19	Good Faith and Fair Consideration	90
Section 12.20	Superior Force	90
Section 12.21	Sharing of Payments Among Lenders	90
Section 12.22	Language	91
Section 12.23	No Waiver and No Novation	92

Schedules

SCHEDULE A	-	AGENCY BRANCH ACCOUNT
SCHEDULE B	-	COMMITMENTS
SCHEDULE 1	-	FORM OF ACCOMMODATION NOTICE
SCHEDULE 2	-	FORM OF NOTICE OF REPAYMENT
SCHEDULE 3	-	OFFER TO LENDERS
SCHEDULE 4	-	APPLICABLE MARGINS
SCHEDULE 5	-	SECURITY AND SECURITY DOCUMENTS
SCHEDULE 6	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
SCHEDULE 7	-	SUBORDINATION AGREEMENT FOR BACK-TO-BACK SECURITIES
SCHEDULE 8	-	FORM OF NOTE

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Disclosure Schedules
SCHEDULE 1.01(A)	EXISTING BACK-TO-BACK DEBT
SCHEDULE 1.01(B)	EXISTING BACK-TO-BACK PREFERRED SHARES
SCHEDULE 1.01(C)	EXISTING TAX BENEFIT TRANSACTIONS
SCHEDULE 7.01(A)	SUBSIDIARIES AND JURISDICTION OF INCORPORATION OR CONTINUATION
SCHEDULE 7.01(G)	LOCATION OF BUSINESS AND OF MINUTE BOOKS
SCHEDULE 7.01(L)	CORPORATE CHART OF THE BORROWER
SCHEDULE 7.01(P)	MATERIAL AGREEMENTS
SCHEDULE 7.01(V)	CORPORATE STRUCTURE

AMENDED AND RESTATED CREDIT AGREEMENT entered into in the City of Montreal, Province of Quebec, as of June 14, 2013

AMONG:	QUEBECOR MEDIA INC., a company constituted and existing under the laws of Quebec, Canada, having its registered office, head office and chief executive office at 612 St-Jacques St., Montreal, Quebec, H3C 4M8

PARTY OF THE FIRST PART

AND:	THE FINANCIAL INSTITUTIONS NAMED ON THE SIGNATURE PAGES HEREOF OR FROM TIME TO TIME PARTIES HERETO

PARTIES OF THE SECOND PART

AND:	BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE LENDERS, a duly constituted bank, having a place of business at Bank of America Plaza, 901 Main St., Dallas, Texas, 75202-3714, TX1-492-14-11 and at 181 Bay Street, Toronto, Ontario, M5J 2V8

PARTY OF THE THIRD PART

WHEREAS Quebecor Media Inc., as Borrower, Bank of America, NA, as Administrative Agent, and certain financial institutions, as Lenders, entered into a credit agreement dated as of January 17, 2006 (the “Original Credit Agreement”) under the terms of which the Lenders agreed to provide the Borrower credit facilities for an aggregate amount of C$100,000,000 by way of revolving credit facility designated “Revolving Facility”, C$125,000,000 by way of a term credit facility designated “Facility A” and US$350,000,000 by way of a term credit facility designated “Facility B”;

WHEREAS the Original Credit Agreement was amended by a First Amending Agreement dated as of January 14, 2010 and by a Second Amending Agreement dated as of January 25, 2012 (collectively, the “Amendments”);

WHEREAS, as of the date hereof, the Revolving Commitments are totaling C$300,000,000 and both Facility A and Facility B have been fully repaid and cancelled;

WHEREAS the parties hereunder have agreed to further amend and restate the Original Credit Agreement as amended by the Amendments in order, inter alia, to give effect to the Request for Amendment dated May 12, 2013 approved by all Lenders.

NOW THEREFORE the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby covenant and agree as follows.

ARTICLE 1

INTERPRETATION

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings

“Accommodation” means (i) an Advance made by a Lender; (ii) the creation and purchase of Bankers’ Acceptances or the purchase of completed Drafts by a Lender or by any other Person on the occasion of any Drawing; and (iii) the creation, issue, extension of expiry date, renewal or increase of Letters of Credit by an Issuing Lender (each of which is a “Type” of Accommodation).

“Accommodation Notice” means a Borrowing Notice or a Drawing Notice, as the case may be.

“Accommodations Outstanding” means, at any time, the principal amount owed to the Lenders under the Credit Facilities, and, more specifically, means (i) under the Revolving Facility, in relation to (a) the Borrower and all Revolving Lenders, the amount of all Accommodations outstanding thereunder at such time made to the Borrower by the Revolving Lenders, and (b) the Borrower and each Revolving Lender, the amount of all Accommodations outstanding at such time made by such Revolving Lender under its Commitment under the Revolving Facility; (ii) under Facility B, in relation to (a) the Borrower and all Facility B Lenders, the amount of all Accommodations outstanding thereunder at such time made to the Borrower by the Facility B Lenders, and (b) the Borrower and each Facility B Lender, the amount of all Accommodations outstanding at such time made by such Facility B Lender under its Commitment under Facility B; and (iii) in respect of Letters of Credit, in relation to the Borrower and the Issuing Lender, the Aggregate Face Amount of Letters of Credit Outstanding at such time issued by the Issuing Lender to the Borrower. In determining Accommodations Outstanding under the Revolving Facility, the aggregate amount thereof shall be determined on the basis of (i) the aggregate principal amount of all Advances in Canadian Dollars, (ii) the Equivalent Amount in Canadian Dollars of the aggregate principal amount of all Advances in US Dollars, (iii) an amount equal to the Aggregate Face Amount of Letters of Credit Outstanding for which the Revolving Lenders are contingently liable pursuant to Section 3.01(1) and Section 5.02(2), as the case may be, and (iv) the aggregate Face Amount of all outstanding BA Instruments which any applicable Lender has purchased or arranged to have purchased (and in respect of each Revolving Lender, a ratable part of such amounts). In determining Accommodations Outstanding under the Facility B-1 Tranche, the aggregate amount thereof shall be determined on the basis of the aggregate principal amount of all Advances in US Dollars (and in respect of each Facility B-1 Lender, a ratable portion of such amounts). In determining Accommodations Outstanding under the Facility B-2 Tranche, the aggregate amount thereof shall be determined on the basis of (i) the aggregate principal amount of all Advances in Canadian Dollars and (ii) the aggregate Face Amount of all outstanding BA Instruments which any applicable Lender has purchased or arranged to have purchased (and in respect of each Facility B-2 Lender, a ratable part of such amounts). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Acquisition” means, with respect to any Person, any transaction or series of related transactions for the direct or indirect (i) acquisition of all or substantially all of the Assets or a business or division of any other Person; (ii) acquisition of any shares, interests, participations or other equivalents (including partnership interests); or (iii) reconstruction, reorganization, consolidation, amalgamation, winding-up, merger, transfer, sale, lease or other combination with any other Person other than with a subsidiary of such Person; and “Acquire” and “Acquired” have meanings correlative thereto.

“Administrative Agent” means, Bank of America, N.A. as administrative agent for the Lenders under this Agreement, with assistance from Bank of America, N.A., Canada Branch, and any successor appointed pursuant to Section 10.06.

“Advances” means advances of funds in Canadian Dollars by way of Prime Rate Advances made by a Lender under the Credit Facilities and advances in US$ by way of Libor Advances and US Prime Rate Advances made by a Lender under the Credit Facilities, all in accordance with Article 3, and “Advance” means any one of such advances.

“Affiliate” has the meaning specified in the Canada Business Corporations Act on the date of this Agreement, and, with respect to any Lender that is a fund that invests in bank loans, means any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Agency Branch Account” means the accounts listed in Schedule A attached hereto.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America, N.A. in its capacity as the Administrative Agent, Banc of America Securities LLC as, inter alia, joint lead arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Face Amount of Letters of Credit Outstanding” means the sum, expressed in Canadian Dollars, of (i) the aggregate Face Amount of all Letters of Credit issued in C$ and (ii) the Equivalent Amount in C$ of the aggregate Face Amount of all Letters of Credit issued in US$.

“Agreement” means this amended and restated credit agreement and all schedules attached hereto, as amended, restated, modified, supplemented or extended from time to time; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

“Annual Business Plan” means, for any Financial Year, (i) detailed pro-forma balance sheets, income statements and statements of changes in the Borrower’s and its Subsidiaries’ financial position, prepared in accordance with GAAP (to the extent applicable), in respect of such Financial Year for the Borrower and its Subsidiaries’ consolidated operations and supported by appropriate explanations, notes and information; (ii) detailed pro-forma balance sheets, income statements and statements of changes in the Borrower’s and its Subsidiaries’ financial position in respect of, and as at the last day of, each of the next two following Financial Years, prepared in accordance with GAAP (to the extent applicable) for the Borrower’s and its Subsidiaries’ consolidated operations.

“Applicable Commitment Fee” means, in respect of the Revolving Facility, the Commitment Fee set out in Schedule 4 corresponding to the applicable Leverage Ratio at such time. The Applicable Commitment Fee shall be adjusted on the date the Administrative Agent receives the relevant Compliance Certificate calculating the Leverage Ratio. If at any time any Compliance Certificate is not delivered on the applicable due date, without prejudice to the rights of the Lenders in respect of such Default, the Borrower shall pay Commitment Fees set out in Tier V of the table in Schedule 4 from the date such Compliance Certificate was due until it is delivered.

“Applicable Margins” means, at any time, subject to the next following sentence, the margins set forth in the relevant table in Schedule 4 and corresponding, with respect to the Revolving Facility, to the Leverage Ratio at such time. In respect of (i) Prime Rate Advances, the Applicable Margin shall be the margin referred to in the column “C$ Prime Rate”; (ii) Drawings and Letters of Credit, the Applicable Margin shall be the margin referred to in the column “Drawing Fee and L/C Fee”, subject, with respect to Letters of Credit, to the fee payable to the Issuing Lender as contemplated by Section 5.01, (iii) Libor Advances, the Applicable Margin shall be the margin referred to in the column “LIBOR”, and (iv) US Prime Rate Advances, the Applicable Margin shall be the margin referred to in the column “US$ Prime Rate”. With respect to the Revolving Facility, if at any time any Compliance Certificate is not delivered on the applicable due date, without prejudice to the rights of the Lenders in respect of such Default, the Applicable Margin shall be that set out in Tier V of the relevant table in Schedule 4 from the date such Compliance Certificate was due until the date on which it is delivered.

If at the time of a change in the Drawing Fee or LC Fee, there exist any outstanding Drawings or Letters of Credit of the Borrower under any Credit Facility, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the applicable Lenders under the applicable Credit Facility (in the case of an increase in the Drawing Fee or LC Fee) or receive repayment or credit from the applicable Lenders (in the case of a decrease in the Drawing Fee or LC Fee) for, an amount in respect of each such Drawing or Letter of Credit equal to the product obtained by multiplying (i) the product obtained by multiplying (w) the difference between the Drawing Fee or LC Fee in effect prior to such change and the Drawing Fee or LC Fee in effect immediately after such change, by (x) the aggregate face amount of such Drawing or Letter of Credit, by (ii) the quotient obtained by dividing (y) the number of days to maturity remaining in respect of such Drawing or Letter of Credit, by (z) 365 days. Any payment as a result of a change in the Applicable Margin shall be made, in respect of Drawings, on the next maturity date thereof in accordance with Article 4 or, in respect of Letters of Credit, on the next date of payment of such LC Fee in accordance with Article 5.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arm’s Length” has the meaning ascribed thereto for the purposes of the Income Tax Act (Canada), as in effect as of the date hereof.

“Assets” means, with respect to any Person, all property, rights, assets and undertakings of such Person of every kind, tangible and intangible, and wheresoever situate, whether now owned or hereafter acquired.

“Assignee” has the meaning ascribed thereto in Section 12.08.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment Fee” means the processing and recordation fee in the amount of US$2,500 for each assignment made in compliance with Section 12.08, provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a sub-allocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and member of its Assignee Group), the Assignment Fee will be US$2,500 plus an amount of: (i) US$0 for the first four concurrent assignments or sub-allocations to members of an Assignee Group (or from members of an Assignee Group, as applicable); and (ii) US$500 per additional concurrent assignment or sub-allocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required) and accepted by the Administrative Agent in substantially the form of Schedule 6 or any other form approved by the Administrative Agent.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Entity having jurisdiction over such Person.

“Back-to-Back Debt” means any loans made or debt instruments issued as part of a Back-to-Back Transaction and in which each party to such Back-to-Back Transaction, other than the Borrower, executes a subordination agreement in favor of the Administrative Agent in substantially the form attached hereto as Schedule 7.

“Back-to-Back Preferred Shares” means preferred shares issued:

(a) to the Borrower by an Affiliate of the Borrower in circumstances where, immediately prior to the issuance of such preferred shares, an Affiliate of the Borrower has loaned on an unsecured basis to the Borrower, or an Affiliate of the Borrower has subscribed for preferred shares of the Borrower in an amount equal to, the requisite subscription price for such preferred shares

(b) by the Borrower to one of its Affiliates in circumstances where, immediately prior to or immediately after, as the case may be, the issuance of such preferred shares, the Borrower has loaned an amount equal to the proceeds of such issuance to an Affiliate on an unsecured basis; or

(c) by the Borrower to one of its Affiliates in circumstances where, immediately after the issuance of such preferred shares, the Borrower has used all of the proceeds of such issuance to subscribe for preferred shares issued by such Affiliate;

in each case on terms whereby:

(i) the aggregate redemption amount applicable to the preferred shares issued to or by the Borrower is identical:

(A) in the case of (a) above, to the principal amount of the loan made or the aggregate redemption amount of the preferred shares subscribed for by such Affiliate prior to the issuance thereof;

(B) in the case of (b) above, to the principal amount of the loan made to such Affiliate with the proceeds of the issuance thereof; or

(C) in the case of (c) above, to the aggregate redemption amount of the preferred shares issued by such Affiliate with the proceeds of the issuance thereof;

(ii) the dividend payment date applicable to the preferred shares issued to or by the Borrower will:

(A) in the case of (a) above, be immediately prior to the interest payment date relevant to the loan made or the dividend payment date on the preferred shares subscribed for by such Affiliate immediately prior to the issuance thereof;

(B) in the case of (b) above, be immediately after the interest payment date relevant to the loan made to such Affiliate with the proceeds of the issuance thereof; or

(C) in the case of (c) above, be immediately after the dividend payment date on the preferred shares issued by such Affiliate with the proceeds of the issuance thereof;

(iii) the amount of dividends provided for on any payment date in the share conditions attaching to the preferred shares issued:

(A) to the Borrower in the case of (a) above, will be equal to or in excess of the amount of interest payable in respect of the loan made or the amount of dividends provided for in respect of the preferred shares subscribed for by such Affiliate prior to the issuance thereof;

(B) by the Borrower in the case of (b) above, will be equal to or less than the amount of interest payable in respect of the loan made to such Affiliate with the proceeds of the issuance thereof; or

(C) by the Borrower in the case of (c) above, will be equal to the amount of dividends in respect of the preferred shares issued by such Affiliate with the proceeds of the issuance thereof.

Provided, for greater certainty, that in all cases, (I) the redemption of any preferred shares by the Borrower, (II) the repayment of any Back-to-Back Debt by the Borrower, (III) the payment of any dividends by the Borrower in respect of its preferred shares, and (IV) the payment of any interest on Back-to-Back Debt of the Borrower, may, in each case, be made by the Borrower solely by delivering the relevant Back-to-Back Securities to the Affiliate in question, or by paying to the Affiliate an amount in cash not in excess of the amount already received in cash from such Affiliate. Notwithstanding the foregoing, the requirement set out above with respect to the timing and order of events or to the effect that certain amounts stipulated in (ii) and (iii) above must be equal to or not in excess of or not less than certain other amounts stipulated thereunder shall not apply to Back-to-Back Transactions between QMI Entities provided the exchange of payments relating to such transactions are completed on the same day absent administrative, technical or technological constraints.

“Back-to-Back Securities” means the Back-to-Back Preferred Shares or the Back-to-Back Debt or both, as the context requires.

“Back-to-Back Transactions” means any of the transactions described under the definition of Back-to-Back Preferred Shares.

“BA Equivalent Note” has the meaning specified in Section 4.03(3).

“BA Instruments” means, collectively, Bankers’ Acceptances, Drafts and BA Equivalent Notes, and, in the singular, any one of them.

“Bankers’ Acceptance” has the meaning specified in Section 4.01.

“Banking Day” means any day which is at the same time a Business Day and a day on which dealings in US Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Beneficiary” has the meaning ascribed thereto in Section 5.01(3).

“Benefit Plan” of any Person, means, at any time, any employee benefit plan as defined in Section 3 (3) of ERISA (including a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Internal Revenue Code) are, or at any time within six years immediately preceding the time in question were, in whole or in part, the responsibility of such Person.

“Borrower” means Quebecor Media Inc. and its successors and permitted assigns.

“Borrower’s Equity” means, without duplication, the sum of shareholders’ equity of the Borrower and non-controlling interests of the Borrower, in each case determined on a consolidated basis, in accordance with GAAP.

“Borrowing Notice” has the meaning specified in Section 3.02.

“Building and Fixtures” means all plants, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on the Owned Properties and Leased Properties.

“Business” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, the business currently conducted by the Borrower and its Subsidiaries on the date hereof and any business complementary thereto or an extension thereof.

“Business Day” means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in, or are in fact closed in, (a) with respect to matters pertaining exclusively to Accommodations and repayments under the Revolving Facility and Facility B-2: (i) Toronto, Ontario; and (ii) Montreal, Quebec; or (b) with respect to all other matters: (i) Toronto, Ontario; (ii) Montreal, Quebec; (iii) New York, New York; and (iv) California, U.S.A., or such other State in which the Administrative Agent’s office is located from time to time.

“Canadian Dollars” and “C$” each means lawful money of Canada.

“Canadian Prime Rate” means, at any time, the rate of interest per annum equal to the greater of (i) the rate which the principal office of the Administrative Agent in Toronto, Ontario quotes, publishes and refers to as its “prime rate” and which is its reference rate of interest for demand commercial loans in Canadian Dollars to Canadian borrowers; and (ii) the average rate for Canadian Dollar bankers’ acceptances having a term of one month that appears on the Reuters Screen CDOR Page (or such other page as is a replacement page for such bankers’ acceptances) as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the Administrative Agent, plus 1.00%, adjusted automatically with each quoted, published or displayed change in such rate, all without necessity of any notice to the Borrower or any other Person.

“Capital Expenditures” means expenditures made for the purchase, lease or acquisition of assets (other than current assets) required to be capitalized in accordance with GAAP. For greater certainty, “Capital Expenditures” shall not include Acquisitions and Investments.

“Cash Equivalents” means

(1)	US Dollars or Canadian Dollars;

(2)	investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory or province of the United States of America or Canada, or by any political subdivision or taxing authority thereof, and rated in the “R-1” category by the Dominion Bond Rating Service Limited;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of US$500 million;

(4)	repurchase obligations with a term of not more than sixty days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having a rating of at least P-1 from Moody’s Investors Service, Inc. or A-1 from Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition or with respect to commercial paper in Canada, a rating in the “R-1” category from the Dominion Bond Rating Service Limited; and

(6)	money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of one or more of the following events (whether or not approved by the board of directors of any such Person): (i) any Person or related group of Persons acting in concert shall at any time be, directly or indirectly, the beneficial owner of a greater percentage of the votes attaching to the Borrower’s securities entitled to vote generally in an election of the Borrower’s directors than the percentage of such votes beneficially owned by Quebecor or the Péladeau Group at such time or (ii) the designees of Quebecor or the Péladeau Group shall cease to represent the largest group of designees of any Person or group of Persons acting in concert on the board of directors of the Borrower, or the said board is or becomes controlled by any other shareholder.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Entity or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Entity.

“Claim” means any claim of any nature whatsoever, including any demand, liability, obligation, cause of action, suit, proceeding, judgment, award, assessment and reassessment.

“Closing Date” means January 17, 2006.

“Collateral” means the Assets of the Borrower in respect of which any Lender has or will have a Security Interest pursuant to a Security Document.

“Commitment” means, at any time, in respect of any Lender, its portion of the Revolving Commitment or the Facility B Commitment (or the commitment under any Credit Facility created pursuant to Section 2.12), as applicable, as indicated in Schedule B hereto and “Commitments” means collectively all the Commitments of all Lenders under all Credit Facilities.

“Compliance Certificate” means a certificate of the Borrower signed on its behalf by its chief financial officer, controller, treasurer, or any other officer acceptable to the Administrative Agent, (i) stating that any financial statements delivered by it pursuant to Section 8.01(a) present fairly the financial position, results of operations and changes in financial position of the Borrower in accordance with GAAP; (ii) stating that the representations and warranties in Article 7 are true and correct in all material respects on and as of such date, except where expressly stated to be made at a particular date; (iii) stating that the Borrower is not in breach of any of the covenants contained in Article 8 as at the date thereof (or describing the details of any subsisting breach); (iv) stating that no Default has occurred and is continuing and that no Event of Default has occurred (or describing the details of any subsisting Default and the action which the Borrower proposes to take or has taken with respect thereto or any Event of Default); and (v) providing, in reasonable detail, evidence of compliance, at the end of each Financial Quarter, with Section 8.03 and evidencing the calculation of the financial covenants in Section 8.03 applicable at such time.

“Consolidated Debt” means, for any Person, at any time, the aggregate of all Debt of such Person and its subsidiaries on a consolidated basis, determined in accordance with GAAP.

“Consolidated EBITDA” means, for any Person, for any period and without duplication, earnings of such Person on a consolidated basis before non-controlling interests, earnings from equity accounted investments, extraordinary items, non-recurring gains or losses on debt extinguishment and asset sales, non-cash charges for non-recurring restructuring charges, cash charges for non-recurring restructuring charges to the extent such cash charges are in an aggregate amount of less than C$52,000,000 during the period commencing on October 1, 2012, Consolidated Interest Charges, foreign exchange translation gains or losses not involving the payment of cash, amortization of deferred financing costs and other non-cash financial charges, taxes, depreciation, amortization (including write-down of assets), without taking into account any goodwill adjustments, calculated on a consolidated basis, and otherwise calculated in accordance with GAAP; for greater certainty, there shall be excluded from the calculation of “Consolidated EBITDA” to the extent included in such calculation, the amount of any income or expense relating to Back-to-Back Securities.

Consolidated EBITDA shall (A) exclude the EBITDA of (a) any Person and (b) every division, line of business or group of operating assets used in carrying on a distinct business (collectively called an “Operating Business”) that (in the case of either (a) or (b) above) no longer belong to the Borrower or a Subsidiary of the Borrower (a “Former Contributor”) on the last day of such period which would otherwise be included in such consolidated results of operations of the Borrower because such Former Contributor or Operating Business, as the case may be, has been disposed of during such period; and (B) include the EBITDA for such period of each Person and of every Operating Business that, during such period, became (or, in the case of an Operating Business, became part of) the Borrower or of a Subsidiary of the Borrower and which is (or is comprised within) the Borrower or a Subsidiary of the Borrower on the last day of such period on a proforma basis for such period, based on audited historical results of operations, or, if unavailable, reasonable projections satisfactory to the Administrative Agent.

“Consolidated Interest Charges” means, for any Person, for any period for the Person and its subsidiaries, the sum of, without duplication, on a consolidated basis, (i) all items properly classified as interest expense in accordance with GAAP (other than amounts paid in respect of (A) the Back-to-Back Transactions, including under the Existing Back-to-Back Securities, (B) any non-cash foreign exchange gains or losses recognized in relation to foreign currency denominated Debt and (C) the amortization of deferred financing cost), (ii) the imputed interest component of any element of Consolidated Debt (such as capital leases) which would not be classified as interest expense pursuant to (i), and (iii) the aggregate of all purchase discounts relating to the sale of (a) bankers acceptances or other instruments sold at a discount, and (b) accounts receivable in connection with any asset securitization program, all as determined at such time in accordance with GAAP.

In circumstances where the proceeds of disposition of a Former Contributor (as defined in the definition of “Consolidated EBITDA”) or its property or of an Operating Business (as defined in the definition of “Consolidated EBITDA”) have been used to repay Accommodations Outstanding during such period, for the purpose of calculating Consolidated Interest Charges, the amounts so repaid shall be deducted from the Consolidated Debt on which the calculation of Consolidated Interest Charges for such period would otherwise have been made, and Consolidated Interest Charges shall be reduced accordingly on a proforma basis. Similarly, in circumstances where Consolidated Debt was incurred or assumed in connection with the acquisition of a Person or Operating Business (as defined in the definition of “Consolidated EBITDA”), the amounts so incurred or assumed shall be added to the Consolidated Debt on which the calculation of Consolidated Interest Charges for such period would otherwise have been made, and Consolidated Interest Charges shall be increased accordingly on a proforma basis.

“Consolidated Net Tangible Assets” means on a consolidated basis, at any time, the book value of all assets of the Borrower and its Subsidiaries less (i) current liabilities and (ii) goodwill and all other intangible assets, except separately acquired stand-alone intangible assets (such as, without limitation, 3G licences) and internally developed intangible assets (such as, without limitation, software), in each case, as appearing on the Borrower’s consolidated financial statements and determined in accordance with GAAP.

“Consolidated Senior Debt” means, at any time, the Consolidated Debt less Subordinated Debt of the Borrower and all other unsecured Debt of the Borrower (i.e. Debt not secured by a Lien) determined in accordance with GAAP.

“Consolidated Senior Leverage Ratio” means, at any time, the ratio of the Consolidated Senior Debt of the Borrower to Consolidated EBITDA calculated in the manner prescribed in Section 8.02(g) at such time.

“Contingent Obligations” of any Person means all contingent liabilities required to be included in the financial statements of such Person in accordance with GAAP, excluding any notes thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” has a meaning correlative thereto.

“Credit Documents” means this Agreement, the BA Instruments, the Letters of Credit, the Security Documents, the Hedging Agreements (excluding the Hedging Agreements referred to in paragraph (ii) of the definition of Hedging Agreements), the subordination agreements in respect of Back-to-Back Securities and all other documents (including guarantees) to be executed and delivered to the Administrative Agent, the Issuing Lender, the Lenders, their Affiliates, to any Person on their behalf, or all of them, by the Borrower or any other Person in connection with the Credit Facilities, as such documents or instruments may be amended, restated, modified, supplemented or extended from time to time.

“Credit Facilities” means, collectively, the Revolving Facility, Facility B, and new credit facilities created pursuant to Section 2.12, and, in the singular any one of them.

“Debentures” has the meaning attributed to it in Schedule 5.

“Debt” of any Person means, at any time, without duplication, (i) all indebtedness for borrowed money including bankers’ acceptances, letters of credit or letters of guarantee; for the purposes of calculating the amount of Debt denominated in US$, the Borrower shall use the exchange rate contemplated in the hedging agreements entered into by it up to the extent to which such US$ denominated Debt is covered by such hedging agreements, (ii) Hedging Exposure relating to all hedging agreements, but without duplication of any underlying Debt that may be hedged by same, and without taking into account the currency hedging in respect of the US$ denominated Debt referred to in paragraph (i) above, (iii) all indebtedness for the deferred purchase price of property or services, whether or not represented by a note or other evidence of indebtedness, other than such obligations incurred in the ordinary course of the Person’s business, and payable within a period not exceeding 150 days from the date of their incurrence, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all indebtedness of another Person secured by a Lien created or assumed by the Person on any properties or assets of the Person, (vi) Contingent Obligations, (vii) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases or Synthetic Leases in respect of which the Person is liable as lessee, (viii) the aggregate amount at which any shares in the capital of the Person which are redeemable or retractable at the option of the holder may be retracted or redeemed for cash or Debt (provided all conditions precedent for such retraction or redemption have been satisfied), and (ix) all Debt Guaranteed by the Person; but shall not include (a) the Back-to-Back Securities and the Existing Back-to-Back Securities, and (b) for the purpose of the computation of the Consolidated Senior Leverage Ratio and the Leverage Ratio only, and to the extent that such Debt would have been included in the computation of such ratio otherwise, any Debt required to be repaid following the issuance of an irrevocable repayment notice (for greater certainty, other than Debt under the Revolving Facility or any other revolving facility not resulting in a permanent reduction of such Debt), the amount of such Debt to be excluded under this definition to correspond to the lesser of the principal amount of such Debt to be so repaid and the amount of Cash Equivalents.

“Debt Distribution” means, in respect of any Person, any payment made on, under, or in respect of any Debt (other than Debt under this Agreement or payments required to be made pursuant to the provisions of any pension plan of such Person in effect from time to time), including interest, sinking fund or any like payment.

“Debt Guaranteed” by any Person means the maximum amount which may be outstanding at any time of all Debt of the kinds referred to in (i) through (viii) of the definition of Debt which is directly or indirectly guaranteed by the Person or which the Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which the Person has otherwise assured a creditor or other Person against loss.

“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of or participate in any Accommodations required to be funded or participated by it hereunder within one Business Day of the date required to be funded or participated by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Period” means, with respect to a Libor Advance, a period designated by the Borrower in accordance with Section 3.03.

“Disposition” means with respect to any Asset of any Person, any direct or indirect sale, assignment, cession, transfer (including any transfer of title or possession), exchange, conveyance, release, gift, including by means of a sale-leaseback transaction, reorganization, consolidation, amalgamation or merger; and “Dispose” and “Disposed” have meanings correlative thereto.

“Distribution” means a Debt Distribution or an Equity Distribution.

“Draft” means, at any time, (i) a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Borrower on a Lender or any other Person and bearing such distinguishing letters and numbers as the Lender or the Person may determine, but which at such time has not been completed as to the payee by the Lender or the Person; or (ii) a depository bill within the meaning of the Depository Bills and Notes Act (Canada).

“Drawing” means (i) the creation and purchase of Bankers’ Acceptances by a Lender or by any other Person pursuant to Article 4; or (ii) the purchase of completed Drafts by a Lender or by any other Person pursuant to Article 4.

“Drawing Date” means any Business Day fixed for a Drawing pursuant to Section 4.03.

“Drawing Fee” means, with respect to each Bankers’ Acceptance or Draft drawn by the Borrower and purchased by any Person on any Drawing Date, an amount equal to the Applicable Margin, multiplied by the product of (i) a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day, in the term of maturity of such Bankers’ Acceptance or Draft, and the denominator of which is 365 or 366 (in the case of a leap year), as the case may be, and (ii) the aggregate Face Amount of the Bankers’ Acceptance or Draft.

“Drawing Notice” has the meaning specified in Section 4.03(1).

“Drawing Price” means, in respect of Bankers’ Acceptances or Drafts purchased by a Revolving Lender or a Facility B-2 Lender or any other Person, the result obtained by multiplying (a) the aggregate Face Amount of the Bankers’ Acceptances or Drafts by (b) the amount (rounded up or down to the fifth decimal place with .000005 being rounded up) determined by dividing one by the sum of one plus the product of (x) the Reference Discount Rate, and (y) a fraction the numerator of which is the number of days to maturity of the Bankers’ Acceptances or Drafts and the denominator of which is 365.

“Drawing Proceeds” means, in respect of any Bankers’ Acceptance or Draft purchased by a Lender or any other Person, an amount equal to (i) the Drawing Price in respect of such Bankers’ Acceptance or Draft; minus (ii) the applicable Drawing Fee in respect of such Bankers’ Acceptance or Draft.

“Effective Date” has the meaning ascribed thereto in Section 6.01B.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Commitment under the Revolving Facility, the Issuing Lender, and (iii) unless a Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed, provided that solely in the case of an assignment by a Revolving Lender, the consent of the Borrower shall not be unreasonably withheld or delayed if the Eligible Assignee is funding its Commitment out of the United States of America or Canada, but may be withheld in the Borrower’s discretion if the Commitments are being funded from elsewhere); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means all applicable Laws relating to the environment, health and safety matters or conditions, Hazardous Substances, pollution or protection of the environment, including Laws relating to (i) on site or off-site contamination; (ii) occupational health and safety relating to Hazardous Substances; (iii) chemical substances or products; (iv) Releases of pollutants, contaminants, chemicals or other industrial, toxic or radioactive substances or Hazardous Substances into the environment; and (v) the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substance.

“Environmental Liabilities and Costs” means all Losses and Claims under applicable Environmental Laws, whether known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws or otherwise relating to any Environmental Law, including all Losses and Claims related to Remedial Actions and all reasonable fees, disbursements and expenses of counsel, experts, personnel and consultants, where such Losses and Claims are based on, arise out of or are otherwise in respect of (i) the ownership or operation of the Business or any Assets related to the Business; (ii) the conditions on, under, above or about any real property, assets, equipment or facilities currently or previously owned, leased or operated by the Borrower or any of its Subsidiaries; (iii) expenditures necessary to cause the operations of the Business or Assets either related to the Business or owned, leased or operated by the Borrower or any of its Subsidiaries to comply materially with any and all environmental requirements, including expenditures in connection with obtaining all Environmental Permits; (iv) expenditures necessary to effect the environmental closure, environmental decommissioning or environmental rehabilitation of any of the operations of the Business or Assets either related to the Business or owned, leased or operated by the Borrower or any of its Subsidiaries; (v) liability for personal injury or property damage, including damages assessed for the maintenance of a public or private nuisance; and (vi) any other matter affecting the Owned Properties, the Leased Properties or other Assets of the Borrower or any of its Subsidiaries relating to any Environmental Law or otherwise within the jurisdiction of any Governmental Entity administering any Environmental Law.

“Environmental Notice” means any claim, citation, directive, request for information, statement of claim, notice of investigation, letter or other communication, written or oral, actual or threatened, from any Person to the Borrower or any of its Subsidiaries relating to any Environmental Laws.

“Environmental Permits” includes all permits, certificates, approvals, registrations and licences issued by any Governmental Entity to the Borrower or any of its Subsidiaries or to the Business pursuant to Environmental Laws and required for the operation of the Business or the use of the Owned Properties, Leased Properties or other Assets of the Borrower or any of its Subsidiaries.

“Equity Distributions” means, in respect of any Person, (i) any dividend or other distribution on issued shares of such Person and (ii) the purchase, redemption or retirement amount of any issued shares, warrants or any other options or rights to acquire shares of the Person redeemed or purchased by the Person.

“Equivalent Amount” means on any given day, as applicable, the amount of a currency (the “First Currency”, being US Dollars or Canadian Dollars) into which another currency (the “Other Currency”, being US Dollars or Canadian Dollars) may be converted using for the purposes of such conversion the rate and method set forth in Article 11 at which such Other Currency may be converted into the First Currency.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States of America, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that, for purposes of Title IV of ERISA, is a member of (a) a controlled group of corporations, group of trades or businesses under common control, or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Internal Revenue Code, of which the Borrower or any Subsidiary is a member, or (b) any group treated as a single employer under Section 414(o) of the Internal Revenue Code of which the Borrower or any Subsidiary is a member.

“Event of Default” has the meaning specified in Section 9.01.

“ERISA Event” means:

(a)

(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or

(ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a Plan of a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days,

(b) the application for a minimum funding waiver with respect to a Plan is submitted under Section 303 of ERISA or Section 412 of the Internal Revenue Code,

(c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA),

(d) the cessation of operations at a facility of the Borrower or any Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA,

(e) the withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA,

(f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan,

(g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

(h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Existing Back-to-Back Debt” means the transactions set forth in Schedule 1.01-A, in each case in aggregate principal amount outstanding on the Effective Date, with respect to which each party thereto, other than the Borrower, has executed a subordination agreement in favour of the Administrative Agent for the Lenders in substantially the form attached as Schedule 7.

“Existing Back-to-Back Preferred Shares” means the Preferred Shares and related transactions described in Schedule 1.01-B.

“Existing Back-to-Back Securities” means the Existing Back-to-Back Debt and the Existing Back-to-Back Preferred Shares.

“Existing Tax Benefit Transactions” means the transactions described in Schedule 1.01-C.

“Face Amount” means (i) in respect of a BA Instrument, the amount payable to the holder on its maturity; and (ii) in respect of a Letter of Credit, the maximum amount which the Issuing Lender is contingently liable to pay to the Beneficiary thereof.

“Facility B” means the term credit facility in an amount of US$0 made available to the Borrower in accordance with Article 2, and is comprised of the Facility B-1 Tranche and, if applicable, the Facility B-2 Tranche.

“Facility B Commitment” refers collectively to the Facility B-1 Commitment and the Facility B-2 Commitment.

“Facility B Lenders” refers collectively to the Facility B-1 Lenders and the Facility B -2 Lenders and “Facility B Lender” refers individually to any such Lender.

“Facility B-1 Commitment” means US$0 as such amount may be decreased pursuant to Article 2.

“Facility B-1 Lender” means a Lender which has a Facility B-1 Commitment.

“Facility B-1 Tranche” means a portion of Facility B in an amount of up to US$0 made available to the Borrower by Facility B-1 Lenders, if any.

“Facility B-2 Commitment” means C$0 as such amount may be decreased pursuant to Article 2.

“Facility B-2 Lender” means a Lender which has a Facility B-2 Commitment and which is able and willing to make Accommodations to the Borrower in Canadian Dollars.

“Facility B-2 Tranche” means a portion of Facility B in an amount of up to C$0 made available to the Borrower by Facility B-2 Lenders, if any.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, for any day on which such rate is not so published for such day by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including without limitation, the inability or failure of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, Bank of America N.A.’s announced US Prime Rate will apply.

“Fees” means the fees payable by the Borrower under this Agreement.

“Financial Quarter” means, in respect of any Person, a period of three consecutive months in each Financial Year of such Person ending on March 31, June 30, September 30, and December 31, as the case may be, of such year.

“Financial Year” means, in respect of any Person, its financial year commencing on January 1 of each calendar year and ending on December 31 of the same calendar year.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis (except for changes approved by the Borrower’s independent auditors in accordance with promulgations of the Canadian Institute of Chartered Accountants).

“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Hazardous Substance” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy, plasma and organic or inorganic matter, alone or in any combination which is regulated under any applicable Environmental Laws, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law.

“Hedging Agreements” means one or more agreements between the Borrower and one or more of the Lenders or their Affiliates evidencing (A) any interest rate hedge (including any interest rate swap, cap or collars), (B) any commodities hedge or (C) any foreign exchange hedge.

“Hedging Exposure” means the aggregate amount that would be payable to all Persons by the Borrower on any date of determination pursuant to (a) Section 6(e)(i)(3) of each ISDA Master Agreement entered into using the 1992 ISDA Master Agreement and (b) Section 6(e)(i) of each ISDA Master Agreement entered into using the 2002 ISDA Master Agreement, in each case between the Borrower and such Persons as if all hedging agreements under such ISDA Master Agreements were being terminated on that day; provided that, for the purpose of such determination, with respect to Hedging Agreements between a Lender and the Borrower entered into using (y) the 1992 ISDA Master Agreement, such Lender will be deemed to be the Non-defaulting Party (as such term is defined in the 1992 ISDA Master Agreement) and will determine Market Quotation (as such term is defined in the 1992 ISDA Master Agreement) using its estimates at mid-market of the amounts that would be paid for Replacement Transactions (as such term is defined in the 1992 ISDA Master Agreement), and (z) the 2002 ISDA Master Agreement, such Lender will be deemed to be the Non-defaulting Party (as such term is defined in the 2002 ISDA Master Agreement) and will determine the Close-Out Amount (as such term is defined in the 2002 ISDA Master Agreement).

“Immaterial Subsidiary” means, at any time, any Subsidiary of the Borrower accounting individually and on a non-consolidated basis, to less than 2% of Consolidated Net Tangible Assets and 2% of Consolidated EBITDA of the Borrower, provided that at the time of such determination: (i) the aggregate principal amount of any Indebtedness owed by such

Subsidiary to the Borrower or any other Subsidiary of the Borrower at such time does not exceed C$25,000,000; (ii) no such Subsidiary is a party to any Back-to-Back Transaction or Tax Benefit Transaction; and (iii) no Material Subsidiary can be a Subsidiary of an Immaterial Subsidiary.

“Impermissible Qualification” means, relative to the opinion or report of any independent auditors as to any financial statement, any qualification or exception to such opinion or report which (i) is of a “going concern” or similar nature; (ii) relates to any limited scope of examination of material matters relevant to such financial statement, if such limitation results from the refusal or failure of the Borrower to grant access to necessary information therefor; or (iii) relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which could reasonably be expected to have a Material Adverse Effect.

“Indemnified Person” has the meaning specified in Section 12.06(1).

“Interest Charges” means for any Person, for any period for the Person, the sum of, without duplication, (i) all items properly classified as interest expense in accordance with GAAP (other than amounts paid in respect of (A) the Back-to-Back Transactions, including under the Existing Back-to-Back Securities, (B) any non-cash foreign exchange gains or losses recognized in relation to foreign currency denominated Debt and (C) the amortization of deferred financing cost), (ii) the imputed interest component of any element of Debt (such as capital leases) which would not be classified as interest expense pursuant to (i), and (iii) the aggregate of all purchase discounts relating to the sale of (a) bankers acceptances or other instruments sold at a discount, and (b) accounts receivable in connection with any asset securitization program, all as determined at such time in accordance with GAAP.

“Interest Coverage Ratio” means the ratio of Consolidated EBITDA to Consolidated Interest Charges, calculated in the manner prescribed in Section 8.03(b) at such time.

“Internal Revenue Code” means the Internal Revenue Code of 1986 of the United States, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investments” means all investments, in cash or by delivery of property, made directly or indirectly in any Person, whether by acquisition of shares of capital stock, or other obligations or securities or by loan, advance, capital contribution, guarantees or otherwise, and includes any Acquisition; provided, however, that “Investments” shall not mean or include investments in cash or Cash Equivalents or routine investments in inventory, equipment and supplies to be used or consumed, or trade credit granted, in the ordinary course of the Business.

“Issuing Lender” has the meaning attributed to it in the definition of “Letter of Credit”. For the purposes hereof, the Issuing Lender shall be Bank of America N.A., Canada Branch, unless such Issuing Lender no longer wishes to act as such, in which case the provisions of Section 10.06 hereof shall apply, mutatis mutandis, except that only the Revolving Lenders (and not the Facility B Lenders) shall appoint such replacement Issuing Lender.

“ISDA Master Agreement” either the ISDA Master Agreement (Multi-Currency – Cross Border – 1992) (the “1992 ISDA Master Agreement”) or the ISDA 2002 Master Agreement (the “2002 ISDA Master Agreement”), each as published by the International Swaps and Derivatives Association, Inc. and, where the context permits or requires, includes all schedules, supplements, annexes and confirmations attached thereto or incorporated therein, as such agreement may be amended, supplemented or replaced from time to time.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law and Practice (or such later version thereof as may be in effect at the time of issuance).

“ITA” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended, supplemented or re-enacted from time to time.

“Laws” means all legally enforceable statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and “Law” means any one of the foregoing.

“Leased Properties” means the real and immoveable properties forming the subject matter of the Leases to which the Borrower or any of its Subsidiaries is a party.

“Leases” means the leases and subleases of real or immoveable property to which the Borrower or any of its Subsidiaries is a party providing, in each case, for annual rental payments in respect thereof of an amount greater than C$500,000.

“Lenders” means, collectively, the financial institutions and other Persons set forth on the signature pages hereof as Lenders, and any Eligible Assignee thereof upon such Eligible Assignee executing and delivering an Assignment and Assumption to the Borrower and the Administrative Agent, and, in the singular, any one of such Lenders. When used in connection with “Hedging Agreements”, the term “Lender” shall include any Affiliate of a Lender. When used in connection with the Security, the term “Lender” shall include any counterparty to a Hedging Agreement, provided that the counterparty was a Lender or an Affiliate of a Lender, at the time any such Hedging Agreement was entered into. As the context requires, the term “Lender” also includes the Issuing Lender.

“Letter of Credit” means a C$ or US$ denominated standby letter of credit issued or to be issued by an Issuing Lender (an “Issuing Lender”) under the Revolving Facility for the account of the Borrower, issued in the name of the Borrower or any of its Subsidiaries pursuant to Article 5.

“Letter of Credit Application Form” has the meaning ascribed thereto in Section 5.01(3).

“Leverage Ratio” means, at any time, the ratio of Consolidated Debt of the Borrower and its Subsidiaries to Consolidated EBITDA, calculated in the manner prescribed in Section 8.03(a) at such time.

“LIBOR” means, with respect to any Designated Period relating to a Libor Advance:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on LIBOR01 Reuters Monitor Screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in US Dollars (for delivery on the first day of such Designated Period) with a term equivalent to such Designated Period, determined as of approximately 11:00 a.m. (London time) two Banking Days prior to the first day of such Designated Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in US Dollars (for delivery on the first day of such Designated Period) with a term equivalent to such Designated Period, determined as of approximately 11:00 a.m. (London time) two Banking Days prior to the first day of such Designated Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in US Dollars for delivery on the first day of such Designated Period in same day funds in the approximate amount of the Libor Advance being made, continued or converted by the Lender that is the Administrative Agent and with a term equivalent to such Designated Period as would be offered by the Lender that is the Administrative Agent’s London Branch (or, if it has none, Bank of America’s London Branch) to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Banking Days prior to the first day of such Designated Period.

With respect to a Libor Advance to be made by a Lender which is subject to the regulations issued from time to time by the Board of Governors of the Federal Reserve System in the USA in respect of such Libor Advances, the rate determined in paragraphs (a), (b) or (c) above (the “Quoted Rate”) shall be adjusted for reserve requirements in accordance with the following formula to obtain the applicable LIBOR:

LIBOR=                         Quoted Rate

                             1.00 - Reserve Percentage

where “Reserve Percentage” means the rate (expressed as a decimal) applicable to the relevant Lender, during the relevant Designated Period under regulations, directives or guidelines issued from time to time by the Board of Governors of the Federal Reserve System (in the USA) or any successor thereof, for determining the reserve requirement applicable to the applicable Credit Facility or to facilities similar thereto (including any basic, supplemental, emergency or marginal reserve requirement) of such Lender, respectively, with respect to “Eurocurrency liabilities”, as that term is defined under such regulations or for the purposes of complying with such directives or guidelines. All adjustments to the Quoted Rate shall occur and be effective as of the effective date of any change in the Reserve Percentage, and the Administrative Agent will use reasonable efforts to advise the Borrower of any such change as soon as practicable (provided that the Administrative Agent shall not be liable if it fails to do so).

“Libor Advance” means, at any time, the part of the Advances in US$ under any Credit Facility with respect to which the Borrower has chosen to pay interest on the Libor Basis.

“Libor Basis” means the basis of calculation of interest on Libor Advances, or any part thereof, made in accordance with the provisions of Section 3.10.

“Lien” means Security Interests, adverse claims, defects of title, restrictions, deposit arrangements, voting trusts, any other rights of third parties relating to any property and any other lien of any kind.

“Loss” means any loss whatsoever, whether direct or indirect, including expenses, costs, damages, judgments, penalties, fines, charges, claims, demands, liabilities and any and all legal fees and disbursements, except any such loss representing loss of profit.

“Majority Lenders” means, at any time, Lenders whose Commitments under a Credit Facility or all Credit Facilities, as applicable, taken together, are more than 50% of the aggregate amount of the Commitments under a particular Credit Facility or under all Credit Facilities, as applicable.

“Mandatory Prepayment” has the meaning specified in Section 2.05.

“Material Adverse Effect” means, with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), (a) a material adverse effect on the Business, properties, prospects, condition (financial or otherwise), assets, operations, liabilities (actual and contingent) or income of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower to perform any of its material obligations under any of the Credit Documents, or (c) any material impairment of the rights, remedies or benefits available to the Administrative Agent or any Lender under any Credit Document.

“Material Agreements” means the agreements to which the Borrower is a party described in Schedule 7.01(p) and such other agreements of which the Administrative Agent may, from time to time, be notified by the Borrower, in each case where such agreements are necessary to the business of the Borrower, and the absence of which would reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means, at any time, Vidéotron Ltée. and any other Subsidiary of the Borrower which is not an Immaterial Subsidiary.

“Maximum Increase Amount” means C$800,000,000.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any Subsidiary or any ERISA Affiliate is obligated to make, or is accruing an obligation to make, contributions at the time in question, or has, within any of the preceding five plan years made or accrued an obligation to make, contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that:

(a) at the time in question is maintained for employees of the Borrower or any Subsidiary or any ERISA Affiliate and at least one Person other than the Borrower or any such Subsidiary or ERISA Affiliates, or

(b) was so maintained and in respect of which the Borrower or any Subsidiary or ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Proceeds” means any one or more of the following:

(i) with respect to any Disposition of Assets by the Borrower, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note, receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Disposition, less the sum of (x) amounts payable to any Person other than an Affiliate of the Borrower to discharge or radiate Permitted Liens on the Assets being Disposed, (y) reasonable fees (including, without limitation, reasonable legal fees), commissions and other out-of-pocket expenses incurred or paid for by the Borrower to any Person other than an Affiliate of the Borrower in connection with such Disposition, and (z) taxes incurred in connection with such Disposition, whether payable at such time or thereafter; and

(ii) with respect to the issuance of any securities by the Borrower or of any capital contributions by any Person in the Borrower, the net amount equal to the aggregate amount received in cash in connection with such issuance or contribution by any Person in the Borrower less the reasonable fees (including without limitation, reasonable legal fees), commissions and other out-of-pocket expenses owed or paid to any Person other than an Affiliate of the Borrower.

“Non-Schedule I Reference Banks” means Bank of America, N.A, Canada Branch and Credit Suisse, Toronto Branch.

“Owned Properties” means collectively the lands and premises owned by the Borrower or any of its Subsidiaries and the Buildings and Fixtures thereon.

“Overdraft Facility” means the overdraft facility made available to the Borrower by Canadian Imperial Bank of Commerce (or any successor and assigns) in an amount not exceeding C$10,000,000, as same may be replaced or refinanced at any time.

“Participant” has the meaning specified in Section 12.08.

“PBGC” means the Pension Benefit Guaranty Corporation of the United States (or any successor thereto).

“Péladeau Group” means any (i) individual who is related by blood, adoption or marriage to the late Pierre Péladeau, (ii) any trust (whether testamentary or otherwise) the beneficiaries of which are all individuals described in (i); or (iii) any corporation or partnership which is controlled, directly or indirectly, by one or more individuals referred to in (i) or a trust referred to in (ii), or any combination thereof.

“Permitted Debt” means (i) Debt under this Agreement and under the Overdraft Facility; (ii) the Senior Notes; (iii) Subordinated Debt; (iv) the Back-to-Back Securities and Existing Back-to-Back Securities; (v) obligations pursuant to the Hedging Agreements or other hedging arrangements permitted hereunder; (vi) Debt of the Borrower secured by Purchase Money Mortgages permitted hereunder; (vii) the Press Investment Debt; (viii) unsecured Debt; (ix) Debt of the Borrower by way of loans secured by one or more of the Liens permitted under clause (y) of the definition of “Permitted Liens”; (x) any other Debt of the Borrower secured by Liens permitted under clause (z) of the definition of “Permitted Liens”; and (xi) any indebtedness incurred to refinance or replace any of the foregoing; provided that with respect to the Permitted Debt referred to in clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) and (xi), no Default shall have occurred and be continuing and no Event of Default shall have occurred and not been waived at the time of the incurrence of such Debt, and provided further that with respect to the Permitted Debt referred to in clause (ix) only, such Debt shall have a weighted average life maturing on or after January 15, 2017 and the terms and conditions applicable to such Debt (other than the pricing of such Debt) are not more restrictive to the Borrower and its Subsidiaries than those applicable to the Revolving Facility.

“Permitted Debt Distribution” means (i) payments (other than voluntary early repayments or defeasance payments) on account of Permitted Debt (including a premium and fees, if any, thereon), other than the Senior Notes, any Subordinated Debt, the Press Investment Debt, the Overdraft Facility, Debt permitted pursuant to clauses (vi), (ix) and (x) of the definition of Permitted Debt, the Back-to-Back Securities and the Existing Back-to-Back Securities; (ii) regularly scheduled payments of interest on the Senior Notes and on Subordinated Debt; (iii) any payment on account of the Press Investment Debt, and related hedging agreements; (iv) any payment on account of the Overdraft Facility and of Debt permitted pursuant to clauses (vi), (ix) and (x) of the definition of Permitted Debt provided however that, in respect of any Debt permitted pursuant to clause (ix) of the definition of “Permitted Debt”, any voluntary early repayments or defeasance payments of such Debt shall not be financed out of advances under the Revolving Facility; (v) payments made in connection with or in respect of the Back-to-Back Securities or the Existing Back-to-Back Securities; provided, however, that to the extent such payments are made to any Affiliates of the Borrower other than QMI Entities, all corresponding payments required to be paid by such Affiliates pursuant to the related Back-to-Back Securities or Existing Back-to-Back Securities are received, immediately prior to, concurrently with or immediately subsequent to any such payments, by the Borrower, and each such payment by the Borrower shall be conditional upon receipt of an equal or greater amount from such Affiliate; (vi) any Tax Benefit Transaction; and (vii) any payments on account of the refinancing of Senior Notes, other unsecured Debt and Subordinated Debt if the funds used for such payments are obtained by the Borrower from: (A) Subordinated Debt or unsecured Debt having a term expiring after the term of the Debt being repaid and refinanced with such funds; or (B) subject to Section 2.05(3), the unused Net Proceeds from the issuance of any equity securities by the Borrower; provided that with respect to the Permitted Debt Distributions referred to in clauses (i) and (v), no Default shall have occurred and be continuing and no Event of Default shall have occurred and not been waived at the time of such payment; notwithstanding the foregoing, the repayment of the principal of any unsecured Debt or Subordinated Debt (other than the Permitted Debt Distributions referred to in clause (vi), and, to the extent such Debt has become unsecured, clauses (iii) and (iv)) shall not constitute a Permitted Debt Distribution to the extent that such repayment is made out of the proceeds of an increase of Facility B or of any new Credit Facility contemplated by Section 2.12.

“Permitted Distributions” means the Equity Distributions permitted pursuant to Section 8.02(g) and the Permitted Debt Distributions.

“Permitted Liens” means, in respect of any Person, any one or more of the following:

(a) Liens for taxes, assessments or governmental charges or levies which are not delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if, in the Administrative Agent’s opinion, either (i) adequate provision has been made for their payment, or (ii) the Liens are not in the aggregate materially prejudicial to the security constituted by the Security Documents;

(b) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any Assets of the Person and in respect of which adequate holdbacks are being maintained as required by applicable law or such Liens are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by GAAP) in an adequate amount and provided further that such Liens do not, in the Administrative Agent’s opinion, materially reduce the value of the Assets of the Person or materially interfere with the use of such Assets in the operation of the business of the Person;

(c) easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the Assets of the Person or interests therein granted or reserved to other Persons, provided that such rights do not, in the Administrative Agent’s opinion, materially reduce the value of the Assets of the Person or materially interfere with the use of such Assets in the operation of the business of the Person;

(d) title defects or irregularities which are of a minor nature and which, in the Administrative Agent’s opinion, do not materially reduce the value of the Assets of the Person or materially interfere with their use in the operation of the business of the Person;

(e) Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose, which do not, in the Administrative Agent’s opinion, materially reduce the value of the Assets of the Person or materially interfere with their use in the operations of the business of the Person;

(f) attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that the Liens are in existence for less than 10 days after their creation or the execution or other enforcement of the Liens is effectively stayed or the claims so secured are being actively contested in good faith and by proper legal proceedings;

(g) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not, in the Administrative Agent’s opinion, materially reduce the value of the Assets of the Person or materially interfere with the use of such Assets in the operation of the business of the Person;

(h) Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the Assets of the Person, provided that such Liens do not, in the Administrative Agent’s opinion, materially reduce the value of the Assets of the Person or materially interfere with their use in the operation of the business of the Person;

(i) servicing agreements, development agreements, site plan agreements, and other agreements with Governmental Entities pertaining to the use or development of any of the Assets of the Person, provided same are complied with and do not in the Administrative Agent’s opinion, materially reduce the value of the Assets of the Person or materially interfere with their use in the operation of the business of the Person including, without limitation, any obligations to deliver letters of credit and other security as required;

(j) applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and do not in the Administrative Agent’s opinion, materially reduce the value of the Assets of the Person or materially interfere with their use in the operation of the business of the Person;

(k) the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Person, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(l) Liens in favour or for the benefit of the Administrative Agent and the Lenders created by the Security Documents;

(m) Liens in favour of a Lender or an Affiliate of a Lender for their benefit securing obligations under the Hedging Agreements which rank, as to priority, pari passu with the Accommodations Outstanding and any other amounts owing hereunder;

(n) intentionally deleted;

(o) a Lien (other than a Security Interest) on the interest of such Person in any non-wholly owned partnership or corporation that is granted under the terms of the partnership or shareholders agreement to secure the obligations of such Person to the other partners or shareholders under that agreement;

(p) Purchase Money Mortgages in an aggregate amount outstanding at any time not exceeding C$50,000,000;

(q) any rights of a landlord or sub-landlord under applicable Law or the rights of a lessor or sub-lessor under an operating lease;

(r) deposits to secure the performance of leases of property in the ordinary course of business;

(s) intentionally deleted;

(t) intentionally deleted;

(u) the Liens granted by the Borrower on the universality of its movable property, including the Vidéotron Shares, in connection with the Press Investment Debt, provided however that such Liens are pari passu with the Liens created under the Security Documents and are created pursuant to security documents containing terms and conditions substantially similar to the terms and conditions of the Security Documents or terms and conditions satisfactory to the Administrative Agent;

(v) Any renewal, extension, substitution, replacement or refinancing of the foregoing, provided that such renewal, extension, substitution, replacement or refinancing Lien shall not cover any property other than the property that was subject to such Lien prior to such renewal, extension, substitution, replacement or refinancing; and provided, further that the Debt and other obligations secured by such renewal, extension, substitution, replacement or refinancing Lien are permitted by this Agreement;

(w) Liens on any specific Asset acquired through a Tax Benefit Transaction provided such Liens do not extend to any Assets other than such specific Asset and provided further that such Liens are fully discharged or such specific Assets is sold within 5 Business Days of such transaction;

(x) Liens granted by the Borrower on the universality of its movable property, including the Vidéotron Shares, to secure the payment and performance of the obligations of the Borrower under the Overdraft Facility, provided however that such Liens are pari passu with the Liens created under the Security Documents and are created pursuant to security documents containing terms and conditions substantially similar to the terms and conditions of the Security Documents or terms and conditions satisfactory to the Administrative Agent;

(y) Liens (which, for greater certainty, shall exclude the Liens contemplated in clause (e) above of this definition) granted by the Borrower on the universality of its movable property, including the Vidéotron Shares, in connection with any Debt of the Borrower by way of loans, provided however that such Liens are pari passu with the Liens created under the Security Documents and are created pursuant to security documents containing terms and conditions substantially similar to the terms and conditions of the Security Documents or terms and conditions satisfactory to the Administrative Agent acting reasonably, and provided further however that the aggregate amount of Debt by way of loans secured by such pari passu Liens (such Debt including, without limitation, the Commitments under this Credit Agreement, the Press Investment Debt and the Overdraft Facility) does not at any time exceed C$1,250,000,000; and

(z) any other Liens securing any obligation (including, but not limited to, Debt) which does not at any time exceed C$25,000,000.

“Person” means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns that have a similarly extended meaning.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Press Investment” means the investment of the Borrower, directly or indirectly, in the construction of the new printing plant north of Montreal and the new printing facility in the Greater Toronto area.

“Press Investment Debt” means the financing put in place by Société Générale (Canada) in connection with the Press Investment in an amount not exceeding €60,000,000 or the equivalent in Canadian Dollars.

“Prime Rate Advance” means, at any time, the portion of the Advances in Canadian Dollars with respect to which the Borrower has chosen, or, in accordance with the provisions hereof, is obliged, to pay interest calculated in accordance with the provisions of Section 3.08.

“Purchase Money Mortgage” means, in respect of any Person, any Security Interest charging property acquired by such Person, which is granted or assumed by such Person in connection with the acquisition of such property and within not more than 60 days following such acquisition, reserved by the transferor (including any reservation of title in respect of any lease recorded as a capital lease) or which arises by operation of Law in favour of the transferor concurrently with and for the purpose of the acquisition of such property, in each case where (i) the principal amount secured by such Security Interest is not in excess of the cost to such Person of the property acquired; and (ii) such Security Interest extends only to the property acquired.

“QMI Entities” means the Borrower and its Subsidiaries and “QMI Entity” means any one of them.

“Quebecor” means Quebecor Inc., a corporation incorporated and subsisting under the laws of Quebec.

“Reference Discount Rate” means, for any Drawing Date, in respect of any Bankers’ Acceptances or Drafts to be purchased pursuant to Article 4 by (i) a Schedule I chartered bank, the average Bankers’ Acceptance discount rate for the appropriate term as quoted on Reuters Screen CDOR Page (or such other page as is a replacement page for such Bankers’ Acceptances) at 10:00 a.m. (Toronto time); and (ii) by any other Lender or Person, the lesser of (y) the arithmetic average of the actual discount rate quoted by at least one, but not more than two, non-Schedule I Reference Banks; and (z) the rate specified in (i) plus 0.10%. If such rate is not available as of such time, then the discount rate in respect of such Banker’s Acceptances and Drafts shall mean the arithmetic average of the discount rates (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) quoted by Bank of America N.A., Canada Branch, by Royal Bank of Canada and by The Toronto-Dominion Bank at 10:00 a.m. (Toronto time) as the discount rate at which each such Lender would purchase, on the relevant Drawing Date, its own Bankers’ Acceptances or Drafts having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers’ Acceptances or Drafts to be acquired by such Lender or other Person on such Drawing Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” when used as a verb includes release, spill, leak, emit, deposit, discharge, leach, migrate or dispose into the environment and the term “Release” when used as a noun has a correlative meaning, but does not include any emission or discharge pursuant to a valid Environmental Permit.

“Remedial Action” means any action required under any applicable Environmental Law to (i) clean up, remove, treat or in any other way deal with Hazardous Substances in the environment; (ii) prevent any Release of Hazardous Substances where such Release would violate any Environmental Laws or would endanger or threaten to endanger public health or welfare or the environment; or (iii) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in connection with any of the Owned Properties, the Leased Properties or other Assets of the Borrower and its Subsidiaries.

“Reportable Event” means, with respect to any Benefit Plan of any Person, (a) the occurrence of any of the events set forth in ERISA Section 4043(b) (other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations), 4068(e) or 4063(a) or the regulations thereunder with respect to such Benefit Plan, (b) any event requiring such Person or any of its ERISA Affiliates to provide security to such Benefit Plan under Internal Revenue Code Section 401(a)(29) or (c) any failure to make a payment required by Internal Revenue Code Section 412(m) with respect to such Benefit Plan.

“Revolving Commitment” means C$300,000,000, as such amount may be decreased pursuant to Article 2.

“Revolving Facility” means the revolving credit facility in an amount of up to C$300,000,000 to be made available to the Borrower pursuant to Article 2.

“Revolving Lender” means a Lender which has a Commitment under the Revolving Facility.

“Security” means, at any time, the Security Interests in favour of the Administrative Agent or the Lenders, or both, or for their benefit, in the Assets and properties of the Borrower (save for Assets excluded under the Security Documents) securing its obligations under this Agreement and the other Credit Documents (excluding the subordination agreements referred to in that definition), including for greater certainty the obligations under the Hedging Agreements.

“Security Documents” means the agreements described in Schedule 5 and any other Security granted to the Administrative Agent or the Lenders, or both, or for their benefit, as security for the obligations of the Borrower under this Agreement and the other Credit Documents (excluding the subordination agreements referred to in that definition), as such agreements may be amended, restated, modified, supplemented or extended from time to time.

“Security Interest” means any hypothec, mortgage, pledge, security interest, encumbrance, lien, charge or deposit arrangement or any other arrangement or condition that in substance secures payment or performance of an obligation and includes the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.

“Selected Amount” means, with respect to a Libor Advance, the amount in respect of which the Borrower has asked, in accordance with Section 3.02, that the interest payable thereon be calculated on the Libor Basis.

“Senior Notes” means the notes created under the Senior Note Indenture and dated as of January 17, 2006, designated as “7 3/4% Senior Notes due 2016”, and maturing on March 15, 2016, as same may be amended, modified or supplemented from time to time, provided that no such amendment shall affect the unsecured nature of the Senior Notes, nor shall it shorten the maturity of the Senior Notes to any period which is less than one year following the expiry of the Term of the last to expire of the Revolving Facility or Facility B.

“Senior Note Indenture” means the trust indenture dated as of January 17, 2006 between U.S. Bank National Association and the Borrower under which the Senior Notes were issued, as same may be amended, modified or supplemented from time to time, provided that no such amendment shall affect the unsecured nature of the Senior Notes, nor shall it shorten the maturity of the Senior Notes to any period which is less than one year following the expiry of the Term of the last to expire of the Revolving Facility or Facility B.

“Single Employer Plan” means a single employer plan, as defined in Section 4001 (a) (15) of ERISA, that

(a) at the time in question is maintained for employees of the Borrower or any Subsidiary or ERISA Affiliate and no Person other than the Borrower or any Subsidiary and its ERISA Affiliates, or

(b) was so maintained and in respect of which the Borrower or any Subsidiary or ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” means any Person in respect of which the majority of the issued and outstanding capital stock (including securities convertible into voting shares and options to purchase voting shares) granting a right to vote in all circumstances is at the relevant time owned by the Borrower and/or one or more of its Subsidiaries, and includes a partnership and limited partnership that would be an Affiliate if it were a corporation. The Subsidiaries of the Borrower as at the date hereof are listed in Schedule 7.01(a).

“Subordinated Debt” means, in respect of any Person, unsecured Debt of such Person that has no required redemption provisions and matures at least 6 months after the later of the expiry of the Term of the Revolving Facility or Facility B and that has been subordinated in right of payment to the obligations of the Borrower hereunder and under the Security Documents in form and substance acceptable to the Lenders and their counsel.

“Synthetic Lease” means any synthetic lease or similar off-balance sheet financing product where such transaction is considered borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

“Tax Benefit Transaction” means any Existing Tax Benefit Transaction and, for so long as the Borrower is a direct or indirect subsidiary of Quebecor, any transaction between a QMI Entity and Quebecor or any of its Affiliates, the primary purpose of which is to create tax benefits for any QMI Entity or for Quebecor or any of its Affiliates; provided, however, that (1) the QMI Entity involved in the transaction obtains, or has obtained in respect of a similar previous transaction to the extent same remains applicable as certified by the Vice President, Taxation of the Borrower (or any officer having similar functions), a favorable tax ruling from a competent tax authority or a favorable tax opinion from a nationally recognized Canadian law or accounting firm having a tax practice of national standing as to the tax efficiency of the transaction for such QMI Entity; (2) the Borrower delivers to the Administrative Agent (a) a resolution of the board of directors of the Borrower to the effect the transaction will not prejudice the Lenders and certifying that such transaction has been approved by a majority of the disinterested members of such board of directors and (b) an opinion as to the fairness to the Borrower of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States of America or Canada; (3) such transaction is set forth in writing; and (4) the Consolidated EBITDA of the Borrower is not reduced after giving pro forma effect to the transaction as if the same had occurred at the beginning of the most recently ended four fiscal quarter period of the Borrower for which internal financial statements are available; provided, however, that if such transaction shall thereafter cease to satisfy the preceding requirements as a Tax Benefit Transaction, it shall thereafter cease to be a Tax Benefit Transaction for purposes of this Agreement and shall be deemed to have been effected as of such date and, if the transaction is not otherwise permitted by this Agreement as of such date, the Borrower will be in Default hereunder if such transaction does not comply with the preceding requirements or is not otherwise unwound within 30 days of that date. Notwithstanding the foregoing, it is agreed and understood that (i) the abovementioned tax ruling or tax opinion, resolution and fairness opinion shall not be required for any Tax Benefit Transaction in respect of which the net consideration payable to or by a QMI Entity does not exceed, singly, C$10,000,000 and, in the aggregate C$25,000,000 for the preceding twelve month period and (ii) the abovementioned resolution and fairness opinion shall not be required for any Tax Benefit Transaction conducted among QMI Entities.

“Taxes” has the meaning specified in Section 12.07(1).

“Term” means the period commencing on the Closing Date and terminating with respect to (i) the Revolving Facility, on January 15, 2017 and (ii) Facility B, seven years therefrom.

“Term Facilities” means any credit facilities under this Credit Agreement pursuant to which term loans are made available to the Borrower that shall not revolve and in respect of which any amount prepaid or repaid cannot be reborrowed, including, as the case may be, Facility B and any new term credit facilities created from time to time pursuant to Section 2.12.

“Termination Event” means, with respect to any Benefit Plan, (a) any Reportable Event with respect to such Benefit Plan, (b) the termination of such Benefit Plan, or the filing of a notice of intent to terminate such Benefit Plan, or the treatment of any amendment to such Benefit Plan as a termination under ERISA Section 4041(c), (c) the institution of proceedings to terminate such Benefit Plan under ERISA Section 4042 or (d) the appointment of a trustee to administer such Benefit Plan under ERISA Section 4042.

“Unconsolidated Coverage Ratio” means, at any time, for any period the ratio, on an unconsolidated basis, of the aggregate amount of Equity Distributions received in cash by the Borrower (other than advances made to the Borrower by its Subsidiaries) to Interest Charges paid in cash by the Borrower, calculated in the manner prescribed in Section 8.03(c) at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as the same may be amended from time to time.

“US Prime Rate” means, for any day, a fluctuating rate per annum (expressed as an annual rate calculated based on a 365 or 366 day year, as the case may be) equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate” for US$ demand commercial loans in US$ to Canadian borrowers. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“US Prime Rate Advance” means, at any time, the part of the Advances in US$ with respect to which the Borrower has chosen, or, in accordance with the provisions hereof, is obliged to pay, interest calculated in accordance with the provisions of Section 3.09.

“US Dollars” or “US$” means the lawful currency of the United States of America in same day immediately available funds or, if such funds are not available, the currency of the United States of America which is ordinarily used in the settlement of international banking operations on the day on which any payment or any calculation must be made pursuant to this Agreement.

“Vidéotron Credit Agreement” means the Credit Agreement dated as of November 28, 2000 entered into among, inter alia, Vidéotron Ltée, as borrower, and Royal Bank of Canada, as administrative agent, as amended.

“Vidéotron Shares” has the meaning specified in Section 8.01(u).

Section 1.02 Gender and Number. Any reference in the Credit Documents to gender includes all genders, and words importing the singular number only include the plural and vice versa.

Section 1.03 Interpretation not Affected by Headings, etc. The provisions of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 1.04 Currency. All references in the Credit Documents to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

Section 1.05 Certain Phrases, etc. In any Credit Document (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.06 Accounting Terms and Principles. All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP applied on a consistent basis, as in effect from time to time and all financial statements and reports to be prepared hereunder shall be prepared in accordance with GAAP in effect from time to time.

If at any time any change in GAAP would affect the computation of any financial ratio or affect any requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement with the intent of having the respective positions of the Borrower and the Lenders after the coming into force of such change in GAAP conform as nearly as possible to their respective positions under the Credit Agreement immediately prior to January 1, 2010; provided that (A) until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, and (B) no fees (other than reasonable legal fees incurred by the

Lenders to amend any such Credit Document to evidence any such amendment), premiums, increases in pricing or other costs shall be charged to, or borne by, the Borrower in connection with any such amendment. For greater certainty, it is hereby understood and agreed that any reconciliation between calculations of such ratio or requirement before and after giving effect to such change in GAAP made by or on behalf of the Borrower for purposes of determining compliance with any financial ratio or requirement set forth in any Credit Document shall be unaudited.

Section 1.07 Non-Business Days. Whenever any payment is stated to be due on a day which is not a Business Day (other than payments, due on the maturity date of each Credit Facility), such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or Fees, as the case may be. Whenever a particular maturity date falls on a day which is not a Business Day, all payments relating thereto shall be made on the last preceding Business Day.

Section 1.08 Ratable Portion of Accommodations. References in this Agreement to a Lender’s ratable portion of Advances, Drawings, Letters of Credit, Drafts and Banker’s Acceptances or ratable share of payments of principal, interest, Fees or any other amount, shall mean and refer to a ratable portion or share as nearly as may be ratable in the circumstances, as determined in good faith by the Administrative Agent. Each such determination by the Administrative Agent shall be prima facie evidence of such ratable share.

Section 1.09 Incorporation of Schedules. The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

Section 1.10 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.11 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.12 Letter of Credit Amounts. Unless otherwise specified herein, the Face Amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application Form related thereto, provides for one or more automatic increases in the stated amount thereof, the Face Amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.13 Restated Agreement. This Amended and Restated Credit Agreement amends and restates, as of the Effective Date, the Original Credit Agreement as amended by the Amendments and all other verbal or oral agreements, understandings and undertakings between the Lenders and the Borrower or anyone thereof relating to any of the Facilities, and does not in any way effect novation of the Revolving Facility, any Letters of Credit issued thereunder or of any other obligation of the Borrower under the Original Credit Agreement or the Credit Documents executed pursuant to the Original Credit Agreement.

Section 1.14 Reference to this Agreement. The expressions “hereto” or “hereunder” or “hereof” or “herein” or “this Agreement” refer to the Original Credit Agreement, as amended by the Amendments, and as further amended and restated by this Amended and Restated Credit Agreement, together with any future amendments, restatements, supplements, replacements or other modifications.

ARTICLE 2

CREDIT FACILITIES

Section 2.01 Availability. (1) Each Lender individually and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement, to make Accommodations ratably to the Borrower in accordance with such Lender’s Commitment under the Revolving Facility and/or Facility B, as applicable. Accommodations under the Revolving Facility may be made available as (i) Prime Rate Advances or US Prime Rate Advances pursuant to Article 3; (ii) Bankers’ Acceptances pursuant to Article 4; (iii) Libor Advances pursuant to Article 3 or (iv) Letters of Credit pursuant to Article 5. Accommodations under the Facility B-1 Tranche may be made available (i) as US Prime Rate Advances pursuant to Article 3 or (ii) as Libor Advances pursuant to Article 3 and, under the Facility B-2 Tranche, (i) as Prime Rate Advances pursuant to Article 3 or (ii) as Bankers’ Acceptances pursuant to Article 4. The Issuing Lender agrees, on the terms and conditions of this Agreement, to make Letters of Credit available to the Borrower in accordance with the provisions thereof.

(2) The failure of any Lender to make an Accommodation shall not relieve any other Lender of its obligation, if any, in connection with any such Accommodation, but no Lender is responsible for any other Lender’s failure in respect of such Accommodation.

(3) The Administrative Agent shall give each Lender prompt notice of any (i) Accommodation Notice received from the Borrower and of each Lender’s ratable portion of any Accommodation; and (ii) other notice received by it from the Borrower under this Agreement.

Section 2.02 Commitments and Facility Limits. (1) The Accommodations Outstanding (i) to all Revolving Lenders under the Revolving Facility shall not at any time exceed the Revolving Commitment; and (ii) to each Revolving Lender under the Revolving Facility shall not at any time exceed such Lender’s Commitment under the Revolving Facility (provided, for greater certainty, that the Issuing Lender’s Commitment under the Revolving Facility shall not be reduced by more than its ratable portion of the Accommodations Outstanding by Letters of Credit made or to be made by it in its capacity as Issuing Lender). The Accommodations Outstanding (i) to all Facility B Lenders under Facility B shall not at any time exceed the Facility B Commitment; and (ii) to each Facility B Lender under Facility B shall not at any time exceed such Lender’s Commitment under Facility B. The Accommodations Outstanding (i) to all Facility B-1 Lenders under the Facility B-1 Tranche shall not at any time exceed the Facility B-1 Commitment; and (ii) to each Facility B-1 Lender under the Facility B-1

Tranche shall not at any time exceed such Lender’s Commitment under the Facility B-1 Tranche. The Accommodations Outstanding (i) to all Facility B-2 Lenders under the Facility B-2 Tranche shall not at any time exceed the Facility B-2 Commitment; and (ii) to each Facility B-2 Lender under the Facility B-2 Tranche shall not at any time exceed such Lender’s Commitment under the Facility B-2 Tranche. The Aggregate Face Amount of Letters of Credit Outstanding shall not at any time exceed C$50,000,000.

(2) The Revolving Facility shall revolve and, except as otherwise provided herein, no payment under the Revolving Facility shall reduce the Revolving Commitment or any Lender’s Commitment under the Revolving Facility. Facility B shall not revolve and any amount repaid or prepaid under Facility B cannot be reborrowed and shall reduce the Facility B Commitment by the amount repaid or prepaid.

(3) A conversion from one Type of Accommodation to another Type of Accommodation shall not constitute a repayment or prepayment.

Section 2.03 Use of Proceeds. (1) The Borrower may use the proceeds of any Accommodations under the Credit Facilities for general corporate purposes (including Permitted Distributions).

(2) No proceeds of any Advance will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended, or any “margin stock”, as defined in Federal Reserve System Board of Governors Regulation U, or for a purpose which violates, or would be inconsistent with, Federal Reserve System Board of Governors Regulation T, U or X. Terms used in this Section for which meanings are provided in Federal Reserve System Board of Governors Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, have the meaning so provided.

Section 2.04 Mandatory Repayments and Reductions of Commitments. (1)Subject to Section 9.01, the Borrower shall repay the Accommodations Outstanding under the Revolving Facility on the last day of the Term of the Revolving Facility.

(2) Subject to Section 9.01, the Borrower shall repay the Accommodations Outstanding under Facility B in quarterly installments equal to 0.25% of the full amount of Facility B, and shall repay the balance of the Accommodations Outstanding under Facility B on the last day of the Term of Facility B.

Section 2.05 Mandatory Prepayments. (1) Subject to subsection (4) hereof, the Borrower agrees to make the following mandatory prepayments (“Mandatory Prepayments”).

(2) An amount equal to the Net Proceeds from any Disposition of any Assets in excess of C$10,000,000 by the Borrower (other than any Disposition of Assets permitted pursuant to clauses (i) and (ii) of Section 8.02(d) or any Disposition of Assets previously acquired as part of a Tax Benefit Transaction) shall be applied within 365 days of receipt to the prepayment and permanent reduction of Accommodations Outstanding under (i) firstly, the Term Facilities, on a pro rata basis, and (ii) secondly, the Revolving Facility (provided that the Revolving Commitment shall not be reduced as a result of such payment), in each case, in accordance with Section 2.09 hereof, except (i) to the extent that the Net Proceeds from such Disposition of Assets are reinvested in a manner permitted hereunder (other than in cash or Cash Equivalents) in the Business within twelve months of the date of the Disposition and (ii) that the Borrower shall be entitled to keep Net Proceeds which should have been applied in accordance with the foregoing up to an aggregate amount which does not exceed C$100,000,000 for the Term of the Credit Facilities.

(3) An amount equal to 50% of the Net Proceeds from the issuance of any securities (other than the Back-to-Back Securities, the Existing Back-to-Back Securities and Debt securities, but including Debt securities of the nature described in clause (viii) of the definition of “Debt” (other than Back-to-Back Securities)) by the Borrower shall be applied within 365 days of receipt to the prepayment and permanent reduction of the Accommodations Outstanding under (i) firstly, the Term Facilities, on a pro rata basis, and (ii) secondly, the Revolving Facility (provided that the Revolving Commitment shall not be reduced as a result of such payment), in each case in accordance with Section 2.09 hereof, except to the extent that within 12 months of such issuance, the Net Proceeds are invested, directly or indirectly, by way of equity contribution or loans or advances in Videotron Ltée or are used to purchase Assets that will form part of the Collateral.

(4) The Borrower shall advise the Administrative Agent of its intention to make any such Mandatory Prepayment by notice in writing substantially in the form of Schedule 2, at least 10 and not more than 20 Business Days before the Mandatory Prepayment is due, and shall pay the amount of such Mandatory Prepayment to the Administrative Agent when it is due. In addition, the Borrower shall, at the same time, make a written offer (an “Offer”) to the Facility B Lenders, by sending such Offer, substantially in the form of Schedule 3, to the Administrative Agent for distribution to the Facility B Lenders, setting out the entitlement of each such Lender to such Mandatory Prepayment (other than any Unacceptable Payment, as defined below). Each Facility B Lender shall irrevocably respond to the Offer, with a copy to the Administrative Agent, at least 3 Business Days’ before the Mandatory Prepayment is due. Failure on the part of any Facility B Lender to so respond shall be deemed an acceptance of the Offer by such Facility B Lender. All proceeds of each Mandatory Prepayment shall be applied ratably amongst the Facility B Lenders to repay and permanently reduce Facility B in inverse order of maturity. However, the Borrower shall not be obliged to make an Offer and the Facility B Lenders shall not accept any Mandatory Repayment if, as a result thereof, the Facility B Lenders would receive, within 5 years and 10 days from the date of the first Advance under Facility B, an amount that, when added to the scheduled repayments contemplated by Section 2.04 and to all other Mandatory Prepayments made prior to that date, would be equal to or would exceed 25% of the amount of the initial Accommodation under Facility B (an “Unacceptable Payment”). If any Facility B Lender does not accept any such Mandatory Repayment, the amount of such Mandatory Repayment that would have been paid to such Facility B Lender shall be paid to the other Facility B Lenders to reduce the Commitments under Facility B and then to the Revolving Lenders to reduce the Accommodations Outstanding (but not the Commitments) under the Revolving Facility; provided that if there are no Accommodations Outstanding under the Revolving Facility at such time, such amount may be retained by the Borrower.

No such Mandatory Prepayment may be made on a date that would require a Libor Advance or a BA Instrument to be prepaid, except in accordance with the provisions of Section 12.06(4), provided that the Borrower may cash collateralize such Libor Advances (and BA Instruments) in accordance with the provisions of Section 2.10.

Section 2.06 Optional Prepayments and Reductions of Commitments. (1) The Borrower may, subject to the provisions of this Agreement, (i) prepay without penalty or bonus Accommodations Outstanding under any Credit Facility; or (ii) reduce the Revolving Commitment and/or Facility B Commitment, and, if required as a result of such reduction, the Accommodations Outstanding under the Revolving Facility and/or Facility B, in each case in whole or in part, subject to providing five (5) Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment or reduction. Each partial prepayment or reduction shall be in a minimum aggregate principal amount of US$3,000,000 in respect of Facility B and C$1,000,000 in respect of the Revolving Facility and in an integral multiple of C$1,000,000 or US$1,000,000, as the case may be. Any reduction in respect of Facility B shall be made on a pro rata basis between Facility B-1 and Facility B-2.

(2) The Borrower may not in any event prepay a Libor Advance or the amount of any BA Instrument on any date other than the maturity date for the relevant Libor Advance or BA Instrument, provided that the Borrower may cash collateralize such Libor Advance or BA Instrument in accordance with the provisions of Section 2.10.

Section 2.07 Fees. (1) The Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders, a fee calculated at a rate per annum equal to the Applicable Commitment Fee calculated on the unused and uncancelled portion of the Revolving Facility calculated daily and payable in arrears on the last Business Day of each calendar quarter and on the last day of the Term of the Revolving Facility.

(2) The Borrower shall pay to Banc of America Securities LLC a fee determined in accordance with the Commitment Letter accepted by the Borrower and dated December 19, 2005, payable in accordance with its terms.

Section 2.08 Payments under this Agreement. (1) Unless otherwise expressly provided in this Agreement, the Borrower shall make any payment required to be made by it to the Administrative Agent or any Lender by depositing the amount of the payment to the appropriate Agency Branch Account not later than 10:00 a.m. (Toronto time) on the date the payment is due. The Administrative Agent shall distribute to each Lender, promptly on the date of receipt by the Administrative Agent of any payment, an amount equal to the amount then due to each Lender. Any amount received by the Administrative Agent for the account of the Lenders shall be held as mandatary for the Lenders until distributed.

(2) Unless otherwise expressly provided in this Agreement, the Administrative Agent shall make Accommodations and other payments to the Borrower under this Agreement by transferring the amount of the payment in the relevant currency to the Borrower’s account as may be instructed by the Borrower in writing on the date the payment is to be made.

(3) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by the Borrower is not made to the Administrative Agent when due, to charge from time to time any amount due against any or all accounts of the Borrower with such Lender.

(4) All payments by the Borrower under the Credit Facilities shall be in Canadian Dollars or in US Dollars, as applicable.

Section 2.09 Application of Payments and Prepayments. (1) Subject to paragraph (2) hereof, each prepayment pursuant to Section 2.05 and Section 2.06 in respect of Facility B shall be applied to the instalments pursuant to Section 2.04 in the inverse order of their maturity, subject to paying the applicable breakage costs (as contemplated by Section 12.06) if any Libor Advance or BA Instrument is prepaid.

(2) All amounts received by the Administrative Agent from or on behalf of the Borrower and not previously applied pursuant to this Agreement shall be applied by the Administrative Agent as follows (i) first, in reduction of the Borrower’s obligation to pay any amounts owing to the Administrative Agent; (ii) second, in reduction of the Borrower’s obligation to pay any unpaid interest and any Fees which are due and owing; (iii) third, in reduction of the Borrower’s obligation to pay any Claims or Losses referred to in Section 12.06; (iv) fourth, in reduction of the Borrower’s obligation to pay any amounts due and owing on account of any unpaid principal amount of Accommodations Outstanding or amounts under Hedging Agreements (other than the Hedging Agreements referred to in paragraph (ii) of the definition of Hedging Agreements) which are due and owing; (v) fifth, in reduction of the Borrower’s obligation to pay any other unpaid amounts which are due and owing to the Lenders; (vi) sixth, in reduction of any other obligation of the Borrower under this Agreement and the other Credit Documents; and (vii) seventh, to the Borrower or such other Persons as may lawfully be entitled to or directed to receive the remainder.

Section 2.10 Cash Collateralization of Certain Payments and Prepayments. If a payment or Mandatory Prepayment to be made would require the repayment of outstanding BA Instruments, Letters of Credit or Libor Advances prior to their maturity, the Borrower shall provide to the Administrative Agent cash collateral in an amount equal to the Face Amount of such BA Instruments or Letters of Credit or the principal amount of such Libor Advances, as the case may be, which cash collateral shall be held by the Administrative Agent in an interest bearing account, or invested, in accordance with the instructions of the Borrower (provided no Default has occurred and is continuing and no Event of Default has occurred), in Cash Equivalents (in either case, with interest for the benefit of the Borrower), and used to repay same at maturity. However, in the case where the payment or Mandatory Prepayment would require the actual prepayment of a Libor Advance, the Borrower may elect to prepay same and pay to the Administrative Agent for the Lenders the amount of the losses, costs and expenses suffered or incurred by the Lenders with respect thereto which are referred to in Section 12.06(4).

Section 2.11 Computations of Interest and Fees. (1) All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable, and a year of 365/366 days, or, in the case of a Libor Advance, 360 days.

(2) All computations of Fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.

(3) For purposes of the Interest Act (Canada), (i) whenever any interest or Fee under this Agreement is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days comprising such calculation basis; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(4) No provision of this Agreement shall have the effect of requiring the Borrower to pay interest (as such term is defined in section 347 of the Criminal Code (Canada)) at a rate per annum in excess of the maximum rate authorized under such Section 347, taking into account all other amounts which must be taken into account for the purpose thereof and, to such extent, the Borrower’s obligation to pay interest hereunder shall be so limited.

Section 2.12 Increase of Revolving Facility and Creation of a New Credit Facility. (1) Provided there exists no Default, upon notice to the Administrative Agent, which shall promptly notify the applicable existing Lenders, the Borrower may from time to time, request an increase in the Revolving Facility by an amount (for all such requests) not exceeding the Maximum Increase Amount; provided that (i) any such request for an increase shall be in a minimum amount of C$5,000,000, and (ii) the Borrower may make a maximum of seven such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the applicable Lenders).

(2) Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment under the Revolving Facility and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s proportion in respect of Revolving Facility) of such requested increase. Any applicable Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(3) The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees which respect the requirements hereunder to become Lenders under the increased Revolving Facility pursuant to a joinder agreement in form and substance satisfactory by the Administrative Agent and its counsel.

(4) If the Revolving Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the final allocation of such increase and the Increase Effective Date of the increased Revolving Facility. Such amendment may be signed by the Administrative Agent on behalf of the Lenders.

(5) Notwithstanding the foregoing, the Borrower may elect to create new Credit Facilities in lieu of increasing the Revolving Facility and may invite lenders selected by it (with the prior consent of the Administrative Agent, which consent shall not be unreasonably withheld) to participate in such new Credit Facilities, provided that (i) at such time, no Default exists, (ii) the aggregate amount of all increases of the Revolving Facility and creation of new Credit Facilities does not exceed the Maximum Increase Amount, (iii) the new Credit Facility shall have a weighted average life maturing on or after January 15, 2017; (iv) the terms and conditions applicable to such new Credit Facility (other than the pricing of such new Credit Facility) are not more restrictive to the Borrower and its Subsidiaries than those applicable to the Revolving Facility hereunder, and (v) the Borrower, the applicable lenders and the Administrative Agent shall enter into an amendment to this Agreement to reflect all changes necessary further to the creation of such new Credit Facility it being understood and agreed that all other Lenders shall be bound by such amendment. If a new Credit Facility is created in accordance with this section, the Borrower shall promptly notify the Administrative Agent and the Lenders of the identity of any new Lenders, of the final allocation of the new Credit Facility among the applicable Lenders, of the effective date (the “Creation Effective Date”) of the new Credit Facility, and the particular terms and conditions applicable to such new Credit Facility.

(6) As a condition precedent to such increase or new Credit Facility, the Borrower shall deliver to the Administrative Agent all documents required by the Administrative Agent or its counsel, including a certificate dated as of the Increase Effective Date or Creation Effective Date, as the case may be, (in sufficient copies for each Lender) signed by an acceptable officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase or new Credit Facility, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase or new Credit Facility, (A) the representations and warranties contained in Article 7 and the other Credit Documents are true and correct on and as of the Increase Effective Date or the Creation Effective Date, as the case may be, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in Section 7.01(q) shall be deemed to refer to the most recent statements furnished pursuant to Section 8.01, and (B) no Default exists. The additional Accommodations shall be made by the applicable Lenders participating therein pursuant to the procedures set forth herein or in the amendment referred to above, as applicable.

Section 2.13 Excess. If the Accommodations Outstanding under a the Revolving Facility exceed the Revolving Commitment solely as a result of exchange rate fluctuations, mandatory prepayments will be required to reimburse such excess if the Accommodations Outstanding under that particular Credit Facility exceed 105% of the Revolving Commitment based on the closing balance for any day calculated on the basis of the spot rate referred to in Article 11 for that day. The Administrative Agent shall request repayment of any such excess forthwith upon request therefore by any Lender, but the Administrative Agent is not otherwise required to monitor excess amount levels or to request repayment thereof.

ARTICLE 3

ADVANCES

Section 3.01 The Advances. (1) Each Revolving Lender individually, and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement, and from time to time prior to the date which is one Business Day prior to the last Business Day of the Term of the Revolving Facility, to make Prime Rate Advances, Accommodations by way of BA Instruments, Accommodations by way of Letters of Credit, Libor Advances and US Prime Rate Advances to the Borrower on any Business Day. Each Advance shall be made ratably by the applicable Lenders.

(2) Each Facility B Lender (as applicable, each Facility B-1 Lender and Facility B-2 Lender) individually, and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement, to make Prime Rate Advances, Accommodations by way of BA Instruments, Libor Advances and US Prime Rate Advances to the Borrower on any Business Day. Each Advance shall be made ratably by the applicable Lenders. All Advances under Facility B shall be in US Dollars or in Canadian Dollars, as applicable. The initial Advance under Facility B shall be for the full amount available thereunder and shall be made on the Closing Date. Any portion of the Advances available to the Borrower under Facility B that is not borrowed as part of such initial Advance or that is repaid shall not again be available for borrowing, although Libor Advances may be rolled over into new Libor Advances or converted into US Prime Rate Advances, and US Prime Rate Advances may be converted into Libor Advances.

Section 3.02 Procedure for Advances. (1) Each Advance shall be in a minimum amount of C$1,000,000 for Prime Rate Advances and US$1,000,000 for US Prime Rate Advances, and US$3,000,000 for Libor Advances, and in an integral multiple of $1,000,000 in each case, and shall be subject to the Borrower providing the appropriate number of days’ prior notice specified in this Agreement (being one Business Day’s notice for Prime Rate Advances and US Prime Rate Advances and three Banking Days’ notice for Libor Advances), given not later than 10:00 a.m. (Toronto time) by the Borrower to the Administrative Agent. Each notice of an Advance (a “Borrowing Notice”) shall be in substantially the form of Schedule 1, shall be irrevocable and binding on the Borrower and shall specify (i) the requested date of the Advance; (ii) the aggregate amount of the Advance; and (iii) the Credit Facility under which such Advance is requested. Upon receipt by the Administrative Agent of funds from the Lenders and fulfillment of the applicable conditions set forth in Article 6, the Administrative Agent will make such funds available to the Borrower in accordance with Article 2.

Section 3.03 LIBOR Advances. If the Advance requested is a Libor Advance, the Administrative Agent shall determine the LIBOR which will be in effect on the date of the Advance (which must be a Banking Day), with respect to the Selected Amount or to each of the

Selected Amounts, as the case may be, having a maturity of 1, 2, 3 or 6 months (subject to availability, or such other period of 10 to 180 days which may be available and is acceptable to the Administrative Agent) from the date of the Advance (a “Designated Period”). However, if the Borrower has not delivered a notice to the Administrative Agent in a timely manner in accordance with the provisions of Section 3.02, the Borrower shall be deemed to have requested a US Prime Rate Advance. In addition, the Borrower may not have more than 15 different Libor Advances outstanding at any time under all the Credit Facilities.

Section 3.04 Market for Libor Advances. If, at any time or from time to time, as a result of market conditions, (i) there exists no appropriate or reasonable method to establish LIBOR, for a Selected Amount or a Designated Period, or (ii) US Dollar deposits are not available to the Lenders in such market in the ordinary course of business in amounts sufficient to permit them to make the Libor Advance, for a Selected Amount or a Designated Period, such Lenders shall so advise the Administrative Agent and, any such Lenders shall not be obliged to honour any Borrowing Notice in connection with any Libor Advances, and the Borrower’s option to request Libor Advances shall thereupon be suspended upon notice by the Administrative Agent to the Borrower.

Section 3.05 Suspension of Libor Advance Option. If a notice has been given by the Administrative Agent in accordance with Section 3.04, Libor Advances, or any part thereof, shall not be made (whether as an Advance, a conversion or an extension) by the Lenders affected by the circumstances referred to in Section 3.04 and the right of the Borrower to choose that Libor Advances from such Lenders be made or, once made, be converted or extended into a Libor Advance shall be suspended until such time as the Administrative Agent has determined that the circumstances having given rise to such suspension no longer exist, in respect of which determination the Administrative Agent shall advise the Borrower within a reasonable delay.

Section 3.06 Limits on Libor Advances. Nothing in this Agreement shall be interpreted as authorizing the Borrower to borrow by way of Libor Advances for a Designated Period expiring on a date which results in a situation where the applicable Credit Facility cannot be reduced as required by this Agreement, or on a date which is after the expiry of the applicable Term.

Section 3.07 Conversions of Advances. The Borrower may elect to convert an Advance, or any portion thereof, to another type of Accommodation in the same currency upon the number of days notice specified in Section 3.02 by sending an Accommodation Notice on any Business Day.

Section 3.08 Interest on Prime Rate Advances. Subject to the next following sentence, the Borrower shall pay interest on the unpaid principal amount of each Prime Rate Advance from the date of such Advance until the date on which the principal amount of the Prime Rate Advance is repaid in full at a rate per annum equal at all times to the Canadian Prime Rate in effect from time to time plus the Applicable Margin, calculated daily, and payable in arrears (i) on the last day of each month in each year; and (ii) when such Advance becomes due and payable in full pursuant to the provisions hereof. Any amount of principal of or interest on any such Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the extent permitted by Law) bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to the sum of (i) the Canadian Prime Rate in effect from time to time; (ii) the Applicable Margin; and (iii) 2%.

Section 3.09 Interest on US Prime Rate Advances. Subject to the next following sentence, the Borrower shall pay interest on the unpaid principal amount of each US Prime Rate Advance from the date of such Advance until the date on which the principal amount of the US Prime Rate Advance is repaid in full at a rate per annum equal at all times to the US Prime Rate in effect from time to time plus the Applicable Margin, calculated daily, and payable in arrears (i) on the last day of each month in each year; and (ii) when such Advance becomes due and payable in full pursuant to the provisions hereof. Any amount of principal of or interest on any such Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the extent permitted by Law) bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to the sum of (i) the US Prime Rate in effect from time to time; (ii) the Applicable Margin; and (iii) 2%.

Section 3.10 Interest on Libor Advances. The principal amount of the Libor Advances which at any time and from time to time remains outstanding shall bear interest, calculated daily, on the daily balance of such Libor Advances, from the date of each Libor Advance, at the annual rate (calculated based on a 360-day year) applicable to each of such days which corresponds to the LIBOR applicable to each Selected Amount, plus the Applicable Margin, and shall be effective as and from the date of each Libor Advance up to but not including the last day of the applicable Designated Period. LIBOR shall be promptly transmitted to the Borrower two Banking Days prior to the date on which the Libor Advance is to be made. Such interest shall be payable to the Administrative Agent, in arrears, on the last day of the Designated Period when the Designated Period is 1 to 3 months, and when the Designated Period exceeds 3 months, on the last Business Day of each period of 3 months during such Designated Period, and on the last day of the Designated Period. Any amount of principal of or interest on any such Libor Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the extent permitted by Law) bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to the sum of (i) the LIBOR in effect from time to time; (ii) the Applicable Margin; and (iii) 2%.

ARTICLE 4

BANKERS’ ACCEPTANCES

Section 4.01 Acceptances and Drafts. (1) Each Revolving Lender and Facility B-2 Lender individually, and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement and from time to time on any Business Day prior to the expiry of the applicable Term (i) in the case of a Revolving Lender or Facility B-2 Lender which is willing and able to accept Drafts, to create acceptances (“Bankers’ Acceptances”) by accepting Drafts and to purchase such Bankers’ Acceptances in accordance with Section 4.03(2), (ii) in the case of a Revolving Lender or Facility B-2 Lender which is unable to accept Drafts, to purchase completed Drafts (which have not and will not be accepted by such Lender or any other Lender)

in accordance with Section 4.03(2), (iii) in the case of a Revolving Lender or Facility B-2 Lender which has participated or assigned all or any part of its interest in the Credit Facilities to a Participant which is willing and able to accept Drafts, to arrange for the creation of Bankers’ Acceptances by such Participant and for their purchase by such Participant, to the extent of the participation or assignment, in accordance with Section 4.03(2), and (iv) in the case of a Revolving Lender or Facility B-2 Lender which has participated or assigned all or any part of its interest in the Credit Facilities to a Participant which is unwilling or unable to accept Drafts, to arrange for the purchase by the Participant of completed Drafts (which have not and will not be accepted by such Lender or any other Lender), to the extent of the participation or assignment, in accordance with Section 4.03(2).

(2) Each Drawing shall be in a minimum amount of C$3,000,000 and in an integral multiple of C$1,000,000 and shall consist of the creation and purchase of Bankers’ Acceptances or the purchase of Drafts on the same day, in each case for the Drawing Price, effected or arranged by the applicable Lenders in accordance with Section 4.03 and their respective Commitment under the applicable Credit Facility.

(3) If the Administrative Agent determines that the Bankers’ Acceptances to be created and purchased or Drafts to be purchased on any Drawing (upon a conversion or otherwise) will not be created and purchased ratably by the Revolving Lenders and Facility B-2 Lenders, as applicable (or any of their respective Participants) in accordance with Section 4.01(2) and Section 4.03, then the requested Face Amount of Bankers’ Acceptances and Drafts shall be reduced to such lesser amount as the Administrative Agent determines will permit ratable sharing and the amount by which the requested Face Amount shall have been so reduced shall be converted or continued, as the case may be, as a Prime Rate Advance under the applicable Credit Facility, to be made contemporaneously with the Drawing.

(4) The Administrative Agent is authorized by the Borrower and each Lender to allocate amongst the applicable Lenders the Bankers’ Acceptances to be issued and purchased in such manner and amounts as the Administrative Agent may, in its sole discretion, but acting reasonably, consider necessary, so as to ensure that no Lender is required to accept and purchase a Bankers’ Acceptance for a fraction of C$100,000, and in such event, the Lenders’ respective share in any such Bankers’ Acceptances and repayments thereof shall be altered accordingly. Further, the Administrative Agent is authorized by the Borrower and each Lender to cause the proportionate share of one or more Lender’s Accommodations (calculated based on its Commitment under the applicable Credit Facility) to be exceeded by no more than C$100,000 each as a result of such allocations provided that the principal amount of Accommodations Outstanding, including Bankers’ Acceptances, shall not thereby exceed the maximum amount of the respective Commitment of each applicable Lender under the applicable Credit Facility.

Section 4.02 Form of Drafts. Each Draft presented by the Borrower shall (i) be in a minimum amount of C$100,000 and in an integral multiple of C$100,000; (ii) be dated the date of the Drawing, and (iii) mature and be payable by the Borrower (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs (subject to availability) approximately 1, 2, 3, or 6 months after the Drawing Date (or such other period of 10 to 180 days as may be available and acceptable to the Administrative Agent), at the election of the Borrower, and on or prior to the last day of the Term of the applicable Credit Facility.

Section 4.03 Procedure for Drawing. (1) Each Drawing shall be made on notice (a “Drawing Notice”) given by the Borrower to the Administrative Agent not later than 10:00 a.m. (Toronto time) not less than two Business Days prior to the date on which the Drawing is to occur. Each Drawing Notice shall be in substantially the form of Schedule 1, shall be irrevocable and binding on the Borrower and shall specify (i) the Drawing Date; (ii) the Credit Facility under which the Drawing is to be made; (iii) the aggregate Face Amount of Drafts to be accepted and purchased (or purchased, as the case may be); and (iv) the contract maturity date for the Drafts.

(2) Not later than 1:00 p.m. (Toronto time) on an applicable Drawing Date, each Revolving Lender or Facility B-2 Lender, as applicable, shall complete one or more Drafts in accordance with the Drawing Notice and either (i) accept the Drafts and purchase the Bankers’ Acceptances thereby created for the Drawing Price; or (ii) purchase such Drafts for the Drawing Price, and, in each case, pay to the Administrative Agent the Drawing Proceeds in respect of such Bankers’ Acceptance or Draft, as the case may be. Upon receipt of the Drawing Proceeds and upon fulfillment of the applicable conditions set forth in Article 6, the Administrative Agent shall make funds available to the Borrower in accordance with Article 2.

(3) The Borrower shall, at the request of any applicable Lender, issue one or more non-interest bearing promissory notes (each a “BA Equivalent Note”) payable on the date of maturity of the unaccepted Draft referred to below, in such form as the applicable Lender may specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Drafts which such Lender has purchased or has arranged to have purchased in accordance with Section 4.03(2).

(4) Bankers’ Acceptances purchased by a Revolving Lender or Facility B-2 Lender, as applicable, or Participant may be held by it for its own account until the contract maturity date or sold by it at any time prior to that date in any relevant Canadian market in such Person’s sole discretion.

Section 4.04 Signatures of Draft Forms. The Borrower hereby irrevocably appoints each Revolving Lender and Facility B-2 Lender as its lawful attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, any BA Instrument necessary to enable such Lender to make Drawings in the manner specified in this Article 4. All BA Instruments signed or endorsed on the Borrower’s behalf and in accordance with its instructions by a Lender shall be binding on the Borrower, all as if duly executed and issued by the Borrower. No Lender shall be liable for any Claim or Loss arising by reason of any loss or improper use of any such BA Instruments, except arising out of the gross or intentional fault of such Lender. Each Revolving Lender and Facility B-2 Lender shall (i) maintain a record with respect to any BA Instrument completed in accordance herewith, voided by it for any reason, accepted and purchased by it hereunder, and canceled at their respective maturities; and (ii) retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to such Lender. On request by the Borrower, a Lender shall cancel all BA Instruments which have been pre-signed or pre-endorsed on behalf of such Borrower and which are held by such Lender and are not required to make Drawings in accordance with this Article 4.

Section 4.05 Payment, Conversion or Renewal of BA Instruments. (1) Upon the maturity of a BA Instrument, the Borrower may (i) elect to issue a replacement BA Instrument by giving a Drawing Notice in accordance with Section 4.03(1); (ii) elect to have all or a portion of the Face Amount of the BA Instrument converted to an Advance by giving a Accommodation Notice in accordance with Section 3.02; or (iii) pay, on or before 10:00 a.m. (Toronto time) on the maturity date for the BA Instrument, an amount in Canadian Dollars equal to the Face Amount of the BA Instrument (notwithstanding that a Lender may be the holder of it at maturity). Any such payment shall satisfy the Borrower’s obligations under the BA Instrument to which it relates and the relevant Lender or Participant shall then be solely responsible for the payment of the BA Instrument.

(2) If the Borrower fails to pay any BA Instrument when due or issue a replacement in the Face Amount of such BA Instrument pursuant to Section 4.05(1), the unpaid amount due and payable shall be converted to a Prime Rate Advance made by the Revolving Lenders or Facility B-2 Lenders, as applicable, ratably under the applicable Credit Facility and shall bear interest calculated and payable as provided in Article 3. This conversion shall occur as of the due date and without any necessity for the Borrower to give a Borrowing Notice.

Section 4.06 Circumstances Making Bankers’ Acceptances Unavailable. (1) If, by reason of circumstances affecting the money market generally, there is no market for Bankers’ Acceptances, (i) the right of the Borrower to request a Drawing shall be suspended until the circumstances causing a suspension no longer exist; and (ii) any Drawing Notice which is outstanding shall be deemed to be an Accommodation Notice requesting an Advance comprised of Prime Rate Advances.

(2) The Administrative Agent shall promptly notify the Borrower of the suspension of the Borrower’s right to request a Drawing and of the termination of any suspension.

Section 4.07 Depository Bills and Notes Act. Bankers’ Acceptances may be issued in the form of a depository bill and deposited with a clearing house, both terms as defined in the Depository Bills and Notes Act. The Administrative Agent and the Borrower shall agree on the procedures to be followed, acting reasonably. The Revolving Lenders and Facility B-2 Lenders are also authorized to issue depository bills as replacements for previously issued Bankers’ Acceptances, on the same terms as those replaced, and deposit them with a clearing house against cancellation of the previously issued Bankers’ Acceptances.

ARTICLE 5

LETTERS OF CREDIT

Section 5.01 Letters of Credit. (1) The Issuing Lender agrees, in reliance upon the terms and subject to the conditions of this Agreement (and in accordance with the standard terms and conditions represented by any agreement (including the Issuing Lender’s standard Letter of Credit Application Form) that may be entered into between the Borrower and the Issuing Lender from time to time, including the payment of administrative fees and costs), to issue Letters of Credit for the account of the Borrower from time to time on any Business Day prior to the eighth-to-last day of the Term of the Revolving Facility, which Letter of Credit shall expire on the earlier of (a) up to one year from issuance, or (b) 7 days prior to the expiry of the Term of the Revolving Facility. The issuance of any such Letter of Credit shall require two (2) Business Days’ prior notice to the Administrative Agent and the Issuing Lender, which notice shall be accompanied by the Issuing Lender’s standard Letter of Credit Application Form, duly completed and executed by the Borrower. The Borrower shall pay, in respect of any such Letter of Credit, fees equal to the aggregate of: (i) for the Revolving Lenders, the Applicable Margin multiplied by the Face Amount thereof (and taking into account the number of days until the expiry date thereof), and (ii) for the Issuing Lender, 1/8% per annum of the Face Amount thereof (taking into account the number of days until the expiry date thereof), payable quarterly in arrears on the last Business Day of each Fiscal Quarter, or on such other date as the Administrative Agent and the Issuing Lender may determine from time to time.

(2) For greater certainty, the Issuing Lender shall not be obliged to issue any Letter of Credit if as a result (a) the Accommodations Outstanding under the Revolving Facility would exceed the Revolving Commitment, (b) the Issuing Lender’s (after taking into account the allocation of risk pursuant to Section 5.01(4)) or any other Lender’s Commitment under the Revolving Facility would be exceeded, (c) the Aggregate Face Amount of Letters of Credit Outstanding would exceed C$50,000,000, (d) a Law or an order, judgment or decree of a Governmental Entity would be breached or would prohibit such issuance, (e) the Issuing Lender or other Revolving Lenders would incur increased costs of the nature referred to in Section 12.06(4) in respect of which they would not be indemnified by the Borrower, or (f) the policies of the Issuing Lender would be breached.

(3) The Issuing Lender’s Letter of Credit Application Form and any form pertaining to amendments of any Letter of Credit (collectively, the “Letter of Credit Application Form”) shall require, inter alia, (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof (a “Beneficiary”); (E) the documents to be presented by such Beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such Beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Lender may require.

(4) Promptly after receipt of any Letter of Credit Application Form, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application Form from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Lender of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower in accordance with the Issuing Lender’s usual and customary business practices, and immediately thereupon, each Revolving Lender shall be deemed to, and irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to its ratable share of same.

Section 5.02 Reimbursements of Amounts Drawn. (1) At or before 10:00 a.m. (Toronto time) on the earlier of (i) the date of any payment by the Issuing Lender under a Letter of Credit; and (ii) the last day of the Term of the Revolving Facility, the Borrower shall pay to the Issuing Lender, through the Administrative Agent, an amount in same day funds equal to the amount to be drawn by the Beneficiary in Canadian Dollars or US Dollars.

(2) If the Borrower fails to pay to the Issuing Lender an amount, in same day funds, equal to the amount of such drawing, then (i) the Borrower shall be deemed to have given a Borrowing Notice to the Administrative Agent, requesting a Prime Rate Advance (if the applicable Letter of Credit is denominated in C$) or a US Prime Rate Advance (if the applicable Letter of Credit is denominated in US$) under the Revolving Facility in an amount equal to the amount of such drawing; (ii) the Revolving Lenders shall, on the date of such drawing, make such Prime Rate Advance or US Prime Rate Advance, ratably under the Revolving Facility; and (iii) the Administrative Agent shall pay the proceeds thereof to the Issuing Lender as reimbursement for the amount of such drawing.

(3) Each Revolving Lender shall be required to make the Prime Rate Advances referred to in Section 5.02(2) notwithstanding (i) the amount of the Prime Rate Advance in question may not comply with the minimum amount required for Advances hereunder; (ii) whether any conditions specified in Article 6 are then satisfied; (iii) whether a Default has occurred and is continuing or whether an Event of Default has occurred; (iv) the date of such Prime Rate Advance; (v) any reduction in the Revolving Commitment; (vi) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (vii) whether the Revolving Commitment has been, or, after the making of such Prime Rate Advance, will be, exceeded; and (viii) any other occurrence, event or condition, whether or not similar to any of the foregoing.

Section 5.03 Risk of Letters of Credit. (1) In determining whether to pay under a Letter of Credit, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of the Letter of Credit.

(2) The reimbursement obligation of the Borrower under any Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including (i) any lack of validity or enforceability of a Letter of Credit or any Credit Document; (ii) the existence of any claim, set-off, defence or other right which the Borrower may have at any time against a Beneficiary, the Issuing Lender or any other Person, whether in connection with the Credit Documents and the transactions contemplated therein or any other transaction (including any underlying transaction between such Borrower and the Beneficiary); (iii) any certificate or other document presented with a Letter of Credit proving to be forged, fraudulent or invalid or any statement in it being untrue or inaccurate, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) the existence of any act or omission or any misuse of, a Letter of Credit or misapplication of proceeds by the Beneficiary, including any fraud in any certificate or other document presented with a Letter of Credit; (v) payment by the Issuing Lender under the Letter of Credit against presentation of a certificate or other document which does not comply with the terms of the Letter of Credit unless such payment constitutes gross or intentional fault of the Issuing Lender; (vi) any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Law dealing with bankruptcy, insolvency or arrangements with creditors; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower; or (viii) the existence of a Default or Event of Default.

(3) The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

(4) The Issuing Lender shall not be responsible for (i) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits under it or proceeds of it, in whole or in part, which may prove to be invalid or ineffective for any reason; (ii) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, telecopy or otherwise; (iii) errors in interpretation of technical terms; (iv) any loss or delay in the transmission of any document required in order to make a drawing; and (v) any consequences arising from causes beyond the control of the Issuing Lender, including the acts or omissions, whether rightful or wrongful, of any Governmental Entity. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Lenders’ rights or powers under this Agreement. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross or intentional fault; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application Form. The Borrower hereby assumes all risks of the acts or omissions of any Beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the Beneficiary or transferee at Law or under any other agreement. None of the Issuing Lender, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in Section 5.03(2); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s gross or intentional fault or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the Beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 5.04 Repayments. (1) If the Borrower is required to repay the Accommodations Outstanding pursuant to Article 9, then the Borrower shall pay to the Administrative Agent an amount equal to the Issuing Lender’s contingent liability in respect of (i) any outstanding Letter of Credit; and (ii) any Letter of Credit which is the subject matter of any order, judgment, injunction or other such determination restricting payment under and in accordance with such Letter of Credit or extending the Issuing Lender’s liability under such Letter of Credit beyond its stated expiration date.

(2) Subject to any right of compensation or set-off provided for by Law or hereunder, the Issuing Lender shall, with respect to any Letter of Credit, pay to the Borrower an amount equal to the difference between the amount paid to the Administrative Agent pursuant to Section 5.04(1) and the amounts paid by the Issuing Lender under the Letter of Credit, upon the earlier of:

(a) the date on which any final and non-appealable order, judgment or other such determination has been rendered or issued either confirming that the Issuing Lender is prohibited permanently from making any payment under the relevant Letter of Credit or terminating permanently the Letter of Credit;

(b) the date on which either (x) the original counterpart of the Letter of Credit is returned to the Issuing Lender for cancellation, or (y) the Issuing Lender is released by the Beneficiary in writing from any further obligations in respect thereof; or

(c) the expiry (to the extent permitted by any applicable Law) of the Letter of Credit.

Section 5.05 Applicability of ISP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, the rules of ISP shall apply to each standby Letter of Credit.

Section 5.06 Conflict with Letter of Credit Application Form. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application Form, the terms hereof shall control.

Section 5.07 Notwithstanding Sections 5.01(1)(b) and 5.02(1)(ii) of the Credit Agreement, a Letter of Credit expiring after the expiry of the Term of the Revolving Facility (the “LC Extended Period”) may be issued by the Issuing Lender under the Revolving Facility provided that the Borrower shall, without demand or notice of any kind and at least one (1) Business Day prior to the expiry of the Term of the Revolving Facility, pay all fees related to such Letter of Credit for the LC Extended Period and cash collateralize all such outstanding

Letters of Credit (the “Collateralized L/Cs”) in an amount in Canadian Dollars or US Dollars (for each such C$ or US$ denominated Letter of Credit, respectively), as the case may be, equal to the aggregate amount available to be drawn under such Collateralized L/Cs. The cash collateral referred to in the immediately preceding sentence shall be held by the Issuing Lender in an interest bearing account, or invested, in accordance with the instructions of the Borrower, in Cash Equivalents (in either case, with interest or profits, if any, for the benefit of the Borrower), and all such deposits and investments shall be held by the Issuing Lender as collateral for the payment and performance of the reimbursement obligations of the Borrower toward the Issuing Lender under Article 5 in respect of the Collateralized L/Cs. The Issuing Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over the relevant account or accounts holding such deposits or investments. Once all Collateralized L/Cs have either been drawn in full or expired following maturity, the Issuing Lender shall immediately remit to the Borrower the balance of said cash collateral in full.

ARTICLE 6

CONDITIONS OF LENDING

Section 6.01 A – Conditions Precedent to the Initial Accommodation. The conditions precedent to the initial Accommodation have been met as at the Closing Date.

Section 6.01 B – Conditions Precedent to the Effectiveness of this Amended and Restated Credit Agreement. This Amended and Restated Credit Agreement shall not come into force and effect until the date on which the Administrative Agent and the Revolving Lenders shall have received (or waived) the following to their entire satisfaction (the “Effective Date”):

(a) duly executed counterparts of this Amended and Restated Credit Agreement;

(b) a duly certified copy of the constating documents, by-laws, resolutions and incumbency of the Borrower, certified by an acceptable officer of the Borrower (or to the extent all amendments or additions to such constating documents, by-laws, resolutions and incumbency, if any, have heretofore been delivered to the Administrative Agent, a certificate by an acceptable officer of the Borrower attesting to same);

(c) a certificate of status, compliance, good standing or like certificate issued by the appropriate governmental body of the Borrower’s jurisdiction of incorporation and jurisdiction where it owns any material assets or carries any material business;

(d) the favourable opinions of legal counsel to the Borrower addressed to the Administrative Agent, the Lenders and their legal counsel covering, inter alia, (i) the corporate status, power and capacity of the Borrower, (ii) the authority and legal right of the Borrower to execute this Amended and Restated Credit Agreement and to perform its obligations contained therein or incidental thereto, (iii) the due execution and delivery by the Borrower of the Amended and Restated Credit Agreement, (iv) the compliance of the Amended and Restated Credit Agreement with the constating documents and by-laws of the Borrower and with the laws of the jurisdiction of organisation of the Borrower and with those indicated as governing each such document; (v) the legality, validity, binding effect and enforceability against the Borrower of the Amended and Restated Credit Agreement; (vi) the continued legality, validity, binding effect and enforceability of the Security Documents against the Borrower as continuing to secure the obligations of the Borrower under this Agreement and the other Credit Documents; (vii) the continued opposability and perfection of the security created under the relevant Security Documents; and as to such other matters as the Administrative Agent may reasonably require;

(e) satisfactory evidence that all necessary third party consents and authorisations required in connection with the execution, delivery and performance of this Amended and Restated Credit Agreement, if any, have been obtained, and that all debentures, hypothecs, deeds, instruments, forms, financing statements or equivalent documents required under all applicable Laws to preserve the Security, if any, have been executed, delivered and duly registered, recorded, published and/or filed;

(f) results of Lien searches from January 25, 2012 to a date reasonably close to the date of this Agreement, of all filings, registrations or recordings of or with respect to all the movable assets of the Borrower and its predecessors in each jurisdiction in which its assets are located or have an office, together with such other documents that the Administrative Agent shall require evidencing, to the entire satisfaction of the Administrative Agent and its counsel, that all such movable assets continue to remain free and clear of all Liens, other than Permitted Liens;

(g) all other documents, declarations, certificates, instruments, agreements, notices and information that the Administrative Agent may reasonably require;

(h) the entire amount of all fees, costs, charges and expenses contemplated herein or in any other Credit Document, to the extent then owing, including (i) the fees referred to in that certain letter dated May 12, 2013 from the Borrower and addressed to the Administrative Agent, and (ii) the fees and disbursements of the Administrative Agent’s legal counsel incurred in connection with the preparation and negotiation of this Agreement, up to and including the date hereof, shall have been paid;

(i) nothing shall have occurred since December 31, 2012 which would reasonably be expected to have a Material Adverse Effect;

(j) certification as to the financial condition and solvency of, and the absence of Default and compliance with laws and obligations in all material respects by, the Borrower from the chief financial officer or a senior financial officer of the Borrower.

For purposes of determining compliance with the conditions specified in Section 6.01B, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 6.02 Conditions Precedent to All Accommodations and Conversions. (1) The obligation of each Lender to make Accommodations or otherwise give effect to any Accommodation Notice hereunder in respect of any Credit Facility shall be subject to the conditions precedent that on the date of such Accommodation Notice and Accommodation, and after giving effect thereto and to the application of any proceeds therefrom, (a) the representations and warranties contained in Article 7 are true and correct in all material respects on and as of such date (except where expressly stated to be made at a particular date), all as though made on and as of such date; (b) no event or condition has occurred and is continuing, or would result from such Accommodation or giving effect to such Accommodation Notice, which constitutes a Default or an Event of Default; and (c) nothing has occurred which would reasonably be expected to have a Material Adverse Effect.

(2) Each of the giving of any Accommodation Notice by the Borrower and the acceptance by the Borrower of any Accommodation shall be deemed to constitute a representation and warranty by the Borrower that, on the date of such Accommodation Notice or Accommodation, as the case may be, and after giving effect thereto and to the application of any proceeds therefrom, the statements set forth in Section 6.02(1) are true and correct.

Section 6.03 No Waiver. The making of an Accommodation or otherwise giving effect to any Accommodation Notice hereunder, without the fulfillment of one or more conditions set forth in Section 6.01 or Section 6.02, shall not constitute a waiver of any such condition, and the Administrative Agent and the Lenders reserve the right to require fulfillment of such condition in connection with any subsequent Accommodation Notice or Accommodation.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

Section 7.01 Representations and Warranties. The Borrower represents and warrants to each Lender, acknowledging and confirming that each Lender is relying thereon without independent inquiry in entering into this Agreement and providing Accommodations hereunder, that:

(a) Incorporation and Qualification. The Borrower is a corporation duly incorporated, continued or amalgamated, as the case may be, and, as at the date hereof, validly existing under the laws of the jurisdiction referred to in Schedule 7.01(a). Each of the Borrower and each of its Subsidiaries is duly qualified, licensed or registered to carry on business under the Laws applicable to it in all jurisdictions in which the nature of its Assets or business makes such qualification necessary and where failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(b) Corporate Power. Each of the Borrower and each of its Subsidiaries has all requisite corporate power and authority to own and operate its properties and Assets and to carry on its business and any other business as now being conducted by it and where the failure to so hold such power and authority would reasonably be expected to have a Material Adverse Effect; the Borrower has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Credit Documents to which it is a party.

(c) Conflict With Other Instruments. The execution and delivery by the Borrower of the Credit Documents to which it is a party and the performance by the Borrower of its obligations thereunder and compliance with the terms, conditions and provisions thereof, will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of (A) its constating documents or by-laws, (B) any applicable Law to a material extent, (C) any material contractual restriction binding on or affecting it or its properties, or (D) any material judgment, injunction, determination or award which is binding on it; or (ii) result in, require or permit (A) the imposition of any Lien in, on or with respect to the Assets now owned or hereafter acquired by it (other than pursuant to the Security Documents or which is a Permitted Lien), (B) the acceleration of the maturity of any material Debt of the Borrower or any of its Subsidiaries binding on or affecting it, or (C) any third party to terminate or acquire any rights materially adverse to the Borrower under any Material Agreement.

(d) Authorization, Governmental Approvals, etc. The execution and delivery by the Borrower of the Credit Documents to which it is a party and the performance by the Borrower of its obligations thereunder have been duly authorized by all necessary corporate action and no Authorization (except any Authorization the absence of which would not reasonably be expected to have a Material Adverse Effect) under any applicable Law, no approval or consent of any third party and no registration, qualification, designation, declaration or filing with any Governmental Entity (except for registrations or publications in respect of the Security Documents), is or was necessary therefor or to perfect the same, except as are in full force and effect, unamended, at the date hereof (or as may become necessary subsequent to the date hereof and notice of which has been given to the Administrative Agent).

(e) Execution and Binding Obligation. This Agreement and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, subject only to any limitation under applicable Laws relating to (i) bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally; (ii) the discretion that a court may exercise in the granting of equitable remedies; and (iii) the qualifications contained in the opinion of the Borrower’s legal counsel delivered at the Effective Date.

(f) Conduct of Business. Since December 31, 2012 and up to the Effective Date, the Business has been carried on in the ordinary course. The Borrower and its Subsidiaries are not engaged in the business of purchasing, carrying or extending credit for the purpose of purchasing or carrying “margin stock”, as defined in Federal Reserve System Board of Governors Regulation U, and no proceeds of any Accommodations will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended, or any such margin stock, or for a purpose which violates, or would be inconsistent with, Federal Reserve System Board of Governors Regulation T, U or X, except, but only with respect to Subsidiaries, where the engagement in such business or such use of the proceeds could not reasonably be expected to have a Material Adverse Effect. Terms used in this Section and in Section 2.03(2) for which meanings are provided in Federal

Reserve System Board of Governors Regulation T, U or X or any regulations substituted therefore, as from time to time in effect, have the meaning so provided. None of the Borrower, any Person Controlling the Borrower, and the Subsidiaries of the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1 et seq.), except, with respect to the Person Controlling the Borrower or the Subsidiaries only, if such registration or requirement for registration could not reasonably be expected to have a Material Adverse Effect. The application of the proceeds of the Accommodations and repayment of the Accommodations Outstanding by the Borrower and the performance by the Borrower of its obligations hereunder and under the other Credit Documents provided by it will not violate any provision of the said Act, or any rule, regulation or order issued by the United States Securities and Exchange Commission thereunder. Neither the Borrower, any Person Controlling the Borrower, nor any of their respective Subsidiaries is subject to regulation or any Law which may limit its ability to incur Debt or which may otherwise render its obligations hereunder or under the other Credit Documents unenforceable, except, with respect to the Person Controlling the Borrower or the Subsidiaries only, where such limit or unenforceability could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower, nor any Affiliates of the Borrower (i) is a Person whose property or interest in property is blocked pursuant to section 1 of Executive Order no. 13224 (September 23, 2001), (ii) engages in any dealings or transactions prohibited by section 2 of such Executive Order, or is otherwise associated with any such Person in any manner violative of section 2 of such Executive Order, or (iii) is a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control (“OFAC”) or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, except, with respect to such Affiliates only, where such blocking of property, engagement, association or naming could not reasonably be expected to have a Material Adverse Effect. The Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act. No part of the proceeds of any Accommodation will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(g) Location of Business. As of the date hereof, the only jurisdictions (or registration districts within such jurisdictions) in which the Borrower has any place of business or store any material tangible personal property are as set forth in Schedule 7.01(g). The minute books of the Borrower are located at the addresses set out in part II of Schedule 7.01(g).

(h) Authorizations, etc. Each of the Borrower and each of its Subsidiaries possesses all material Authorizations of federal, provincial, state and local governments and regulatory authorities as may be necessary to properly conduct its business, the failure of which to possess would reasonably be expected to have a Material Adverse Effect.

(i) Trademarks, Patents, etc. Each of the Borrower and each of its Subsidiaries possesses all material trademarks, trade names, copyrights, patents, licences, or rights in any thereof, reasonably necessary for the conduct of its business as now conducted and presently proposed to be conducted, other than any trademarks, tradenames, copyrights, patents, licences or rights which, if not possessed by any such QMI Entity, would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, neither it nor any of its Subsidiaries is, as of the Effective Date, infringing or is alleged to be infringing on the rights of any Person with respect to any patent, trademark, trade name, copyright (or any application or registration respecting any thereof), discovery, improvement, process, formula, know-how, data, plan, specification, drawing or the like, except where such infringement could not reasonably be expected to have a Material Adverse Effect.

(j) Ownership of Property. The Borrower owns its Assets with good (and, with respect to any immovable or real property, marketable) title thereto, free and clear of all Liens, except for Permitted Liens.

(k) Compliance with Laws. As of the Effective Date, subject to the next following sentence, each of the Borrower and each of its Subsidiaries is in compliance with all applicable Laws, non-compliance with which would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower’s and its Subsidiaries’ Business and Assets (i) are in material compliance with all Environmental Laws; (ii) possess and are operated in compliance with all Environmental Permits which are required for the operation of its business; and (iii) are not subject to any past or present fact, condition or circumstance that could result in any material liability under any Environmental Laws.

(l) Subsidiaries, etc. The Borrower is the beneficial owner, directly or indirectly, of all of the issued and outstanding shares of Vidéotron Ltée. No Person (other than the Borrower) has any right or option to purchase or otherwise acquire any of the issued and outstanding shares of Vidéotron Ltée. Except as set forth in the corporate chart attached to Schedule 7.01(l), the Borrower does not own or hold as of the date hereof any shares of, or any other interest in, any other Subsidiary.

(m) No Burdensome Agreements. Neither the Borrower nor Vidéotron Ltée and their Subsidiaries is a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its constating documents or by-laws) which would reasonably be expected to have a Material Adverse Effect.

(n) No Litigation. There are no investigations, actions, suits or proceedings pending, taken or, to the Borrower’s knowledge, threatened, before or by any Governmental Entity or by any other Person, in Canada or elsewhere involving the Borrower or a Subsidiary, which would reasonably be expected to have a Material Adverse Effect.

(o) Pension Plans and Employment Liabilities. All contributions required under applicable law under all registered pension plans in respect of which the Borrower could be liable have been made, except for amounts not material to the Borrower on a consolidated basis and except for any unfunded liability that is being amortized in accordance with applicable laws. Each such plan was fully funded as of the most recent actuarial valuation on a going concern and solvency basis in accordance with the terms of such pension plan, except for amounts not material to the Borrower on a consolidated basis and except for any such plan that does not need to be fully funded in accordance with applicable laws. All obligations (including wages, salaries, commissions and vacation pay) to current employees and to former employees have been paid in full or duly provided for, except for amounts not material to the Borrower on a consolidated basis.

(p) Material Agreements. The Borrower is not a party or otherwise subject to or bound or affected by any Material Agreement as of the date hereof (other than collective agreements), except as set out in Schedule 7.01(p). Except as contemplated hereunder, all Material Agreements are in full force and effect, unamended, and neither the Borrower nor, to the best of the Borrower’s knowledge after due enquiry, any other party to any such agreement, is in material default with respect thereto.

(q) Financial Statements. The audited consolidated financial statements of the Borrower dated December 31, 2012 and the other financial statements delivered to the Administrative Agent pursuant to Section 8.01 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods specified (except as noted thereon) and are an accurate representation of the consolidated financial position of the Borrower and its Subsidiaries as of the respective dates specified and the results of their operations and changes in financial position for the respective periods specified, all in accordance with GAAP. No material adverse change in the financial results of the Borrower and its Subsidiaries, considered on a consolidated basis, has occurred since December 31, 2012.

(r) Books and Records. All books and records of the Borrower and each of its Subsidiaries have been fully, properly and accurately kept and completed in accordance with GAAP (to the extent applicable) and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Borrower’s and each of its Subsidiaries’ records, systems, controls, data or information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the direct control of the Borrower or of an Affiliate of the Borrower, unless such means do not prevent the Borrower from having access to same at all times (for example, in the context of an outsourcing agreement).

(s) Insurance. Each of the Borrower and each of its Subsidiaries has contracted the insurance coverage required pursuant to Section 8.01(m).

(t) Solvency. The Borrower, both before giving effect to the transactions contemplated by this Credit Agreement and the other Credit Documents and after giving effect to same (a) is solvent, (b) the fair value of the Assets of the Borrower exceeds its total liabilities (including Contingent Obligations but without duplication of any underlying liability related thereto), (c) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (d) is not engaged, and is not about to engage, in business or transactions for which its property would constitute unreasonably small capital.

(u) Tax Liability. Each of the Borrower and each of its Subsidiaries has filed within the prescribed delays all tax returns which are required to be filed, and all taxes, Claims, assessments and other duties, interest and penalties levied by the various Governmental Entities with respect to the Borrower and its Subsidiaries have been paid when due, except for any such assessment, tax or Claim (i) in an amount of up to C$2,500,000 in the aggregate outstanding at any time; or (ii) (A) which is being contested in good faith by proper legal proceedings, for which adequate reserves have been established in the books of the Borrower or the relevant Subsidiary, and (B) the failure to effect such filings or outcome of the contestation of which would not reasonably be expected to have a Material Adverse Effect.

(v) Corporate Structure. Except as notified to the Lenders, the only direct and indirect, shareholders of the Borrower at the date hereof, are set forth in Schedule 7.01(v). Schedule 7.01(v) sets forth the complete particulars at the date hereof of (i) such shareholders; (ii) the interest of each shareholder in the Borrower; and (iii) the direct and indirect interests of each shareholder and their respective interests. Except as described in Schedule 7.01(v), at the date hereof, none of the shareholders is a party to any unanimous shareholders or other agreement relating to the shares owned by such shareholder.

(w) Contingent Obligations and Indebtedness. Neither the Borrower nor any of its Subsidiaries has (a) any material Contingent Obligations or contingent liabilities known to it which are not disclosed or referred to in the financial statements referred to in Section 7.01(q)or in the most recent financial statements delivered to the Administrative Agent in accordance with the provisions of Section 8.01 or otherwise disclosed to the Administrative Agent in writing, or (b) incurred any material indebtedness which is not disclosed in or reflected in such financial statements, or otherwise disclosed to the Administrative Agent in writing, other than Contingent Obligations, contingent liabilities or indebtedness incurred in the ordinary course of business and Permitted Debt.

(x) Disclosure. All (i) forecasts and projections supplied to the Administrative Agent and the Lenders were prepared in good faith, disclosed all assumptions relevant thereto and are, in the opinion of the Borrower’s management when taken together, reasonable estimates (as of the Effective Date) of the prospects for its business; and (ii) other written information heretofore supplied to the Administrative Agent and the Lenders by the Borrower is complete and accurate in all material respects. There is no fact known as of the Effective Date to the Borrower, after reasonable investigation, which would reasonably be expected to have a Material Adverse Effect and which has not been fully disclosed in writing to the Administrative Agent and the Lenders. There has been no change which has had or would reasonably be expected to have a Material Adverse Effect since December 31, 2012 and up to the Effective Date.

(y) No Default. No Default or Event of Default has occurred and is continuing.

(z) Erisa. The Borrower and each Subsidiary are in compliance with all obligations to which they are subject under ERISA, as well as under the regulations or rules issued thereunder, in respect of their Benefit Plans, except to the extent that any non-compliance therewith would not have a Material Adverse Effect.

Section 7.02 Survival of Representations and Warranties. The representations and warranties herein set forth or contained in any certificates or documents delivered to the Administrative Agent and the Lenders pursuant hereto shall not merge in or be prejudiced by and shall survive any Accommodation hereunder and shall continue in full force and effect (as of the date when made or deemed to be made) so long as any amounts are owing by the Borrower to the Lenders hereunder. Schedules requiring updates shall be so updated not less frequently than quarterly. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Accommodation.

ARTICLE 8

COVENANTS OF THE BORROWER

Section 8.01 Affirmative Covenants. So long as any amount owing hereunder remains unpaid or any Lender has any obligation under this Agreement, and unless consent is given in accordance with Section 12.01 hereof, the Borrower shall:

(a) Financial Reporting Requirements. Furnish to the Administrative Agent (in electronic and paper forms) (i) as soon as practicable, and in any event within 60 days after the end of each of the first three Financial Quarters in each Financial Year, unaudited consolidated financial statements of the Borrower, consisting of (A) a consolidated balance sheet as at the end of the Financial Quarter with comparative amounts at the end of the corresponding Financial Quarter in the previous Financial Year, (B) consolidated statements of earnings, retained earnings and cash flow for the Financial Quarter and for the period from the end of the previous Financial Year to the end of the Financial Quarter with comparative amounts for the corresponding periods in the previous Financial Year; (ii) as soon as practicable, and in any event within 120 days after the end of each Financial Year, audited consolidated financial statements of the Borrower, consisting of (A) a consolidated balance sheet as at the end of the Financial Year with comparative amounts at the end of the previous Financial Year, (B) consolidated statements of earnings, retained earnings and cash flow for the Financial Year with comparative amounts for the previous Financial Year, (C) the financial statements specified in (ii)(A) and (B) being certified without qualification by the current auditors of the Borrower or otherwise by another reputable firm of independent chartered accountants acceptable to the Administrative Agent; (iii) a soon as practicable, and in any event within 120 days after the end of each Financial Year, unaudited unconsolidated financial statements of the Borrower, consisting of (A) an unconsolidated balance sheet as at the end of the Financial Year with comparative amounts at the end of the previous Financial Year, and (B) unconsolidated statements of earnings, retained earnings and cash flow for the Financial Year with comparative amounts for the previous Financial Year; (iv) as soon as practicable, and in any event within 60 days after the end of each of the first three Financial Quarters in each Financial Year, a Compliance Certificate; and (v) as soon as practicable, and in any event within 120 days after the end of each Financial Year, a Compliance Certificate.

(b) Environmental Reporting. Promptly, and in any event within 10 days of each occurrence, (i) notify the Administrative Agent of any proceeding or order before any Governmental Entity requiring the Borrower or any of its Subsidiaries to comply with or take action under any Environmental Laws and of any state or affairs on the Owned Properties, Leased Properties or its business which would reasonably be expected to have a Material Adverse Effect; and (ii) notify the Administrative Agent and the Lenders, within 10 days therefrom, of any other occurrence with respect to Environmental Laws and involving the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect, including, provided that same would reasonably be expected to have a Material Adverse Effect, the Borrower or any of its Subsidiaries (A) receiving a notice or claim to the effect that the Borrower or any of its Subsidiaries are liable to any Person in a material amount as a result of the Release or threatened Release of any Hazardous Substance into the environment in, on, under or adjacent to the Owned Properties or Leased Properties; (B) receiving any notice that the Borrower or any of its Subsidiaries is subject to investigation by any Governmental Entity evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Hazardous Substance into the environment, in, on, under or adjacent to the Owned Properties or the Leased Properties; (C) receiving any notice that all or any portion of the Owned Properties or the Leased Properties is subject to an order or a Security Interest under or pursuant to any Environmental Law; (D) receiving any notice of a material condition with respect to the Owned Properties or the Leased Properties which might reasonably result in a notice of violation of any Environmental Law; (E) receiving any notice of the commencement of any judicial or administrative proceeding alleging a violation of any Environmental Law with respect to the Owned Properties or the Leased Properties; or (F) undertaking any material activities as a result of new or proposed changes to any existing Environmental Law that would reasonably be expected to have a Material Adverse Effect.

(c) Additional Reporting Requirements. Deliver to the Administrative Agent (i) as soon as practicable and in any event not more than 90 days after the end of each Financial Year of the Borrower, the Annual Business Plan for the next Financial Year (the First Annual Business Plan to be delivered hereunder being in respect of the Financial Year 2007) together with detailed schedules and information supplementary to and consistent with such Annual Business Plan; (ii) as soon as possible, and in any event within five days after the Borrower becomes aware of the occurrence of any Default or Event of Default, a statement of the chief financial officer, treasurer or chief operating officer of the Borrower or any other officer acceptable to the Administrative Agent setting forth the details of such Default or Event of Default and the action which the Borrower proposes to take or has taken with respect thereto; (iii) prompt notice in writing of any default, or event, condition or occurrence which with notice or lapse of time, or both, would constitute a default under any agreement in respect of Debt to which the Borrower or any of its Subsidiaries owes (contingently or otherwise) at least C$25,000,000 (or the equivalent amount in any other currency); (iv) from time to time upon request of the Administrative Agent, evidence of maintenance of all insurance required to be maintained by Section 8.01(m), including such originals or copies as the Administrative Agent may reasonably request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments; (v) promptly upon the issuance thereof, copies of all notices and other documents (which are considered material under the Securities Act (Quebec), as amended from time to time) in respect of the Borrower filed with, or delivered to, any stock exchange or to the Quebec or Ontario Securities Commission or similar Governmental Entity in any other jurisdiction (with the exception of any private and confidential filings) by the Borrower or any of its Subsidiaries; (vi) promptly, and in any event within 10 days after the Borrower or any of its Subsidiaries receives notice of any suit, proceeding or similar action commenced or threatened by any Governmental Entity or any other Person, which would reasonably be expected to have a Material Adverse Effect; (vii) prompt notice of any material changes in accounting or financial reporting practices of the Borrower; (viii) prompt notice of any ERISA Event which could reasonably be expected to constitute an Event of Default and (ix) such other information respecting the condition or operations, financial or otherwise, of the business of the Borrower or any of its Subsidiaries as the Administrative Agent, on behalf of the Lenders, may from time to time reasonably request.

(d) Corporate Existence. Except as permitted pursuant to Section 8.02(c), preserve and maintain, and cause Vidéotron Ltée to preserve and maintain, its corporate existence.

(e) Compliance with Laws, etc. Comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable Laws and of all its contractual obligations, non-compliance with which would reasonably be expected to have a Material Adverse Effect.

(f) Status of Accounts and Collateral. With respect to the Collateral (i) maintain books and records pertaining to the Collateral in such detail, form and scope as the Administrative Agent shall reasonably require; and (ii) report immediately to the Administrative Agent any matters materially adversely affecting the value, enforceability or collectability of any of the Collateral.

(g) Conduct of Business. Conduct, and cause each of its Subsidiaries to conduct, in each Financial Year, its business in a prudent manner and consistent with good business practices.

(h) Environmental Audits. Promptly (i) if the Administrative Agent has a good faith concern that there is non-compliance by the Borrower or any of its Subsidiaries with Environmental Laws which would reasonably be expected to have a Material Adverse Effect, conduct such environmental audits (by an environmental auditor or auditors approved by the Administrative Agent and, prior to the occurrence of an Event of Default which is continuing, the Borrower) concerning such alleged material non-compliance as the Administrative Agent may request and permit the Administrative Agent and the Lenders to discuss such audits with such auditors; and (ii) remedy any material non-compliance with Environmental Laws revealed by any such audit. Such audit shall be at the Borrower’s expense.

(i) Auditors. Appoint and maintain as its auditors a firm of national standing.

(j) Payment of Taxes and Claims. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon the Assets or upon its Subsidiaries; and (ii) all lawful Claims which, if unpaid, would by Law become a Lien (other than a Permitted Lien) upon the Assets, except for any such assessment, tax or Claim (I) in an amount of up to C$2,500,000 in the aggregate outstanding at any time; or (II) (A) which is being contested in good faith by proper legal proceedings, for which adequate reserves have been established in the books of the Borrower or the relevant Subsidiary, and (B) the outcome of the contestation of which or the failure to comply with this covenant would not reasonably be expected to have a Material Adverse Effect.

(k) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the Assets and Business in accordance with GAAP (to the extent applicable).

(l) Visitation and Inspection. At (i) any reasonable time or times and upon reasonable prior notice, and at least semi-annually, permit the Administrative Agent on behalf of the Lenders to visit the properties of the Borrower or any of its Subsidiaries or the location of the chief financial officer, and to discuss the affairs, finances and accounts of the Borrower or any of its Subsidiaries with executive management including the officer appointed as (or performing the functions of) the chief financial officer thereof. If a Default has occurred and is continuing or an Event of Default has occurred and not been waived, the Borrower shall be required to reimburse the Administrative Agent or its mandatary for any related expenses and fees; and (ii) at least annually, permit the Lenders to have access to the Borrower’s chief financial officer controller for the purpose of reviewing the affairs, finances and accounts of the Borrower and its Subsidiaries.

(m) Maintenance of Insurance. Maintain, in respect of itself and each of its Subsidiaries, insurance at all times with responsible insurance carriers in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or any such Subsidiaries, as the case may be, operate; such insurance policies of the Borrower to show the Administrative Agent (or a sub-agent appointed by the Administrative Agent), for and on behalf of the Lenders, as loss payee thereof under a mortgage clause in a form approved by the Insurance Bureau of Canada and promptly furnish or cause to be furnished evidence thereof to the Administrative Agent and the Lenders.

(n) Cure Defects, Preservation of Security. Upon the reasonable request of the Administrative Agent, take all necessary steps to preserve and maintain in effect the rights of the Administrative Agent and the Lenders, as well as of any collateral agent or fondé de pouvoir, pursuant to the Security Documents, together with any renewals thereof or additional documents creating Liens that may be, reasonably requested by the Administrative Agent from time to time or on its behalf. Upon the reasonable request of the Administrative Agent or on its behalf, promptly cure or cause to be cured any defects in the execution and delivery of any of the Credit Documents or any of the other agreements, instruments or documents contemplated thereby or executed pursuant thereto or any defects in the validity or enforceability of any of the Security, and at its expense, execute and deliver or cause to be executed and delivered, all such agreements, instruments and other documents as the Administrative Agent may consider necessary or desirable for the foregoing purposes.

(o) Further Assurances. At the Borrower’s cost and expense, upon the reasonable request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent to carry out more effectually the provisions and purposes of the Credit Documents.

(p) Payment of Obligations. Pay as the same shall become due and payable, all its obligations and liabilities under the Credit Documents.

(q) Use of Proceeds. Use the proceeds of the Credit Facilities for the purposes contemplated herein.

(r) Intentionally deleted.

(s) Erisa. Perform and cause each of its Subsidiaries to perform, in a timely fashion, all obligations to which it is subject under ERISA, in respect of its Benefit Plans, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(t) Collateral. Execute and deliver as soon as possible all documentation (i) necessary or reasonably required by the Administrative Agent in order to grant in favor of the Administrative Agent and the Lenders (or on their behalf) a valid duly perfected first ranking Lien on the movable Assets of the Borrower that are acquired or moved by the Borrower to a jurisdiction where the Administrative Agent and the Lenders (or anyone on their behalf) do not have Security or (ii) that is required further to a change of the registered or head office of the Borrower to ensure that the Administrative Agent and the Lenders (or anyone on their behalf) keep the benefit of a first ranking Security. Such additional documentation shall form part of the Security Documents.

(u) Share Certificates in Vidéotron Ltée. The Borrower shall deliver, promptly upon receipt, to the Administrative Agent, duly endorsed in blank for transfer as the case may be:

(i) all share certificates issued by Vidéotron Ltée to the Borrower after the date of this Agreement, except for Back-to-Back Preferred Shares and any shares issued by Vidéotron Ltée resulting from a Tax Benefit Transaction (such shares being collectively referred to the “Vidéotron Shares”);

(ii) undated stock transfer forms executed in blank by the Borrower in respect of the Vidéotron Shares;

(iii) such other documents and instruments as the Administrative Agent may require from time to time (i) to render opposable the security and pledge on the Vidéotron Shares (duly executed by the Borrower), (ii) for vesting or enabling it to vest such shares in itself, its nominee or nominees or any purchaser after the occurrence of an Event of Default, or (iii) to provide the Administrative Agent with control (as such term is defined or contemplated in An Act respecting the transfer of securities and the establishment of security entitlements (Quebec)) over all Vidéotron Shares in the manner provided under Section 55 of said Act.

In the eventuality of replacement certificates concerning the Vidéotron Shares, the Administrative Agent will then give back the old certificates to the Borrower for cancellation provided that the Administrative Agent has received or receives simultaneously the said replacement certificates with undated stock transfer form executed in blank by the Borrower.

Section 8.02 Negative Covenants. So long as any amount owing hereunder remains unpaid or any Lender has any obligation under this Agreement, and unless consent is given in accordance with Section 12.01 hereof, the Borrower shall not:

(a) Debt. Create, incur, assume or suffer to exist any Debt other than Permitted Debt.

(b) Encumbrances. Create, incur, assume or suffer to exist any Lien on any of its Assets, other than Permitted Liens.

(c) Mergers, Etc. Enter into any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, winding-up, merger, transfer, sale, lease or otherwise) whereby all or any substantial part of its undertaking or Assets would become the property of any other Person unless (i) immediately after giving effect thereto, no event shall have occurred and be continuing which constitutes a Default or Event of Default, (ii) the corporation continuing from any such transaction shall be a corporation organized and existing under the laws of Canada or any province thereof, (iii) such continuing corporation shall assume the Borrower’s obligations, if any, under the Credit Documents, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, provided that such agreement shall not be required if such obligations are otherwise assumed by operation of Law, (iv) if the transaction in question is with a Person (A) who was not a wholly-owned Subsidiary of the Borrower immediately before the effective date thereof, the transaction, in the sole opinion of the Majority Lenders acting reasonably, would not reasonably be expected to have a Material Adverse Effect, or (B) who was a wholly-owned Subsidiary of the Borrower immediately before the effective date thereof, the proposed transaction will not have a detrimental effect on the financial condition of the Borrower, nor on the rights of the Administrative Agent and the Lenders under the Credit Documents, and (v) the Lenders shall have received an opinion of counsel to the Borrower, acceptable to them, that such transaction complies with Law and other matters of Law referred to in this Section 8.02(c), or except as permitted under Section 8.02(d).

(d) Disposal of Assets Generally. Dispose of any Assets to any Person, other than, (i) any disposition of Assets between QMI Entities (other than a Disposition of the equity participation in Vidéotron Ltée held by the Borrower); (ii) pursuant to a transaction consummated in accordance with Section 8.02(c); (iii) so long as no Default has occurred and is continuing or would arise therefrom and no Event of Default has occurred, any other bona fide Dispositions (other than a Disposition of the equity participation in Vidéotron Ltée held by the Borrower), provided the proceeds thereof are dealt with in accordance with Section 2.05(2) hereof to the extent applicable. The Administrative Agent shall, upon the Borrower’s request and provided that no Default or Event of Default has occurred and is continuing or would result from such Disposition, execute a release of any Collateral which the Borrower proposes to Dispose of, or confirm to the purchaser or transferee thereof that such Disposition may occur free of the Security, unless such Disposition is contrary to any provision hereof and provided that, where applicable, the Net Proceeds in respect of the Disposition are used to repay the Accommodations Outstanding in accordance with Section 2.05.

(e) Transactions with Affiliates. Subject to the following sentences, and except among the Borrower and wholly-owned Subsidiaries or among wholly-owned Subsidiaries, directly or indirectly (i) purchase, acquire, lease or licence any material property, right or service from; (ii) sell, transfer, lease or licence any Assets or right to; or (iii) permit any Subsidiary to purchase, acquire, lease or licence any Asset, right or service from, or sell, transfer, lease or licence any Assets or right to, any Person not at Arm’s Length with the Borrower or such Subsidiary, except at prices and on terms not less favourable to the Borrower or such Subsidiary, as the case may be, than those which would have been obtained in an Arm’s Length transaction with an Arm’s Length Person. Notwithstanding the foregoing, (a) the Borrower may enter into, perform its obligations in connection with, or redeem or repay, the Back-to-Back Securities, the Existing Back-to-Back Securities or the Tax Benefit Transactions, (b) the Borrower may make or pay Permitted Distributions, (c) the Borrower may pay management fees to Quebecor, Caisse de Dépôt et Placement du Québec or any of their respective Affiliates in an amount not to exceed US$2,000,000 in total per Financial Year plus the payment of additional management fees to the extent the amount of such additional payments would be permitted to be paid as Permitted Distributions, and (d) the Borrower or any wholly-owned Subsidiary may transact with Subsidiaries that are not wholly-owned at prices and on terms less favorable to the Borrower or such wholly-owned Subsidiary than those which would have been obtained in Arm’s Length transaction with an Arm’s Length Person, provided that the aggregate value of all such transactions does not exceed C$10,000,000 in total per Financial Year.

(f) Change in Business. Make, or permit to be made, any material change in the Business.

(g) Distributions. Declare, make or pay any Equity Distribution or Debt Distribution which is not a Permitted Debt Distribution unless the Consolidated Senior Leverage Ratio of the Borrower, calculated on a proforma basis as at the end of the last previously completed Fiscal Quarter in respect of which financial statements are available after giving effect to such Distribution, is below 3.75 : 1.00 (the “Required Threshold”) on a trailing four quarter basis provided however that at the time of payment of such Distribution no Default exist or could result therefrom. Notwithstanding the foregoing, the Borrower shall be entitled to declare, make or pay any such Distribution during any period when such Consolidated Senior Leverage Ratio is not below the Required Threshold (the “Offside Periods”) on the condition that the aggregate amount of such Distributions paid during such Offside Periods does not exceed C$275,000,000, provided however that at the time of payment of such Distribution no Default exist or could result therefrom.

(h) Investments and Acquisitions. Make any Investments or Acquisitions, (other than in connection with Capital Expenditures permitted pursuant to Section 8.02(k) except, provided no Default has occurred and is continuing or would result therefrom, (i) hedging agreements and other foreign currency hedges, interest rate swaps, commodity hedges or similar obligations or agreements, in each case incurred in the ordinary course of the Business and not for speculative purposes; (ii) Investments or Acquisitions so long as at the date of such Investment or Acquisition and on a proforma basis after taking such Investment or Acquisition into account as if it existed at all times during the relevant period, the Leverage Ratio and the Interest Coverage Ratio are complied with in accordance with Section 8.03 and such Investments or Acquisitions are made with respect to Assets or Persons in the same line of business as the Business; (iii) the acquisition of Back-to-Back Securities or the acquisition of property as part of Tax Benefit Transactions; and (iv) Investments or Acquisitions with respect to Assets or Persons not otherwise permitted under clause (ii) above not to exceed at any time, from and as of January 25, 2012, C$125,000,000 in the aggregate so long as at the date of such Investment or Acquisition and on a proforma basis after taking such Investment or Acquisition into account as if it existed at all times during the relevant period, the Leverage Ratio and the Interest Coverage Ratio are complied with in accordance with Section 8.03.

(i) Subsidiaries. Permit any of its Subsidiaries to assume, enter into or otherwise become bound by any agreement or undertaking that would reasonably be expected to prevent such Subsidiary from declaring or paying dividends, intercompany payments, Equity Distributions or Debt Distributions of any kind except on terms and conditions not more restrictive for such Subsidiary than those provided under the Vidéotron Credit agreement except where so preventing such Subsidiary from declaring or paying dividends, intercompany payments, Equity Distributions or Debt Distributions would not reasonably be expected to have a Material Adverse Effect.

(j) Intentionally Deleted.

(k) Capital Expenditures. Make or commit to make at any time from and as of the Effective Date to the expiry of the Term of the Revolving Facility, Capital Expenditures which exceed, in the aggregate, C$125,000,000, excluding any Capital Expenditures related to the Press Investment.

(l) Business Outside Certain Jurisdictions. Keep or store any of its material tangible property outside of those jurisdictions (or registration districts within such jurisdictions) set forth in Schedule 7.01(g) (i) except upon 30 days’ prior written notice thereof to the Administrative Agent; and (ii) unless the Borrower has done or caused to be done all such acts and things and executed and delivered or caused to be executed and delivered all such deeds, transfers, assignments and instruments as the Administrative Agent may reasonably require for perfecting a Security Interest in such property in favour of the Administrative Agent and the Lenders.

(m) Financial Year. Change its Financial Year.

(n) Amendments. Allow any amendments to its constating documents or by-laws which are adverse to the Lenders interests hereunder or the Security Interests arising under or created by the Security Documents, without the prior written consent of the Administrative Agent upon instructions from the Majority Lenders.

Section 8.03 Financial Covenants. So long as any amount owing hereunder remains unpaid or any Lender has any obligations under this Agreement, and unless consent is given in accordance with Section 12.01 hereof, the Borrower shall:

(a) Leverage Ratio. Maintain, at all times, tested as at the end of each Financial Quarter in each Financial Year, a maximum Leverage Ratio of 5.00 : 1.00, calculated as at the end of such Financial Quarter for the four Financial Quarters then ended.

(b) Interest Coverage Ratio. Maintain, at all times, tested as at the end of each Financial Quarter in each Financial Year, a minimum Interest Coverage Ratio of 2.25 : 1.00, calculated as at the end of such Financial Quarter for the four Financial Quarters then ended.

(c) Unconsolidated Coverage Ratio. Maintain, at all times, tested as at the end of each Financial Quarter in each Financial Year, a minimum Unconsolidated Coverage Ratio calculated as at the end of such Financial Quarter for the four Financial Quarters then ended, of not less than 1.25:1.00.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.01 Events of Default. The occurrence of any of the following events (each an “Event of Default”) shall constitute an Event of Default unless remedied within the prescribed delays or waived by the requisite majority of Lenders:

(a) the Borrower shall fail to pay any amount of the Accommodations Outstanding when such amount becomes due and payable;

(b) the Borrower shall fail to pay any interest or Fees when the same become due and payable hereunder and such failure shall remain unremedied for three Business Days;

(c) any representation or warranty or certification made or deemed to be made by the Borrower or any of its directors or officers in this Agreement or any other Credit Document to which it is a party shall prove to have been incorrect in any material respect when made or deemed to be made;

(d) the Borrower shall fail to perform, observe or comply with any of the covenants contained in (i) Section 8.02(a), Section 8.02(b), Section 8.02(f), Section 8.02(h), Section 8.02(k) or Section 8.02(l), and such failure shall remain unremedied for three (3) Business Days from the Borrower’s knowledge of such event, or (ii) the other subsections of Section 8.02, or (iii) Section 8.03;

(e) the Borrower shall fail to perform, observe or comply with any of the covenants contained in this Agreement (and not covered by Section 9.01(d)) and such failure shall remain unremedied for 15 days following notice thereof by the Administrative Agent to the Borrower;

(f) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Credit Document (other than this Agreement) to which it is a party and such failure shall remain unremedied for 15 days following notice thereof by the Administrative Agent to the Borrower;

(g) the Borrower or any of its Subsidiaries shall fail to pay the principal of or premium or interest on any Debt of the Borrower or such Subsidiary (excluding any Debt hereunder and under a Hedging Agreement) which is outstanding in an aggregate principal amount exceeding C$25,000,000 (or the equivalent amount in any other currency), when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt which has not been extended, waived or modified; or any other event shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, if the effect of such event is to accelerate, or permit the acceleration of such Debt; or any such Debt shall be declared to be due and payable prior to the stated maturity thereof;

(h) the Borrower shall fail to pay the principal of or premium or interest on any Debt of the Borrower under one or more Hedging Agreements in respect of which the Hedging Exposure exceeds C$25,000,000 when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt which has not been extended, waived or modified, if the effect of such event is to accelerate such Debt or result in the termination of such Hedging Agreement prior to its stated date of maturity; or any other default of the Borrower shall occur and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, if the effect of such event is to accelerate such Debt or result in the termination of such Hedging Agreement prior to its stated date of maturity;

(i) any seizure, taking of possession, or process of execution is enforced or levied upon material property having a value of C$25,000,000 or more of the Borrower, Vidéotron Ltée, any Subsidiary of Vidéotron Ltée, or any other Subsidiary whose Consolidated EBITDA for a period of four consecutive Financial Quarters (calculated as at the last completed Financial Quarter for which financial statements are available) exceeds 10% of the Consolidated EBITDA of the Borrower for such period and remains unsatisfied for a period (for each action) of 60 days, as to movable or personal property, or 90 days as to immovable or real property, and, in any event, not less than 10 days prior to the date fixed for the sale of any such property;

(j) any judgment or order for the payment of money in excess of C$25,000,000 (or the equivalent amount in any other currency), net of applicable insurance coverage pursuant to which liability is acknowledged in writing by the insurer, with a copy promptly provided to the Administrative Agent, shall be rendered against the Borrower or any of its Subsidiaries and remains undischarged or unsatisfied for a period ending on the earlier of (a) 30 days from the date of such judgment (unless appealed and provided, in such case, that there shall be a stay of enforcement of such judgment or order during such period); or (b) the 5th day prior to the date on which such judgment becomes executory;

(k) the Borrower, a Material Subsidiary or Immaterial Subsidiaries which, in respect of such Immaterial Subsidiaries only, account, in the aggregate, for more than 5% of Consolidated Net Tangible Assets and 5% of Consolidated EBITDA of the Borrower, in each such cases, shall (i) become insolvent or generally not pay its debts as such debts become due; (ii) admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (iii) institute or have instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other similar corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Assets, and in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Assets) shall occur; or (iv) take any corporate action to authorize any of the foregoing actions;

(l) if any of the Credit Documents shall be cancelled, terminated, revoked or rescinded or the Administrative Agent’s or the Lenders’ (or any Person’s on their behalf) Security Interests in the Collateral shall cease to be valid and enforceable, or shall cease to have the priority contemplated by the Security Documents, otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Credit Documents shall be commenced by or on behalf of the Borrower or any of its stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Credit Documents is illegal, invalid or unenforceable in accordance with the terms thereof, unless such Credit Document is duly replaced with a fully enforceable one within 7 days of any such event;

(m) a Change of Control;

(n) any Impermissible Qualification of the audited financial statements of the Borrower by its independent auditors; or

(o) (i) any Termination Event shall occur with respect to any Benefit Plan of the Borrower, any Subsidiary or any of their respective ERISA Affiliates, (ii) any accumulated funding deficiency (as defined in Section 302 of ERISA) shall exist at any time with respect to any such Benefit Plan (other than a Multiemployer Plan) in an amount in excess of an amount equivalent to 4% of the Borrower’s Equity at such time, (iii) any Subsidiary or any of its ERISA Affiliates shall engage in any prohibited transaction involving any such Benefit Plan, (iv) a Subsidiary or any of its ERISA Affiliates shall be in “default” (as defined in ERISA Section 4219(c)(5)) with respect to payments owing to any such Benefit Plan that is a Multiemployer Plan as a result of such Person’s complete or partial withdrawal (as described in ERISA Section 4203 or 4205) therefrom, (v) a Subsidiary or any of its ERISA Affiliates shall fail to pay when due an amount that is payable by it to the PBGC or to any such Benefit Plan under Title IV of ERISA, or (vi) a proceeding shall be instituted by a fiduciary of any such Benefit Plan against a Subsidiary or any of its ERISA Affiliates to enforce ERISA Section 515 and such proceeding shall not have been dismissed within 30 days thereafter, except that no event or condition referred to in paragraphs (i) through (vi) shall constitute an Event of Default if it, together with all other such events or conditions at the time existing, has not subjected, and in the reasonable determination of the Majority Lenders will not subject, the Borrower to aggregate liabilities, at any time, that exceed an amount equivalent to 4% of the Borrower’s Equity at such time.

then, (A) if the Event of Default that occurred is that mentioned in paragraph (k) above, all Accommodations Outstanding, together with all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Credit Facilities, shall immediately become due and payable, without demand, presentation, protest or other notice of any nature, to which the Borrower expressly renounces; and (B) if the Event of Default that occurred was any other Event of Default, the Administrative Agent may, and shall at the request of the Majority Lenders, (i) terminate the Lenders’ obligations to make further Accommodations under the Credit Facilities; and (ii) (at the same time or at any time after such termination) declare the principal amount of all Accommodations Outstanding, together with all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Credit Facilities, to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. For greater certainty, from and after the occurrence of a Default or Event of Default, the Lenders shall not be obliged to provide any Accommodation hereunder.

Upon the acceleration of any amount hereunder and notwithstanding anything herein to the contrary, the Borrower hereby acknowledges that it shall be then indebted to, and shall be obligated to pay to the Administrative Agent, as a separate and absolute obligation, all unpaid principal amount of and accrued interest on Accommodations Outstanding, all Fees and all other amounts payable under this Agreement. Such payment to the Administrative Agent when made shall be deemed to have been made in discharge of the Borrower’s obligations hereunder, and the Administrative Agent shall distribute such proceeds among the Lenders as provided herein.

Section 9.02 Remedies Upon Demand and Default. (1) Upon a declaration that the Accommodations Outstanding under the Credit Facilities are immediately due and payable pursuant to Section 9.01, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders, commence such legal action or proceedings as it, in its sole discretion, may deem expedient, including the commencement of enforcement proceedings under the Security Documents or any other security granted by the Borrower or others to the Administrative Agent or the Lenders, or both, or for their benefit, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any of the Assets, or any other action or notice, all of which the Borrower hereby expressly waives.

(2) The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are in addition to and not in substitution for any other rights or remedies. Nothing contained herein or in the Security Documents or any other security hereafter held by the Administrative Agent and the Lenders, or for their benefit, with respect to the indebtedness or liability of the Borrower to the Administrative Agent and the Lenders, or any part thereof, nor any act or omission of the Administrative Agent or the Lenders or anyone on their behalf with respect to the Security Documents, the Security or such other security, shall in any way prejudice or affect the rights, remedies and powers of the Administrative Agent, the Lenders and any Person holding any Security Interest on their behalf hereunder or under the Security Documents or such Security.

Section 9.03 Bankruptcy and Insolvency. If the Borrower files a notice of intention to file a proposal, or files a proposal under the Bankruptcy and Insolvency Act (Canada), or if the Borrower obtains the permission of the court to file a Plan of Arrangement under the Companies’ Creditors Arrangements Act (Canada), and if a stay of proceedings is obtained or ordered under the provisions of either of those statutes, without prejudice to the Lenders’ rights to contest such stay of proceedings, the Borrower covenants and agrees to continue to pay interest on all amounts due to the Lenders in accordance with the provisions hereof. In this regard, the Borrower acknowledges that permitting the Borrower to continue to use the proceeds of the Accommodations constitutes valuable consideration provided after the filing of any such proceeding in the same way that permitting the Borrower to use leased premises constitutes such valuable consideration.

Section 9.04 Relations with the Borrower. The Administrative Agent may grant delays, take security or renounce thereto, accept compromises, grant acquittances and releases and otherwise negotiate with the Borrower as it deems advisable without in any way diminishing the liability of the Borrower nor prejudicing the rights of the Lenders with respect to the Security.

Section 9.05 Application of Proceeds. Following the occurrence of an Event of Default which has not been waived, subject to the provisions hereof, the Administrative Agent may apply the proceeds of realization of the property contemplated by the Security Documents and of any credit or compensating balance in reduction of the part of the Accommodations (principal, interest or accessories and/or Hedging Exposure relating to all Hedging Agreements entered into with a Lender) which the Administrative Agent judges appropriate; provided that, to the extent practicable, the Administrative Agent will follow the order contemplated by Section 2.09(2) hereof. If any Lender is owed money by the Borrower as a result of Hedging Agreements, and, in particular, as a result of Hedging Exposure in respect of such Hedging Agreement, the claim of such Lender for all amounts owed thereunder, shall rank pari passu with the other amounts comprising the Accommodations.

ARTICLE 10

THE ADMINISTRATIVE AGENT AND THE LENDERS

Section 10.01 Appointment and Authority. (1) Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(2) In addition to the provisions of Section 10.12 hereof, the Administrative Agent shall also act as the “collateral agent” under the Credit Documents, and each of the Lenders (in its capacities as a Lender, potential party to a Hedging Agreement) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower to secure the obligations secured by the terms of the Security Documents, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 10 and Article 12 (including Section 12.06 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto.

Section 10.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03 Exculpatory Provisions. (1) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(2) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.01 and Section 9.02) or (ii) in the absence of its own gross or intentional fault. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

(3) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Accommodation, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Accommodation. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.06 Resignation of Administrative Agent. (1) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of Borrower (prior to the occurrence of a Default which is continuing or an Event of Default which has not been waived) which consent shall not be unreasonably withheld, to appoint a successor, which shall be a bank with an office in Canada, or an Affiliate of any such bank with an office in Canada. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The Fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 12.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(2) Any resignation by Bank of America, N.A. as Administrative Agent pursuant to this Section shall also constitute the resignation of Bank of America, N.A., Canada Branch as Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (ii) the retiring Issuing Lender shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 10.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookmanagers, arrangers, syndication agent or documentation agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 10.09 Administrative Agent May File Proofs of Claim. (1) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Advance or the Face Amount of any other Accommodation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal, Face Amount and interest and Fees owing and unpaid in respect of the Advances and all other Accommodations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder, as Fees or otherwise.

(2) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrower hereunder and under the other Credit Documents or the rights of any Lender or the Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender or in any such proceeding.

Section 10.10 Collateral and Guaranty Matters. (1) The Lenders and the Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent (or by any Person on its behalf) under any Credit Document (i) upon termination of the Commitments and payment in full of all obligations owed hereunder and under the other Credit Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit and BA Instruments, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.01; and

(b) to subordinate any Security Interest on any property created pursuant to any Security Document to the holder of any Lien on such property that is permitted hereunder unless such Permitted Lien is specifically stipulated hereunder to rank equally or after such Security Interest.

(2) Upon request by the Administrative Agent at any time, the Majority Lenders or the Lenders, as applicable, will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property. In each case as specified in this Section, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Credit Documents and this Section.

Section 10.11 Replacement of Non-Schedule I Reference Banks. If a non-Schedule I Reference Bank assigns, subject to the provisions of Section 12.08, all of its rights hereunder or otherwise ceases to be a Lender, or if a Non-Schedule I Reference Bank gives notice of its intention to cease being a Non-Schedule I Reference Bank, or if in the opinion of the Administrative Agent, a Non-Schedule I Reference Bank is no longer capable of exercising its functions as a Non-Schedule I Reference Bank, the Administrative Agent shall, with the prior written consent of the Borrower if prior to an Event of Default which has not been waived, appoint another Lender designated as a Schedule II or Schedule III bank under the Bank Act (Canada) (with the latter’s consent) to act as a Non-Schedule I Reference Bank in replacement thereof.

Section 10.12 Irrevocable Power of Attorney (fondé de pouvoir). Without limiting the powers of the Administrative Agent hereunder or under the Credit Documents and to the extent applicable, each of the Lenders and the Administrative Agent hereby confirms that Computershare Trust Company of Canada shall, for the purposes of holding any Security granted under the Security Documents for use in the Province of Quebec, to secure payment of the Debentures, be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) for the Administrative Agent and all present and future Lenders and in particular for all present and future holders of the Debentures. Each of the Lenders and the Administrative Agent hereby ratifies the constitution of, to the extent necessary, Computershare Trust Company of Canada (or, if desired, a designated collateral agent) as the holder of such irrevocable power of attorney in order to hold security granted under such hypothecs to secure the Debentures. Each Assignee shall be deemed to have confirmed and ratified the constitution of Computershare Trust Company of Canada as the holder of such irrevocable power of attorney by execution of the relevant Assignment and Assumption.

Notwithstanding the provisions of Section 32 of the An Act respecting the Special Powers of Legal Persons (Quebec), the Borrower, the Administrative Agent and the Lenders irrevocably agree that Computershare Trust Company of Canada may acquire and be the holder of a Debenture. By executing a Debenture, the issuer of the Debenture shall be deemed to have acknowledged that the Debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

Section 10.13 Issuing Lender. The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 10 and in the definition of “Agent-Related Person” included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

Section 10.14 Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the arrangers hereunder will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC” the Borrower shall be deemed to have authorized the Administrative Agent, the arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (z) the Administrative Agent and the arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

ARTICLE 11

CURRENCY AND EXCHANGE

Section 11.01 Rules of Conversion. If for the purpose of obtaining judgment in any court or for any other purpose hereunder, it is necessary to convert an amount due, advanced or to be advanced hereunder from the currency in which it is due (the “First Currency”) into another currency (the “Second Currency”) the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase, in the Canadian money market or the Canadian exchange market, as the case may be, the First Currency with the Second Currency on the date on which the judgment is rendered, the sum is payable or advanced or to be advanced, as the case may be. The Borrower agrees that its obligations in respect of any First Currency due from it to the Lenders in accordance with the provisions hereof shall, notwithstanding any judgment rendered or payment made in the Second Currency, be discharged by a payment made to the Administrative Agent on account thereof in the Second Currency only to the extent that, on the Business Day following receipt of such payment in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase on the Canadian money market or the Canadian foreign exchange market, as the case may be, the First Currency with the amount of the Second Currency so paid or which a judgment rendered payable; and if the amount of the First Currency which may be so purchased is less than the amount originally due in the First Currency, the Borrower agrees as a separate and independent obligation and notwithstanding any such payment or judgment to indemnify the Lenders against such deficiency.

Section 11.02 Determination of an Equivalent Currency. If, in their discretion, the Lenders or the Administrative Agent chooses or, pursuant to the terms of this Agreement, are obliged to choose the equivalent in Canadian Dollars of any securities or amounts expressed in US Dollars or another currency or the equivalent in US Dollars of any securities or amounts expressed in Canadian Dollars or another currency, the Administrative Agent, in accordance with the conversion rules as stipulated in Section 11.01, on the date indicated in the Borrowing Notice as the date of a request for an Advance, and at any other time which in the opinion of the Lenders is desirable; may, using the spot rate of the Administrative Agent or an Affiliate on such date, determine the equivalent in Canadian Dollars or in US Dollars, as the case may be, of any security or amount expressed in the other currency pursuant to the terms hereof. Immediately following such determination, the Administrative Agent shall inform the Borrower of the conclusion which the Lenders have reached.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Amendment Etc. (1) No amendment or waiver of any provision of this Agreement or any Security Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Administrative Agent acting with the approval of the Majority Lenders (it being understood that with respect to any amendment or waiver pertaining to a specific Credit Facility without affecting the Lenders generally, Majority Lenders shall refer to the “Majority Lenders” under such Credit Facility) and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 6.02, or, in the case of the initial Accommodation, Section 6.01 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.01) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Credit Document (other than Hedging Agreements) for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Credit Document (other than Hedging Agreements) without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Advance or other Type of Accommodation, or (subject to clause (iii) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder or under any Security Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate or Fee payable on any Advance, any other Type of Accommodation or any Fee payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the rate of interest charged as a default rate or to waive any obligation of the Borrower to pay interest or Fees at such default rate;

(e) change (i) Section 2.09 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Accommodations among the Credit Facilities from the application thereof set forth in the applicable provisions of Section 2.05 and Section 2.06, respectively, in any manner that materially and adversely affects the Lenders under a Credit Facility without the written consent of (i) if such Credit Facility is the Revolving Facility, the Majority Lenders under the Revolving Facility, and (ii) if such Facility is Facility B, the Majority Lenders under Facility B;

(f) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release all or substantially all (including without limitation any shares of Vidéotron Ltée) of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(h) impose any greater restriction on the ability of any Lender under a Credit Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Credit Facility is the Revolving Facility, the Majority Lenders under the Revolving Facility, and (ii) if such Credit Facility is Facility B, the Majority Lenders under Facility B;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application Form relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; and (iii) Section 12.08(8) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPV at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 12.02 Waiver. (1) No failure on the part of any Lender or the Administrative Agent (or anyone on its behalf or on behalf of the Lenders) to exercise, and no delay in exercising, any right under any of the Credit Documents shall operate as a waiver of such right; nor shall any single or partial exercise of any right under any of the Credit Documents preclude any other or further exercise of such right or the exercise of any other right.

(2) Except as otherwise expressly provided in this Agreement, the covenants, shall not merge on and shall survive the initial Accommodation and, notwithstanding such initial Accommodation or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of this transaction shall not prejudice any right of one party against any other party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 12.03 Evidence of Debt and Accommodation Notices. (1) The indebtedness of the Borrower resulting from Accommodations under the Credit Facilities shall be evidenced by the records of the Lenders (or the Administrative Agent acting on behalf of the Lenders) which shall constitute prima facie evidence of such indebtedness.

(2) Prior to the receipt of any Accommodation Notice, the Administrative Agent may act upon the basis of a notice by telephone (containing the same information as required to be contained in such Accommodation Notice) believed by it in good faith to be from an authorized person representing the Borrower. In the event of a conflict between the Administrative Agent’s record of any Accommodation and the Accommodation Notice, the Administrative Agent’s record shall prevail, absent manifest error.

Section 12.04 Notices, etc. Any notice, direction or other communication required or permitted to be given under this Agreement shall, except as otherwise permitted, be in writing and given by delivering it or sending it by telecopy or other similar form of recorded communication addressed as follows:

if to the Borrower, to it at: 612, St-Jacques Street, Montreal, Quebec, H3C 4M8, Attention: Treasurer, Phone: (514) 380-7414, Fax: (514) 380-1983, E-mail: chloe.poirier@quebecor.com;

if to the Administrative Agent, (I) for the purposes of Accommodations and repayments at: Bank of America, N. A., Agency Services, Bank of America Plaza, 901 Main St., Mail Code: TX1-492-14-11, Dallas, TX, 75202-3714, Attention: Diana R. Lopez, Phone: (972) 338-3774, Fax: (214) 290-8384, e-mail: diana.r.lopez@baml.com; and (II), for all other purposes, to it at: 1455 Market St., 5th Floor, Mail Code CA5-701-05-19, San Francisco, CA, 94103, U.S.A., Attention: Robert J. Rittelmeyer, Vice President, Telephone: (415) 436-2616, Fax: (415) 503-5099, E-mail: robert.j.rittelmeyer@baml.com; and

if to the Lenders, at the addresses shown on the signature pages.

Any communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time); (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

Section 12.05 Confidentiality. Each Lender agrees to use reasonable efforts to ensure that financial statements or other information relating to the Borrower which may be delivered to it pursuant to this Agreement and which are not publicly filed or otherwise made available to the public generally (and which are not independently known to the Lender) will, to the extent permitted by Law, be treated confidentially by the Lender and will not, except with the consent of the Borrower, be distributed or otherwise made available by the Lender to any Person other than its directors, officers, employees, authorized agents, counsel or other representatives (provided the other representatives have agreed or are under a duty to keep all information confidential) required, in the reasonable opinion of the Lender, to have such information. Each Lender is authorized to deliver a copy of any financial statement or any other information which may be delivered to it pursuant to this Agreement, to (i) any actual or potential Participant or Assignee; (ii) any Governmental Entity having jurisdiction over the Lender in order to comply with any applicable laws; (iii) any Affiliate of the Lender required, in the reasonable opinion of the Lender, to have such information; and (iv) any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.05.

Section 12.06 Costs, Expenses and Indemnity. (1) The Borrower shall, whether or not the transactions contemplated in this Agreement are completed, indemnify and hold each of the Lenders and each Agent-Related Person and each of their respective officers, directors, employees, agents, trustees and advisors (each an “Indemnified Person”) harmless from, and shall pay to such Indemnified Person on demand any amounts required to compensate the Indemnified Person for, any claim or loss suffered by, imposed on, or asserted against, the Indemnified Person as a result of, connected with or arising out of (i) the preparation, execution and delivery of the commitment letter, term sheet and fee letter executed in connection with the Credit Facilities, (ii) the preparation, execution and delivery of, preservation of rights under, enforcement of, or refinancing, renegotiation or restructuring of, the Credit Documents and any related amendment, waiver or consent; (iii) any advice of counsel as to the rights and duties of the Administrative Agent and the Lenders with respect to the administration of the Credit Facilities, the Credit Documents or any transaction contemplated under the Credit Documents, including any interpretation issues; (iv) a default (whether or not constituting a Default or an

Event of Default) by the Borrower; (v) any proceedings brought against the Indemnified Person due to its entering into any of the Credit Documents and performing its obligations under the Credit Documents except to the extent that it shall be determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross or intentional fault of the Indemnified Person; and (vi) the presence on or under or the discharge or likely discharge of Hazardous Substances from any of the properties used by the Borrower, or the breach of any Environmental Law by the Borrower or by any mortgagor, owner, or lessee of such properties. No Indemnified Person shall be liable for any damages arising from the use by others of information provided by or on behalf of the Borrower and obtained through the Internet, Intralinks or other similar information transmission systems in connection with the Credit Facilities except to the extent that, as to any Indemnified Person, it shall be determined by a final, non-appealable judgment by a court of competent jurisdiction that such damages resulted primarily from the gross or intentional fault of such Indemnified Person. The Borrower agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any Person, including the Borrower, any of its Subsidiaries and Affiliates or their respective security holders or creditors arising out of or in connection with any aspect of this Agreement or the Credit Facilities, except for direct, as opposed to consequential, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross or intentional fault of such Indemnified Person.

(2) If, with respect to any Lender, (i) any Change in Law of general application occurring or becoming effective after the Closing Date; or (ii) compliance by the Lender with any direction, request or requirement (whether or not having the force of law) of any Governmental Entity made or becoming effective after the Closing Date, has the effect of causing any loss to the Lender or reducing the Lender’s rate of return by (w) increasing the cost to the Lender of performing its obligations under this Agreement or in respect of any Accommodations Outstanding (including the costs of maintaining any capital, reserve or special deposit requirements (other than a reduction resulting from a higher rate or from a change in the calculation of income or capital tax relating to the Lender’s income or capital in general)), (x) requiring the Lender to maintain or allocate any capital or additional capital or affecting its allocation of capital in respect of its obligations under this Agreement or in respect of any Accommodations Outstanding, (y) reducing any amount payable to the Lender under this Agreement or in respect of any Accommodations Outstanding by any material amount, (z) causing the Lender to make any payment or to forego any return on, or calculated by reference to, any amount received or receivable by the Lender under this Agreement or in respect of any Accommodations Outstanding, then, subject to Section 12.06(3), the Lender may give notice to the Borrower specifying, with reasonable detail, the nature of the event giving rise to the loss and the Borrower may either: (A) on demand, pay such amounts as the Lender specifies is necessary to compensate it for any such loss, or (B) provided no loss has yet been suffered by the Lender or the Borrower has paid the compensating amount to the Lender, repay the Accommodations Outstanding to such Lender and terminate the Lender’s Commitments all without affecting the Commitments or Accommodations Outstanding of any other Lender. A certificate as to the amount of any such loss submitted in good faith by a Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

(3) The Borrower shall not be liable to compensate a Lender for any costs, reduction, payment or foregone return if such compensation is not being claimed as a general practice by such Lender from customers of such Lender who by agreement are liable to pay such or similar compensation. In determining the amount of compensation payable by the Borrower under Section 12.06(2), such Lender shall use all reasonable efforts to minimize the compensation payable by the Borrower including using all reasonable efforts to obtain refunds or credits in the ordinary course of its business, and any compensation paid by the Borrower which is later determined not to have been properly payable or in respect of which a refund, credit or compensation has been received shall forthwith be reimbursed by such Lender to the Borrower.

(4) The Borrower shall pay to each Lender on demand any amounts required to compensate the Lender for any loss suffered or incurred by it as a result of (i) any payment being made in respect of a BA Instrument or Libor Advance other than on the maturity applicable to it; (ii) the failure of the Borrower to give any notice in the manner and at the times required by this Agreement; (iii) the failure of the Borrower to effect an Accommodation in the manner and at the time specified in any Accommodation Notice; or (iv) the failure of the Borrower to make a payment or a mandatory repayment in the manner and at the time specified in this Agreement. A certificate as to the amount of any loss submitted in good faith by a Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

(5) The provisions of this Section 12.06 shall survive the termination of this Agreement and the repayment of all Accommodations Outstanding. The Borrower acknowledges that neither its obligation to indemnify nor any actual indemnification by it of any Lender, the Administrative Agent or any other Indemnified Person in respect of such Person’s losses for the legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

Section 12.07 Taxes. (1) The Borrower agrees to immediately pay any present or future stamp or documentary taxes or any other excise or property taxes, withholding, charges, financial institutions duties, debits or similar levies (all such taxes, charges, duties and levies being referred to as “Taxes”) which arise from any payment made by the Borrower under any of the Credit Documents or from the execution, delivery or registration of, or otherwise with respect to, any of the Credit Documents. If any Taxes are required to be withheld from any payment hereunder, the Borrower shall (a) increase the amount of such payment so that the Lenders will receive a net amount (after deduction and withholding of all Taxes) equal to the amount otherwise due hereunder; (b) pay such Taxes to the appropriate taxing authority for the account of the relevant Lenders and (c) as promptly as possible thereafter, send the Administrative Agent and the Lenders an original receipt showing payment thereof, together with such additional documentary evidence as the Lenders may from time to time reasonably require.

(2) The Borrower shall indemnify the Lenders and the Administrative Agent for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable by the Borrower under this Section 12.07) paid by the Lenders or the Administrative Agent and any liability (including penalties, interest and expenses)

arising from or with respect to such Taxes, whether or not they were correctly or legally asserted, excluding, for greater certainty, taxes imposed on or measured by their net income or capital taxes or receipts and franchise taxes. Payment under this indemnification shall be made within 30 days from the date the Administrative Agent or the relevant Lender, as the case may be, make written demand for it. A certificate as to the amount of such Taxes submitted to the Borrower by the Administrative Agent or the relevant Lender shall be conclusive evidence, absent manifest error, of the amount due from the Borrower to the Administrative Agent or the Lenders, as the case may be.

(3) The Borrower shall furnish to the Administrative Agent and the Lenders the original or a certified copy of a receipt evidencing payment of Taxes made by the Borrower within 30 days after the date of any payment of Taxes.

(4) The provisions of this Section 12.07 shall survive the termination of the Agreement and the repayment of all Accommodations Outstanding.

Section 12.08 Successors and Assigns. (1) This Agreement shall become effective when executed by the Borrower, the Administrative Agent and each Lender and after that time shall be binding upon and enure to the benefit of the Borrower, the Lenders and the Administrative Agent and their respective successors and permitted assigns.

(2) The Borrower shall not have the right to assign its rights or obligations under this Agreement or any interest in this Agreement without the prior consent of all the Lenders, which consent may be arbitrarily withheld.

(3) A Lender may (i) grant participations, without notice to or consent of the Borrower or the Administrative Agent, in all or any part of its interest in the Credit Facilities to one or more Persons (each a “Participant”), or (ii) upon prior written notice to the Administrative Agent and the Borrower, assign all or any part of its interest in the Credit Facilities to one or more Persons (each an “Assignee”), provided that in the case of any interest which is a partial interest (other than after the occurrence of a Default which is continuing or an Event of Default which has not been waived, in which case no minimums will apply), such partial interest is not less than C$5,000,000 under the Revolving Facility or C$1,000,000 or US$1,000,000 under Facility B (or such lesser amount as agreed to by the Borrower and the Administrative Agent). An assignment shall require (A) the consent of the Borrower, which shall not be unreasonably withheld or delayed (and, solely in the case of an assignment by a Revolving Lender, which consent shall not be unreasonably withheld or delayed if the Eligible Assignee is funding its Commitment out of the United States of America or Canada, but may be withheld in the Borrower’s discretion if the Commitments are being funded from elsewhere), prior to the occurrence of a Default which is continuing or an Event of Default which has not been waived, and thereafter shall not require any such consent, and (B) the consent of the Administrative Agent (and, in the case of assignments under the Revolving Facility, the Issuing Lender), which shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required for an assignment to an Eligible Assignee. A Lender granting participation shall, unless otherwise expressly provided in this Agreement, act on behalf of all of its Participants in all dealings with the Borrower in respect of the Credit Facilities and no Participant shall have any voting or consent rights with respect to any matter requiring the Lenders’ consent. In the case of an assignment, the Assignee shall have the same rights and benefits and be subject to the same limitations under the Credit Documents as it would have if it was a Lender, provided that no Assignee or Participant shall be entitled to receive any greater payment, on a cumulative basis, pursuant to Section 12.06 or Section 12.07 than the Lender which granted the assignment or participation would have been entitled to receive.

(4) The Borrower shall provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Credit Facilities as such Lender may reasonably require in connection with any participation or assignment pursuant to this Section 12.08.

(5) In order to effect an assignment in accordance with this Section 12.08, a Lender shall deliver to the Borrower an Assignment and Assumption by which an Assignee of the Lender assumes the obligations and agrees to be bound by all the terms and conditions of this Agreement, all as if the Assignee had been an original party. Upon receipt by the Administrative Agent from the assigning Lender of a processing fee equal to the applicable Assignment Fee and the Assignment and Assumption, the assigning Lender and the Borrower shall be released from their respective obligations under this Agreement (to the extent of such assignment and assumption) and shall have no liability or obligations to each other to such extent, except in respect of matters arising prior to the assignment.

(6) Any assignment or grant of participation pursuant to this Section 12.08 will not constitute a repayment by the Borrower to the assigning or granting Lender of any Accommodation, nor a new Accommodation to the Borrower by such Lender or by the Assignee or Participant, as the case may be, and the parties acknowledge that the Borrower’s obligations with respect to any such Accommodations will continue and will not constitute new obligations.

(7) The amounts payable by the Borrower under this Agreement shall not increase on account of withholding taxes as a result of any such assignment or transfer to an Assignee of a Revolving Lender; provided that an assignment which occurs after the occurrence of an Event of Default which has not been waived shall not be subject to this provision.

(8) Any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of an Advance that such Granting Lender would otherwise be required to make hereunder; provided that (a) nothing herein shall constitute a commitment by any SPV to make any Advance, (b) if an SPV does not make such Advance, the Granting Lender shall remain liable to do so and (c) no SPV shall be entitled to receive any greater payment, on a cumulative basis, pursuant to Section 12.06 or Section 12.07 than the Granting Lender would have been entitled to receive. Any Advance by an SPV shall be made using the Commitment of the Granting Lender as if the Advance in question had been made by such Granting Lender. Each party hereto agrees that no SPV shall be liable for any indemnity or other payment hereunder, all of which liability shall remain with the Granting Lender. Accordingly, each party further agrees (which agreement will survive the termination hereof) that it shall not institute any insolvency or other proceeding against the SPV until a date that is not less than one year and one day following the repayment of all of such SPV’s commercial paper and other senior Debt. In addition, any SPV may (a) assign all or any portion of its interests in any Accommodations (i) with notice to, but without the consent of the Borrower or the Agent, and without paying any fees therefor, to the Granting Lender or (ii) to any financial institutions, with the consent of the Borrower and the Administrative Agent providing liquidity and/or credit support to or for the account of such SPV to support the funding and maintenance of Accommodations; and (b) disclose on a confidential basis any non-public information relating to the Accommodations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(9) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register.

Section 12.09 Mitigation Obligations: Replacement of Lenders.

(1) Designation of a Different Lending Office. If any Revolving Lender requires the Borrower to pay any additional amount to it or to any Governmental Entity for its account pursuant to Section 12.07, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Accommodations Outstanding hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 12.07 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Revolving Lender in connection with any such designation or assignment.

(2) Replacement of Revolving Lenders. If any Revolving Lender requests compensation under Section 12.06 or if the Borrower is required to pay any additional amount to any Revolving Lender or any Governmental Entity for the account of any Revolving Lender or pursuant to Section 12.07, then the Borrower may either, at its sole expense and effort, upon 10 days’ notice to such Revolving Lender and the Administrative Agent: (i) solely in the case where the Borrower is required to pay amounts pursuant to Section 12.07 as aforesaid, repay all outstanding amounts due to such affected Lenders (or such portion which has not been acquired pursuant to clause (ii) below) and thereupon the Commitment of the affected Lenders shall be permanently cancelled and the Commitments (Revolving Commitment) shall be permanently reduced by the same amount and the Commitment of each of the other Lenders shall remain the same; or (ii) on the condition that at such time, no Default exist and is continuing, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.08), all of its interests, rights and obligations under this Agreement and the other Credit Documents to an assignee (if available) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower pays the Administrative Agent the Assignment Fee;

(b) the assigning Lender receives payment of an amount equal to the outstanding principal of its outstanding Accommodations Outstanding and participations in disbursements under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and

(c) in the case of any such assignment resulting from a claim for compensation under Section 12.06 or payments required to be made pursuant to Section 12.07 such assignment will result in a reduction in such compensation or payments thereafter.

A Revolving Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Revolving Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 12.10 Right of Set-off. Upon the occurrence of any Event of Default, each Lender is authorized at any time and from time to time, to the fullest extent permitted by law (including general principles of common law), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower under any of the Credit Documents, irrespective of whether or not the Lender has made demand under any of the Credit Documents and although such obligations may be unmatured or contingent. If an obligation is unascertained, the Lender may, in good faith, estimate the obligation and exercise its right of set-off in respect of the estimate, subject to providing the Borrower with an accounting when the obligation is finally determined. Each Lender shall promptly notify the Borrower after any set-off and application is made by it, provided that the failure to give notice shall not affect the validity of the set-off and application. The rights of the Lenders under this Section 12.10 are in addition to other rights and remedies (including all other rights of set-off) which the Lenders may have.

Section 12.11 Accommodations by Lenders. The failure of any Lender to make an Accommodation shall not relieve any other Lender of its obligations in connection with such Accommodation, but no Lender is responsible for any other Lender’s failure in respect of an Accommodation. Unless the Administrative Agent receives notice from a Lender prior to the date of any Accommodation that the Lender will not make its ratable portion of the Accommodation available to the Administrative Agent, the Administrative Agent may assume that the Lender has made its portion so available on the date of the Accommodation and may, in reliance upon such assumption, make a corresponding amount available to the Borrower. If the Lender has not made its ratable portion available to the Administrative Agent, the Lender shall pay the corresponding amount to the Administrative Agent immediately upon demand. If the Lender pays the corresponding amount to the Administrative Agent, the amount so paid shall constitute the Lender’s part of the Accommodation for purposes of this Agreement. If the Lender does not pay the amount to the Administrative Agent immediately upon demand and such amount has been made available to the Borrower, the Borrower shall pay the corresponding amount to the Administrative Agent immediately upon demand and any amount received and so reimbursed would not and will not constitute an Accommodation. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on the corresponding amount, for each day from the date the amount was made available to the Borrower until the date it is repaid to the Administrative Agent, at a rate per annum equal to the Administrative Agent’s cost of funds.

Section 12.12 Rateable Payments. Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make the payment in full, the Administrative Agent may assume that the Borrower has made the payment in full on that date and may, in reliance upon that assumption, distribute to each Lender on the due date an amount equal to the amount then due to the Lender. If the Borrower has not made the payment in full, each Lender shall repay to the Administrative Agent immediately upon demand the amount distributed to it together with interest for each day from the date such amount was distributed to the Lender until the date the Lender repays it to the Administrative Agent, at a rate per annum equal to the Administrative Agent’s cost of funds.

Section 12.13 Interest on Accounts. Except as may be expressly provided otherwise in this Agreement, all amounts owed by the Borrower to the Administrative Agent and to any of the Lenders, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall (to the extent permitted by Law) bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the sum of the Canadian Prime Rate in effect from time to time, the Applicable Margin and 2%.

Section 12.14 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

Section 12.15 Consent to Jurisdiction. The Borrower and each Lender and each Agent hereby irrevocably submits to the jurisdiction of any Quebec court sitting in Montreal, Quebec in any action or proceeding arising out of or relating to the Credit Documents and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Quebec court. The Borrower, each Lender and the Administrative Agent hereby irrevocably waives, to the fullest extent each may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. The Borrower, each Lender and the Administrative Agent agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 12.16 Counterparts. This Agreement may be executed in any number of counterparts (including by way of facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 12.17 Severability. Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction, does not invalidate, affect or impair the remaining provisions thereof and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.18 Assignment to Federal Reserve Bank. (1) Notwithstanding any provision of this Agreement to the contrary, any Lender governed by the applicable Laws of the United States of America may at any time assign all or a portion of its rights under this Agreement and all other documents ancillary thereto (including the Security Documents) to a Federal Reserve Bank. No such assignment shall relieve the assigning Lender from its obligations under this Agreement or such other documents.

(2) Upon the request of any Lender, the Borrower will execute and deliver one or more promissory notes substantially in the form of Schedule 8, evidencing the Facility B Commitment and Accommodations Outstanding under Facility B.

(3) In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Accommodations and any instrument evidencing its rights as a Lender under this Agreement, to any holder or, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities, without cost to the Borrower; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section concerning assignments. Any such Lender shall, unless otherwise expressly provided in this Agreement, act on behalf of all of its pledgees in all dealings with the Borrower in respect of the Credit Facilities and no such pledgee shall have (i) any voting or consent rights with respect to any matter requiring the Lenders’ consent, (ii) any entitlement to any amounts payable hereunder, or (iii) any other rights of any nature hereunder until it has complied with the provisions of this Section concerning assignments.

Section 12.19 Good Faith and Fair Consideration. The Borrower acknowledges and declares that it has entered into this Agreement freely and of its own will. In particular, the Borrower acknowledges that this Agreement was negotiated by it and the Lenders in good faith, and that there was no exploitation of the Borrower by the Lenders, nor is there any serious disproportion between the consideration provided by the Lenders and that provided by the Borrower. Furthermore, the parties to this Agreement agree to act in good faith and in a reasonable manner with each other during the Term hereof.

Section 12.20 Superior Force. The obligations of the Borrower hereunder shall not be reduced, limited or cancelled pursuant to the occurrence of an event of force majeure, the Borrower expressly assuming the risk of superior force.

Section 12.21 Sharing of Payments Among Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) obligations in respect of any the Credit Facilities due and payable to such Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such obligations due and payable to such Lender at such time to (ii) the aggregate amount of the obligations in respect of the Credit Facilities due and payable to all Lenders hereunder and under the other Credit Documents at such time) of payments on account of the obligations in respect of the Credit Facilities due and payable to all Lenders hereunder and under the other Credit Documents at such time obtained by all the Lenders at such time or (b) obligations in respect of any of the Credit Facilities owing (but not due and payable) to such Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the obligations in respect of the Credit Facilities owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time) of payment on account of the obligations in respect of the Credit Facilities owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Accommodations and, as applicable, subparticipations in the Letters of Credit of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations in respect of the Credit Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Accommodations or, as applicable, subparticipations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 12.22 Language. The Borrower, the Administrative Agent and the Lenders confirm that they have requested that this Agreement and all documents and notices contemplated thereby be drawn up in the English language. L’emprunteur, l’agent administratif et les prêteurs confirment avoir requis que cette convention et tous les documents et avis qui y sont envisagés soient rédigés en langue anglaise.

Section 12.23 No Waiver and No Novation. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided otherwise, operate as a waiver of any of the rights and powers of or remedies available to the Administrative Agent (in such capacity or in its capacity as collateral agent or fondé de pouvoir, as applicable) or the Lenders under this Credit Agreement or any of the other Credit Documents nor constitute a waiver of any provision of this Credit Agreement or such other Credit Documents. Nothing in this Agreement shall constitute, evidence or result in repayment, readvance, accord or satisfaction, release or novation of all or any part of the Accommodations, the Debt relating to the Accommodations, or any other obligation or liability of the Borrower under, in respect of or in connection with the Accommodations, the Debt relating to the Accommodations, this Credit Agreement and any other Credit Documents. However, should this Agreement be construed as constituting, evidencing or resulting in repayment, readvance, accord or satisfaction, release or novation of all or any part of the Accommodations, the Debt relating to the Accommodations, or any other obligation or liability of the Borrower under, in respect of or in connection with the Accommodations, the Debt relating to the Accommodations, this Credit Agreement and any other Credit Documents, the Administrative Agent and the Lenders hereby expressly reserve all of the Security granted in their favour by the Borrower under the Security Documents, the whole in accordance with the provisions of Article 1662 of the Civil Code of Québec.

[signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first above written.

QUEBECOR MEDIA INC.

/s/ Jean-François Pruneau
Name:	Jean-François Pruneau
Title:	Senior Vice President and Chief Financial Officer

/s/ Chloé Poirier
Name:	Chloé Poirier
Title:	Treasurer

BANK OF AMERICA, N.A.
as Administrative Agent

/s/ (signature)
Name:
Title:	Authorized Signing Officer

Address:	1455 Market St. 5th Floor Mail code CA5-701—05-19 San Francisco, CA 94103

Attention: Robert J. Rittelmeyer, Vice President Telephone: (415) 436-2616 Fax: (415) 503-5099 Email: rojert.j.rittelmeyer@baml.com

Address for operations:	Bank of America N.A. Credit Services/Agency Services Bank of America Plaza 901 Main St. MC: TX1-492-14-11 Dallas, TX 75202-3714

Attention: Diana R. Lopez VP/Credit Service Consultant Phone: (972) 338-3774 Fax: (214) 290-8384 E-mail: diana.r.lopez@baml.com

BANK OF AMERICA, N.A.,
Canada Branch, as Lender and as Issuing Lender

/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade, VP
Title:	Authorized Signing Officer

Address:	181 Bay Street Toronto, Ontario, M5J 2V8

Attention:	Medina Sales De Andrade

Telephone:	(416) 369-2574
Fax:	(416) 369-7647

Email: medina.sales_de_andrade@baml.com

THE BANK OF NOVA SCOTIA

/s/ Rob King
Name:	Rob King
Title:	Managing Director

/s/ Eddy Popp
Name:	Eddy Popp
Title:	Director

Address:

The Bank of Nova Scotia Corporate Banking Communications, Media & Technology Scotia Plaza, 62nd Floor 40 King Street West Toronto, Ontario M5W 2X6

Attention: Managing Director

Telephone: (416) 933-1873 Fax: (416) 866-2010 E-mail: rob.king@scotiabank.com

NATIONAL BANK OF CANADA

/s/ Luc Bernier
Name:	Luc Bernier
Title:	Director

/s/ François Montigny
Name:	François Montigny
Title:	Managing Director

Address:	1155 Metcalfe 5th floor
Montreal, Quebec, H3B 4S9

Attention: Director, Credit Capital Markets

Telephone: 514-390-5639 Fax: 514-390-7860 E-mail: luc.bernier@bnc.ca

2

THE TORONTO-DOMINION BANK

/s/ Paul Archer
Name:	Paul Archer
Title:	Managing Director

/s/ Serge Cloutier
Name:	Serge Cloutier
Title:	Director

Address:	1 Place Ville Marie
Suite 2315
Montreal, Qc
H3B 3M5

Attention: Paul Archer

Telephone: 514-289-1558 Fax: 514-289-0788 E-mail: paul.archer@tdsecurities.com

CAISSE CENTRALE DESJARDINS

/s/ André Roy
Name:	André Roy
Title:	Vice-President

/s/ Antoine Avril
Name:	Antoine Avril
Title:	Managing Director

Address:	1170, rue Peel, bureau 600
Montréal (Québec)
H3B 0B1

Attention: André Roy, Vice-President

Telephone: (514) 281-7791 Fax: (514) 281-4317 E-mail: andre.roy@ccd.desjardins.com

ROYAL BANK OF CANADA

/s/ Pierre Bouffard
Name:	Pierre Bouffard
Title:	Authorized Signatory

Name:
Title:

Address:	1 Place Ville Marie Suite 300 Montreal, Quebec H3B 4R8

Attention: Rod Smith, Managing Director

Telephone: (514) 878-2815 Fax: (514) 874-1349 E-mail: Rod.Smith@rbccm.com

CITIBANK, N.A., Canadian Branch

/s/ Isabelle Côté
Name:	Isabelle F Côté
Title:	Authorized Signatory

Name:
Title:

Address:	123 Front Street West Toronto, Ontario M5J 2M3

Attention: Isabelle F Côté, Managing Director
Telephone: 514-393-7502 Fax: 866-550-2418 E-mail: isabelle.f.cote@citi.com

CANADIAN IMPERIAL BANK OF COMMERCE

/s/ Alain Longpré
Name:	Alain Longpré
Title:	Executive Director

/s/ Anissa Rabia-Zeribi
Name:	Anissa Rabia-Zeribi
Title:	Executive Director

Address:
600 de Maisonneuve West, Suite 3050 Montreal, Quebec H3A 3J2

Attention: Alain Longpré Executive Director

Telephone: (514) 847-6533 Fax: (514) 847-6430 E-mail: alain.longpre@cibc.com

BANK OF MONTREAL

            /s/ Martin Stevenson

Name: Martin Stevenson

Title: Director

______________________________________________

Name:

Title:

Address:

Attention:

Telephone:

Fax:

E-mail:

GOLDMAN SACHS LENDING PARTNERS LLC

            /s/ Nicole Ferry Lacchia

Name: Nicole Ferry Lacchia

Title: Authorized Signatory

Address:

c/o Goldman, Sachs & Co.

30 Hudson Street, 5th Floor

Jersey City, NJ 07302

Attention: Michelle Latzoni

Telephone: (212) 934-3921

Fax: (646) 769-7700

E-mail: gsd.link@gs.com

HSBC BANK CANADA

            /s/ Annie Houle

Name: Annie Houle

Title: Director

______________________________________________

Name:

Title:

Address:     2001 McGill College, suite 300

                     Montreal, Quebec

                     H3A 1G1

Attention: Annie Houle, Director

Telephone:    514-286-4567

Fax:                514-285-8637

E-mail:           annie_houle@hsbc.ca

NATIONAL BANK OF CANADA

            /s/ Luc Bernier

Name: Luc Bernier

Title: Director

            /s/ François Montigny

Name: François Montigny

Title: Managing Director

Address: 1155 Metcalfe 5th floor

                Montreal, Quebec, H3B 4S9

Attention: Director, Credit Capital Markets

Telephone: 514-390-5639

Fax: 514-390-7860

E-mail: luc.bernier@bnc.ca

BANK OF TOKYO-MITSUBISHI UFJ

(CANADA)

            /s/ Amos Simpson

Name: Amos Simpson

Title: Senior Vice President & General Manager

            /s/ Thomas Isidean

Name: Thomas Isidean

Title: Assistant Vice President

Address: 600 de Maisonneuve Blvd. West

                Suite 2520

                Montreal, Quebec

                H3A 3J2

Attention: Amos Simpson

Telephone: 514-875-9261

Fax: 514-875-9392

E-mail: asimpson@ca.mufg.jp

LAURENTIAN BANK OF CANADA

            /s/ Jean-François Morneau

Name: Jean-François Morneau

Title: Senior Manager

            /s/ Annie Lajeunesse

Name: Annie Lajeunesse

Title: Directrice principale

Address: 1981 avenue McGill College

                Suite 1500

                Montreal, Qc

                H3A 3K3

Attention: Jean-François Morneau

Telephone: 514-284-4500 x 8977

Fax:

E-mail: jf.morneau@banquelaurentienne.ca

SCHEDULE A

AGENCY BRANCH ACCOUNT

For the Revolving Lenders and the Facility B-2 Lenders

Canadian Dollars

LVTS-Large Value Transaction System

Bank of America, N.A. Canada Branch

200 Front Street West

Toronto, Ontario

Attention: Agency Loans Administration

Swift Code: BOFACATT

Transit #: 56792-241    Account #: 90083255

Reference: Quebecor Media Inc.

US Dollars

BankAmerica International New York

335 Madison Avenue

New York, NY 10017

Swift Code: BOFAU53N    ABA# 02600593

For the account of: Bank of America, Canada Branch

Account: #65502-01805

Swift Code#: BOFACATT

Reference: Quebecor Media Inc.

or such other account or address in Canada of which the Administrative Agent may notify the Borrower from time to time.

For the Facility B-1 Lenders

Bank of America, N.A.

Dallas, TX

ABA: 111000012

Account Number: 3750836479

Account Name: Credit Services West

Reference: Quebecor Media Inc.

Attention: Kristine Kelleher

or such other account or address in the U.S.A. of which the Administrative Agent may notify the Borrower from time to time.

SCHEDULE B

REVOLVING COMMITMENTS

LENDERS	REVOLVING FACILITY (C$)
Bank of America, N.A., Canada Branch	37,500,000.00
The Bank of Nova Scotia	37,500,000.00
The Toronto-Dominion Bank	37,500,000.00
Caisse Centrale Desjardins	30,000,000.00
Royal Bank of Canada	30,000,000.00
Citibank, N.A., Canadian Branch	25,000,000.00
Canadian Imperial Bank of Commerce	22,500,000.00
Bank of Montreal	17,500,000.00
Goldman Sachs Lending Partners LLC	15,000,000.00
HSBC Bank Canada	15,000,000.00
National Bank of Canada	12,500,000.00
Bank of Tokyo-Mitsubishi UFJ (Canada)	10,000,000.00
Laurentian Bank of Canada	10,000,000.00

TOTAL:	300,000,000.00

SCHEDULE 1

ACCOMMODATION NOTICE

TO:               BANK OF AMERICA, N.A., as Administrative Agent

FROM:        QUEBECOR MEDIA INC.

DATE:

1) This Accommodation Notice is delivered to you pursuant to the amended and restated credit agreement (as in effect on the date hereof, the “Credit Agreement”) dated June 14, 2013 entered into among, inter alia, QUEBECOR MEDIA INC., as Borrower, and Bank of America, N.A., as Administrative Agent. All terms used in this Accommodation Notice which are defined in the Credit Agreement shall have herein the respective meanings set forth in the Credit Agreement.

2) We hereby request an [Accommodation/conversion] under [the Revolving Facility or Facility B] of the Credit Agreement as follows:

(a)	Date of Accommodation:
(b)	Currency and amount of Accommodation:
(c)	Type of Accommodation:
(d)	Designated Period(s) (if any):
(e)	Maturity date(s) (if applicable):
(f)	Payment instruction (if any):

3) We have understood the provisions of the Credit Agreement which are relevant to the furnishing of this Accommodation Notice. To the extent that this Accommodation Notice evidences, attests or confirms compliance with any covenants or conditions precedent provided for in the Credit Agreement, we have made such examination or investigation as was, in our opinion, necessary to enable us to express an informed opinion as to whether such covenants or conditions have been complied with.

4) WE HEREBY CERTIFY THAT, in our opinion, as of the date hereof:

(a) All of the representations and warranties of the Borrower contained in Article 7 of the Credit Agreement (except where qualified in Article 7 as being made as at a particular date) are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof.

(b) All of the covenants of the Borrower contained in Article 8 of the Credit Agreement together with all of the conditions precedent to an Advance and all other terms and conditions contained in the Credit Agreement have been fully complied with.

(c) No Event of Default has occurred and no Default has occurred and is continuing.

Yours truly,

QUEBECOR MEDIA INC.

Per:

Title:

SCHEDULE 2

NOTICE OF REPAYMENT

TO:               BANK OF AMERICA, N.A., as Administrative Agent

FROM:        QUEBECOR MEDIA INC.

DATE:

1) This notice of repayment is delivered to you pursuant to the Amended and Restated Credit Agreement dated June 14, 2013 entered into among, inter alia, QUEBECOR MEDIA INC., as Borrower, and, Bank of America, N. A., as Administrative Agent (as in effect on the date hereof, the “Credit Agreement”). All defined terms set forth in this notice shall have the respective meanings set forth in the Credit Agreement.

2) We hereby advise you that we will be repaying the sum of [C$ / US$]                 on                      as follows [indicate amount payable in respect of each Facility as well as the type of Advance to be repaid].

3) As to an amount of [C$ / US$             , the above-mentioned payment should be treated as a [mandatory prepayment / voluntary prepayment] under Section 2.05/ Section 2.06], which we understand will have the effect of reducing the amount of Facility B, or, if applicable, the Revolving Facility] by an equal amount (or by an equivalent amount, if in another currency). [If the payment is a mandatory prepayment resulting from an asset sale or an equity issuance, it will be applied (i) firstly, pro rata to permanently reduce Facility B (unless it is an Unacceptable Payment) and (ii) secondly, to repay the Revolving Facility, if there are any Accommodations Outstanding thereunder; in all cases, provide details of the calculations used to determine the amounts.]

Yours truly,

QUEBECOR MEDIA INC.

Per:

Title:

SCHEDULE 3

OFFER TO LENDERS

TO:             [Name of Lender]

FROM:        QUEBECOR MEDIA INC.

DATE:

1) This offer of repayment is delivered to you pursuant to the Amended and Restated Credit Agreement dated as of June 14, 2013 entered into among, inter alia, QUEBECOR MEDIA INC., as Borrower and Bank of America, N.A., as Administrative Agent (as in effect on the date hereof, the “Credit Agreement”). All defined terms set forth in this notice shall have the respective meanings set forth in the Credit Agreement.

2) We hereby advise you that on [insert date, at least 10 and not more than 20 Business Days from the date of this offer] (the “Payment Date”), we will be making a Mandatory Repayment of Facility B in an aggregate amount of US $/C$         , of which your proportionate share, based on your Commitment under Facility B, is US $/C$                      [indicate amount payable].

3) In accordance with the provisions of the Credit Agreement, you are required to advise us in writing, with a copy to the Administrative Agent, not less than 3 Business Days before the Payment Date if you wish to accept the Mandatory Repayment in question, failing which you shall be deemed to have accepted same.

Yours truly,

QUEBECOR MEDIA INC.

Per:

Title:

SCHEDULE 4

APPLICABLE MARGINS

(per annum)

Revolving Facility

Tier	Leverage Ratio	Drawing Fee and L/C Fee	C$ Prime Rate / US$ Prime Rate	Commitment Fee	Libor
I	R ≤ 2.75	2.125%	+1.125%	0.45%	+2.125%
II	2.75 < R ≤ 3.5	2.375%	+1.375%	0.50%	+2.375%
III	3.5 < R ≤ 4.0	2.625%	+1.625%	0.55%	+2.625%
IV	4.0 < R ≤ 4.5	2.75%	+1.75%	0.60%	+2.75%
V	4.5 < R	3.00%	+2.00%	0.65%	+3.00%

Facility B

US$ Prime Rate	Libor
+1.00%	2.00%

SCHEDULE 5

SECURITY AND SECURITY DOCUMENTS

First-ranking security (subject only to Permitted Liens) in favour of the Administrative Agent (or the fondé de pouvoir referred to below) on behalf of the Lenders, by way of a hypothec on the universality of all of the movable property of the Borrower which property is or is deemed to be located in the Province of Quebec (and/or, at the option of the Administrative Agent, by way of a hypothec securing debentures (“Debentures”) granted in favour of the Administrative Agent or a collateral agent designated by the Administrative Agent as the holder of a power of attorney (“fondé de pouvoir”) of the Lenders within the meaning of Article 2692 of the Civil Code of Quebec, as contemplated by Section 10.12 of the Credit Agreement) subject, however to limitations on the realisation or enforcement on the shares of TVA Group Inc. (or its successors) if such enforcement could reasonably be expected to cause TVA Group Inc. (or its successors) to lose any Authorization it holds or is required to hold at any time in the future for the operation of its business.

SCHEDULE 6

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption”) dated as of the Effective Date referred to below is entered into by and between the party identified below as “Assignor” and each party identified on each signature page hereto as an “Assignee”. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by each Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably and ratably sells and assigns to each Assignee, and each Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date referred to below (i) all of the Assignor’s respective rights and obligations in its capacity as a Lender under the Credit Agreement, the other Credit Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below the signature of that Assignee of all the Assignor’s respective outstanding rights and obligations under the Credit Facilities identified below (including without limitation any guarantees and Security included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as to each Assignee, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	—

2.	Assignees and their
	Assigned Interests:	Listed on the signature pages attached hereto

3.	Borrower:	Quebecor Media Inc.

4.	Administrative Agent:	Bank of America, N. A., as the administrative agent under the Credit Agreement referred to below

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of June 14, 2013 among the Borrower named above, the Lenders parties thereto, and the Administrative Agent named above

6.    Assigned Interests:

Facility Assigned[1]	Aggregate Amount of Commitment/` Accommodations for all Lenders	Amount of Commitment/ Assigned Accommodations	Percentage Assigned of Commitments/ Accommodations

7.	Effective Date:	As to each Assignee, as indicated on attached signature page thereof

8.	Trade Date:	As to each Assignee, as indicated on attached signature page thereof

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:                                       —

By:
Name:
Title:

Consent and Acceptance:	BANK OF AMERICA, N. A., as Administrative Agent

By:
Name:
Title:

[1]	Fill in the appropriate terminology for the type of facilities under the Credit Agreement that are being assigned under this Assignment (i.e. Revolving Commitment or Facility B Commitment)

Consent and Acceptance:[2]	QUEBECOR MEDIA INC., as Borrower

By:
Name:
Title:

[2]	Obtain indicated consent(s) only if required by Credit Agreement.

ASSIGNEE:
[Name of Assignee]

By:
[Entity signing on behalf of Assignee]3

By:
Name:
Title:

[4] Assignee is an Affiliate/Approved Fund of:

[Identify Lender]

Trade Date:
Effective Date:	5

[3]	Include if a general partner or manager of the Assignee is signing on behalf of the Assignee.
[4]	Include as applicable.
[5]	Effective date to be inserted by Administrative Agent.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of each Assigned Interest, (ii) each Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any other instrument or document delivered pursuant thereto, other than this Agreement, or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. Each Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

1.3 Assignee’s Address for Notices, Etc. Attached hereto as Schedule 1 is all contact information, address, phone and facsimile information and account and payment instructions) relative to the Assignee.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued prior to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws applicable in the Province of Quebec.

SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

ADMINISTRATIVE DETAILS

(Assignee to list names of credit contacts, addresses, phone and facsimile numbers,

electronic mail addresses and account and payment information)

SCHEDULE 7

SUBORDINATION AGREEMENT FOR

BACK-TO-BACK SECURITIES

This SUBORDINATION AGREEMENT is dated as of —, 200— (the “Agreement”).

To: Bank of America, N.A., for itself and as Administrative Agent under the Credit Agreement (defined below) for the Lenders (the “Administrative Agent”), — , a — company (the “Obligor”), as obligor under the — dated as of —, and — in the principal amount of — $ — and — $ —, respectively, made by the Obligor in favour of — (the “Subordinated Notes”), and —, as holder (the “Holder”) of the Subordinated Notes, for good and valuable consideration, hereby agree as follows:

1.	Interpretation.

(a) “Cash, Property or Securities”. “Cash, Property or Securities” shall not be deemed to include securities of the Obligor or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided herein with respect to the Subordinated Notes, to the payment of all Senior Indebtedness which may at the time be outstanding; provided, however, that (i) all Senior Indebtedness is assumed by the new Person, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of the Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment.

(b) “payment in full”. “payment in full”, with respect to Senior Indebtedness, means the receipt on an irrevocable basis of cash in an amount equal to the unpaid principal amount of the Senior Indebtedness and premium, if any, and interest and any special interest thereon to the date of such payment, together with all other amounts owing with respect to such Senior Indebtedness.

(c) “Senior Indebtedness”. “Senior Indebtedness” means, at any date all indebtedness (including, without limitation, any and all amounts of principal, interest, special interest, additional amounts, premium, fees, penalties, indemnities and “post-petition interest” in bankruptcy and any reimbursement of expenses) under (1) [the Indenture , including, without limitation, the “Notes”, the “Subsidiary Guarantees”, the “Exchange Notes”, the “Additional Notes” and any Guarantee of the Exchange Notes or the Additional Notes (in each case, as defined in the Indenture)] and (2) the Amended and Restated Credit Agreement dated as of June 14, 2013, among, inter alia, Quebecor Media Inc., as borrower, the financial institutions identified as lenders therein, and Bank of America, N.A., as administrative agent (as amended or modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition having the meanings set forth therein) and the Credit Documents.

(2)

2. Agreement Entered into Pursuant to Credit Agreement. The Obligor, the Administrative Agent and the Lenders are entering into this Agreement pursuant to the provisions of the Credit Agreement, pursuant to which Quebecor Media Inc. has borrowed approximately C$— and has additional borrowings available of C$— (the “Accommodations”).

3. Subordination. The indebtedness represented by the Subordinated Notes shall be subordinated as follows:

(a) Agreement to Subordinate. The Obligor, for itself and its successors and assigns, and the Holder agree that the indebtedness evidenced by the Subordinated Notes (including, without limitation, principal, interest, premium, fees, penalties, indemnities and “post-petition interest” in bankruptcy and any reimbursement of expenses) is subordinate and junior in right of payment, to the extent and in the manner provided in this Section 3, to the prior payment in full of all Senior Indebtedness. The provisions of this Section 3 are for the benefit of the Administrative Agent acting on behalf of the holders from time to time of Senior Indebtedness under the Credit Agreement, and such holders are hereby made obligees hereunder to the same extent as if their names were written herein as such, and they (collectively or singly) may proceed to enforce such provisions.

(b) Liquidation, Dissolution or Bankruptcy.

(i)	Upon any distribution of assets of the Obligor to creditors or upon a liquidation or dissolution or winding-up of the Obligor or in a bankruptcy, arrangement, liquidation, reorganization, insolvency, receivership or similar case or proceeding relating to the Obligor or its property or other marshalling of assets of the Obligor:

(A)	the holders of Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness before the Holder shall be entitled to receive any payment of principal of or interest on, or any other amount owing in respect of, the Subordinated Notes;

(B)	until payment in full of all Senior Indebtedness, any distribution of assets of the Obligor of any kind or character to which the Holder would be entitled but for this Section 3 is hereby assigned to the holders of Senior Indebtedness absolutely and shall be paid by the Obligor or by any receiver, trustee in bankruptcy, liquidating trustee, agents or other Persons making such payment or distribution to, the Administrative Agent behalf of the holders of Senior Indebtedness under the Credit Agreement, as their interests may appear; and

(C)

in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Obligor of any kind or character, whether in Cash, Property or Securities, shall be received by the Holder before all Senior Indebtedness is paid in full, such payment or distribution shall be held in trust for the benefit of and shall be paid over to the Administrative Agent on behalf of the

(3)

holders of Senior Indebtedness under the Credit Agreement, as their interests may appear, for application to the payment of all Senior Indebtedness under the Credit Agreement until all such Senior Indebtedness shall have been paid in full after giving effect to any concurrent payment or distribution to the holders of Senior Indebtedness under the Credit Agreement in respect of such Senior Indebtedness.

(ii)	If (A) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Obligor or its property (a “Reorganization Proceeding”) is commenced and is continuing and (B) the Holder does not file proper claims or proofs of claim in the form required in a Reorganization Proceeding prior to 45 days before the expiration of the time to file such claims, then (1) upon the request of the Administrative Agent, the Holder shall file such claims and proofs of claim in respect of the Subordinated Notes and execute and deliver such powers of attorney, assignments and proofs of claim or proxies as may be directed by the Administrative Agent to enable it to exercise in the sole discretion of the Administrative Agent any and all voting rights attributable to the Subordinated Notes which are capable of being voted (whether by meeting, written resolution or otherwise) in a Reorganization Proceeding and enforce any and all claims upon or in respect of the Subordinated Notes and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or in respect of the Subordinated Notes, and (2) whether or not the Administrative Agent shall take the action described in clause (1) above, the Administrative Agent shall nevertheless be deemed to have such powers of attorney as may be necessary to enable the Administrative Agent to exercise such voting rights, file appropriate claims and proofs of claim and otherwise exercise the powers described above for and on behalf of the Holder.

(c) Subrogation. After all Senior Indebtedness is paid in full and until the Subordinated Notes are paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness. For purposes of this Section 3(c), a distribution made under this Section 3 to holders of Senior Indebtedness which otherwise would have been made to the Holder, or a payment made by the Holder to holders of Senior Indebtedness in respect of a turnover obligation under this Section 3, is not, as between the Obligor and such holder, a payment by the Obligor on Senior Indebtedness.

(d) Relative Rights. This Section 3 defines the relative rights of the Holder and the holders of Senior Indebtedness. Nothing in this Section 3 shall:

(i)	impair, as between the Obligor and the Holder, the obligation of the Obligor, which is absolute and unconditional, to pay the principal of and interest on the Subordinated Notes in accordance with their terms; or

(ii)	affect the relative rights of the Holder and creditors of the Obligor other than the holders of Senior Indebtedness; or

(4)

(iii)	affect the relative rights of the holders of Senior Indebtedness among themselves or opposite the Obligor under the Credit Documents; or

(iv)	prevent the Holder from exercising its available remedies upon a default, subject to the rights of the holders of Senior Indebtedness to receive cash, property or other assets otherwise payable to the Holder.

(e) Subordination May Not Be Impaired.

(i)	No right of any holder of Senior Indebtedness to enforce the subordination of indebtedness evidenced by the Subordinated Notes shall in any way be prejudiced or impaired by any act or failure to act by the Obligor or by any such holder or the Administrative Agent, or by any non-compliance by the Obligor with the terms, provisions or covenants herein, regardless of any knowledge thereof which any such holder or the Administrative Agent may have or be otherwise charged with. Neither the subordination of the Subordinated Notes as herein provided nor the rights of the holders of Senior Indebtedness with respect hereto shall be affected by any extension, renewal or modification of the terms, or the granting of any security in respect of, any Senior Indebtedness or any exercise or non-exercise of any right, power or remedy with respect thereto.

(ii)	The Holder agrees that all indebtedness evidenced by the Subordinated Notes will be unsecured by any Lien upon or with respect to any property of the Obligor.

(iii)	The Holder agrees not to exercise any offset or counterclaim or similar right in respect of the indebtedness evidenced by the Subordinated Notes except to the extent payment of such indebtedness is permitted and will not assign or otherwise dispose of the Subordinated Notes or the indebtedness which it evidences unless the assignee or acquiror, as the case may be, agrees to be bound by the terms of this Agreement.

(f) Holder Entitled to Rely.

Upon any payment or distribution pursuant to this Section 3, the Holder shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 3(b) are pending, (ii) upon a certificate if the liquidating trustee or agent or other person in such proceedings making such payment or distribution to the Holder or its representative, if any, or (iii) upon a certificate of the Administrative Agent or any representative (if any) of the holders of Senior Indebtedness for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Obligor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 3.

(5)

4. Enforceability. Each of the Obligor and the Holder represents and warrants that this Agreement has been duly authorized, executed and delivered by each of the Obligor and the Holder and constitutes a valid and legally binding obligation of each of the Obligor and the Holder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and on the date hereof, the Holder shall deliver an opinion or opinions of counsel to such effect to the Administrative Agent for the benefit of the Lenders.

5. Miscellaneous.

(a) Until payment in full of all the Senior Indebtedness, the Obligor and the Holder agree that no amendment shall be made to either of the Subordinated Notes which would affect the rights of the holders of the Senior Indebtedness.

(b) This Agreement may not be amended or modified in any respect, nor may any of the terms or provisions hereof be waived, except by an instrument signed by the Obligor, the Holder and the Administrative Agent.

(c) This Agreement shall be binding upon each of the parties hereto and their respective successors and assigns and shall inure to the benefit of the Administrative Agent and each and every holder of Senior Indebtedness and their respective successors and assigns.

(d) This Agreement shall be governed by and construed in accordance with the laws of the [State of New York.]

(e) The Holder and the Obligor each hereby irrevocably agrees that any suits, actions or proceedings arising out of or in connection with this Agreement may be brought in any state or federal court sitting in the City of New York or any court in the Province of Quebec and submits and attorns to the non-exclusive jurisdiction of each such court.

(f) The Holder and the Obligor will whenever and as often as reasonably requested to do so by the Administrative Agent, do, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to give complete effect to this Agreement.

(g) Each of the Holder and the Obligor irrevocably appoints CT Corporation System, as its authorized agent in the State of New York upon which process may be served in any such suit or proceedings, and agrees that service of process upon such agent, and written notice of said service to CT Corporation System, by the person serving the same to the addresses listed below, shall be deemed in every respect effective service of process upon the Holder or the Obligor, as applicable, in any such suit or proceeding.

If to the Obligor:

—

(6)

If to the Holder:

—

Each of the Holder and the Obligor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of ten years from the date of this Agreement.

IN WITNESS WHEREOF, the Obligor and the Holder each have caused this Agreement to be duly executed.

—

by
Name: ■
Title: ■
—

by
Name: ■
Title: ■

SCHEDULE 8

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                      or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Accommodation from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement dated as of June 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among, inter alia, the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Accommodation from the date of such Accommodation until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in US Dollars in immediately available funds at the Administrative Agent’s Office, as provided for in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefit of all guarantees and is secured by the Security. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonour and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF QUEBEC.

QUEBECOR MEDIA INC.

By:

Name:

Title:

Disclosure Schedule

SCHEDULE 1.01(A)

EXISTING BACK-TO-BACK DEBT

See attached

Disclosure Schedule

SCHEDULE 1.01(B)

EXISTING BACK-TO-BACK PREFFERED SHARES

See attached

Disclosure Schedule

SCHEDULE 1.01(C)

EXISTING TAX BENEFIT TRANSACTIONS

None

Disclosure Schedule

SCHEDULE 7.01(a)

Quebec

Disclosure Schedule

SCHEDULE 7.01(g)

PART I

LOCATION OF BUSINESS

Quebec

PART II

LOCATION OF MINUTE BOOKS

612 St-Jacques St., 18th Floor

Montreal, Quebec, H3C 4M8

Disclosure Schedule

SCHEDULE 7.01(l)

CORPORATE CHART OF THE BORROWER

See attached

Disclosure Schedule

SCHEDULE 7.01(p)

MATERIAL AGREEMENTS

•	Senior Notes and subsequent senior notes issued thereafter by the Borrower pursuant to additional senior note trust indentures similar to the Senior Note Indenture.

Disclosure Schedule

SCHEDULE 7.01(v)

CORPORATE STRUCTURE

(i)	Shareholders of the Borrower

Please see attached.

(ii)	Unanimous Shareholders or Other Agreements Relating to Shares Owned by Such Shareholders:

Shareholders Agreement (“Convention Amendée et Consolidée entre Actionnaires”) dated December 11, 2000 with respect to the Borrower between Capital Communications CDPQ Inc., Quebecor Inc., 3804020 Canada Inc., 2745844 Canada Inc. and the Borrower (as amended from time to time).